    As filed with the Securities and Exchange Commission on December 3, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------
                                   CMGI, INC.
             (Exact name of registrant as specified in its charter)

                               ----------------
        Delaware                     7331                    04-2921333
     (State or other           (Primary Standard          (I.R.S. Employer
      jurisdiction                Industrial           Identification Number)
   of incorporation or        Classification Code
      organization)                 Number)

                               ----------------
      100 Brickstone Square, Andover, Massachusetts 01810, (978) 684-3600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------
                               David S. Wetherell
          Chairman of the Board, President and Chief Executive Officer
                                   CMGI, Inc.
                             100 Brickstone Square
                          Andover, Massachusetts 01810
                                 (978) 684-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                   Copies to:
          Mark G. Borden, Esq.                   Larry W. Sonsini, Esq.
           Hale and Dorr LLP                  Blair W. Stewart, Jr., Esq.
            60 State Street              Wilson Sonsini Goodrich & Rosati, P.C.
      Boston, Massachusetts 02109                  650 Page Mill Road
       Telephone: (617) 526-6000              Palo Alto, California 94306
        Telecopy: (617) 526-5000               Telephone: (650) 493-9300
                                                Telecopy: (650) 493-6811

                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                                           Proposed
                                            Proposed       maximum
Title of each class of                      maximum       aggregate     Amount of
   securities to be       Amount to be   offering price    offering    registration
      registered         registered(1)    per share(2)     price(2)       fee(3)
-----------------------------------------------------------------------------------
Common stock, $.01
 par value per
 share...........       9,801,662 shares    $147.00     $1,440,844,314   $380,383
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Based upon the estimated maximum number of shares of common stock of the Registrant issuable in the merger described herein in respect of (a) outstanding shares of Flycast common stock and (b) options and warrants to acquire Flycast common stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, and based upon the average of the high and low sale prices of the Registrant's common stock as reported on the Nasdaq National Market on November 26, 1999.
(3) Pursuant to Rule 457(b) under the Securities Act, $185,278 of the registration fee was paid as of November 19, 1999 in connection with the filing of preliminary proxy materials.

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       Flycast Communications Corporation

   December 7, 1999

   Dear Flycast Communications Corporation Stockholders:

   I am writing to you today about our proposed merger with CMGI. This merger will create a combined company offering a broad set of solutions for Internet advertising and direct marketing.

   In the merger, each share of Flycast common stock will be exchanged for
0.4738 shares of CMGI common stock. Based on the number of shares of Flycast common stock and options and warrants to purchase Flycast common stock outstanding as of December 1, 1999, CMGI expects to issue a total of approximately 9,406,800 shares of CMGI common stock and options and warrants to purchase shares of CMGI common stock in the merger. CMGI common stock is traded on the Nasdaq National Market under the trading symbol "CMGI," and closed at $156.13 per share on December 2, 1999. The merger is described more fully in this proxy statement/prospectus.

   You will be asked to vote upon the merger agreement with CMGI and the merger at a special meeting of Flycast stockholders to be held on Thursday, January 13, 2000, at 10:00 a.m., local time, at the W Hotel, 181 3rd Street, San Francisco, California 94103. The merger cannot be consummated unless the holders of a majority of the shares of Flycast common stock approve the merger. Only stockholders who hold shares of Flycast common stock at the close of business on December 1, 1999 will be entitled to vote at the special meeting.

   We are very excited by the opportunities we envision for the combined company. Your board of directors has determined that the terms and conditions of the merger are fair to you and in your best interests, and has unanimously recommended that you approve the merger agreement and the merger.

   This proxy statement/prospectus provides detailed information about CMGI and the merger. Please give all of this information your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 7 of this proxy statement/prospectus.

   Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or attend the special stockholders meeting in person. To approve the merger agreement and the merger, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, your non-vote will, in effect, count as a vote against the merger agreement and the merger. We urge you to vote FOR this proposal. The approval of this proposal is a necessary step in the merger of Flycast and CMGI.

                                          Sincerely,

                                          /s/ George R. Garrick
                                          George R. Garrick
                                          Chief Executive Officer

   This proxy statement/prospectus is being furnished to Flycast stockholders in connection with the solicitation of proxies by Flycast's management for use at the special meeting of Flycast stockholders to be held at 10:00 a.m., local time, on Thursday, January 13, 2000, at the W Hotel, 181 3rd Street, San Francisco, California 94103, and at any adjournment of the special meeting.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the CMGI common stock to be issued in the merger, or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

 This proxy statement/prospectus is dated December 7, 1999, and was first mailed to Flycast stockholders on or about December 9, 1999.

                          [FLYCAST LOGO APPEARS HERE]
                       FLYCAST COMMUNICATIONS CORPORATION
                               181 Fremont Street
                        San Francisco, California 94105
                                 (415) 977-1000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON THURSDAY, JANUARY 13, 2000

   We will hold a special meeting of stockholders of Flycast at 10:00 a.m., local time, on January 13, 2000 at the W Hotel, 181 3rd Street, San Francisco, California 94103.

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 29, 1999, by and among CMGI, Inc., Freemont Corporation and Flycast Communications Corporation, and the merger, under which Flycast will become a wholly owned subsidiary of CMGI and each outstanding share of Flycast common stock will be converted into the right to receive 0.4738 shares of CMGI common stock; and

     2. To transact such other matters which may properly come before the special meeting or any and all adjournment(s) thereof.

   Only Flycast stockholders of record at the close of business on December 1, 1999 are entitled to notice of and to vote at the special meeting or any adjournment of the special meeting.

   Your vote is important regardless of the number of shares you own. To ensure that your shares are represented at the special meeting, we urge you to complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in this proxy statement/ prospectus at any time before it has been voted at the special meeting. You may vote in person at the special meeting even if you have returned a proxy.

                                          By Order of the Board of Directors

                                          /s/ Thomas L. Marcus
                                          Thomas L. Marcus
                                          Executive Vice President and
                                           Secretary

San Francisco, California
December 7, 1999

[CMGI LOGO]
                                                                  [FLYCAST LOGO]

CMGI, Inc.                                    Flycast Communications Corporation
100 Brickstone Square                                         181 Fremont Street
Andover, Massachusetts 01810                     San Francisco, California 94105


                           Proxy Statement/Prospectus

   This proxy statement/prospectus is the prospectus of CMGI, Inc. with respect to the issuance by CMGI of approximately 9,406,800 shares of CMGI common stock and options and warrants to purchase shares of CMGI common stock in connection with the Agreement and Plan of Merger among CMGI, Freemont Corporation, a wholly owned subsidiary of CMGI, and Flycast Communications Corporation. This merger agreement provides for the merger of Flycast with Freemont. Following the merger, Flycast will be a wholly owned subsidiary of CMGI.

   This proxy statement/prospectus is the proxy statement of Flycast and is being furnished to the stockholders of Flycast in connection with the special meeting of Flycast stockholders to be held on Thursday, January 13, 2000 at 10:00 a.m., local time, at the W Hotel, 181 3rd Street, San Francisco, California 94103.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this disclosure document. Any representation to the contrary is a criminal offense.

         The date of this proxy statement/prospectus is December 7, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   i

SUMMARY...................................................................   1

RISK FACTORS..............................................................   7
  Risks Relating to the Merger............................................   7
  Risks Relating to CMGI's Business.......................................  10
  Risks Relating to Flycast's Business....................................  16

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................  26

SELECTED HISTORICAL CONDENSED CONSOLIDATED AND UNAUDITED PRO FORMA
 FINANCIAL INFORMATION....................................................  28
  CMGI Selected Historical Condensed Consolidated Financial Information...  28
  Flycast's Selected Historical Condensed Consolidated Financial
   Information............................................................  29
  Selected Unaudited Pro Forma Condensed Combined Financial Information...  30

COMPARATIVE PER SHARE DATA................................................  31

MARKET PRICE INFORMATION..................................................  32
  CMGI Market Price Information...........................................  32
  Flycast Market Price Information........................................  32
  Recent Closing Prices...................................................  33
  Dividends...............................................................  33

THE SPECIAL MEETING.......................................................  34
  Date, Time and Place....................................................  34
  Matters to be Considered at the Special Meeting.........................  34
  Record Date.............................................................  34
  Voting and Revocation of Proxies........................................  34
  Vote Required...........................................................  35
  Quorum; Abstentions and Broker Non-Votes................................  35
  You Do Not Have Appraisal Rights........................................  35
  Solicitation of Proxies and Expenses....................................  35
  Board Recommendation....................................................  35

THE MERGER................................................................  37
  Background of the Merger................................................  37
  CMGI's Reasons for the Merger...........................................  40
  Flycast's Reasons for the Merger; Recommendation of the Flycast Board of
   Directors..............................................................  41
  Opinion of Financial Advisor to Flycast.................................  44
  Interests of Financial Advisor to Flycast in the Merger.................  48
  Interests of Executive Officers and Directors of Flycast in the Merger..  49
  Treatment of Flycast Common Stock.......................................  50
  Accounting Treatment of the Merger......................................  50
  Regulatory Approvals....................................................  50
  Material United States Federal Income Tax Considerations................  50
  Nasdaq National Market Quotation........................................  52
  Resales of CMGI Common Stock Issued in Connection with the Merger;
   Affiliate Agreements; Lock-up Agreements...............................  52
  No Appraisal Rights.....................................................  52
  Delisting and Deregistration of Flycast's Common Stock Following the
   Merger.................................................................  52

                                                                           Page
                                                                           ----
THE MERGER AGREEMENT.....................................................   53
  General................................................................   53
  The Exchange Ratio and Treatment of Flycast Common Stock...............   53
  Treatment of Unvested Restricted Stock of Flycast......................   53
  Treatment of Flycast Stock Options.....................................   53
  Exchange of Certificates...............................................   54
  Representations and Warranties.........................................   54
  Certain Covenants......................................................   55
  Conditions to Obligations to Effect the Merger.........................   58
  Termination; Expenses and Termination Fees.............................   59
  Amendment..............................................................   60

OTHER AGREEMENTS.........................................................   61
  Stock Option Agreement.................................................   61
  Stockholder Agreement..................................................   62

DESCRIPTION OF FLYCAST'S BUSINESS........................................   63
  Overview...............................................................   63
  The Flycast Network....................................................   63
  Strategy...............................................................   63
  Products and Services..................................................   64
  Technology and Operations..............................................   66
  Sales, Marketing and Customer Service..................................   67
  Competition............................................................   67
  Employees..............................................................   68

FLYCAST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................   69
  Overview...............................................................   69
  Recent Developments....................................................   70
  Results of Operations..................................................   70
  Three and Nine Month Periods Ended September 30, 1998 and 1999.........   71
  Years Ended December 31, 1996, 1997 and 1998...........................   72
  Liquidity and Capital Resources........................................   73
  Year 2000 Compliance...................................................   73

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..............   76
  Unaudited Pro Forma Condensed Combined Balance Sheet...................   77
  Unaudited Pro Forma Condensed Combined Statement of Operations.........   78
  Notes to the Unaudited Pro Forma Condensed Combined Financial
   Information...........................................................   79

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT OF CMGI..   82

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT OF
 FLYCAST.................................................................   84

COMPARISON OF STOCKHOLDER RIGHTS.........................................   86
  Capitalization.........................................................   86
  Voting Rights..........................................................   86
  Number and Classification of Directors.................................   87
  Removal of Directors...................................................   87

                                                                            Page
                                                                            ----
  Filling Vacancies on the Board of Directors..............................  87
  Charter Amendments.......................................................  88
  Amendments to By-Laws....................................................  88
  Notice of Stockholder Actions............................................  88
  Right to Call Special Meeting of Stockholders............................  89
  Dividends and Distributions..............................................  89
  Redemption...............................................................  89
  Liquidation..............................................................  90

STOCKHOLDER PROPOSALS......................................................  91

LEGAL MATTERS..............................................................  91

EXPERTS....................................................................  91

WHERE YOU CAN FIND MORE INFORMATION........................................  91

FINANCIAL STATEMENTS OF FLYCAST............................................ F-1

INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF FLYCAST....................... S-1

ANNEXES

A. AGREEMENT AND PLAN OF MERGER
   Exhibit A     Form of Company Stock Option Agreement
   Exhibit B     Form of Stockholder Agreement
   Exhibit C-1   Form of Employee Lock-up
   Exhibit C-2   Form of Stockholder Lock-up
   Exhibit D     Form of Company Affiliate Agreement

B. OPINION OF DEUTSCHE BANK SECURITIES INC.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:  Why are the companies proposing to merge?

A: CMGI and Flycast are proposing to merge because we believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential than either company would have on its own.

    We believe that Flycast's technology will complement the technology of CMGI's current network of Internet marketing and advertising companies, which includes Engage Technologies, Inc. and ADSmart Corporation, and consequently strengthen CMGI's position to offer a complete advertising network solution for both advertisers and Web publishers. We also believe that Flycast will be able to continue to expand its customer base by providing services to many of the companies affiliated with CMGI.

Q:  How will these two companies merge?

A: CMGI and Flycast will combine under a merger agreement providing that a wholly owned subsidiary of CMGI will merge with and into Flycast, with Flycast surviving the merger as a wholly owned subsidiary of CMGI.

Q:  What will I receive in the merger?

A: If the merger is completed, you will receive 0.4738 shares of CMGI common stock for each share of Flycast common stock that you own. CMGI will not issue fractional shares of its common stock. Instead, you will receive cash, without interest, based on the average of the last reported sales prices of CMGI common stock on the Nasdaq National Market during the ten consecutive trading days ending on and including the last trading day prior to the day on which the merger is completed.

    On September 29, 1999, the last full trading day before the public announcement of the proposed merger, the last reported sale price of CMGI common stock on the Nasdaq National Market was $100.31 per share. On December 2, 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sale price of CMGI common stock on the Nasdaq National Market was $156.13 per share.

Q: CMGI has announced that it is acquiring several companies, including AdForce, Inc. How will those proposed acquisitions affect CMGI's proposed merger with Flycast?

A: CMGI's proposed acquisitions of other companies, including AdForce, will not affect the consummation of the proposed merger with Flycast. The consummation of the other acquisitions is not a condition to the consummation of CMGI's merger with Flycast.

Q:  When do you expect to complete the merger of CMGI and Flycast?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger promptly following the special meeting. If necessary or desirable, CMGI and Flycast may agree to complete the merger at a later date.

Q:  What are the federal income tax consequences of the merger?

A: The merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code. Accordingly, no gain or loss will generally be recognized by CMGI, Flycast or the transitory subsidiary as a result of the merger. Additionally, no gain or loss will be recognized by Flycast stockholders to the extent they receive shares of CMGI common stock in the merger. In general, however, Flycast stockholders will recognize taxable gain to the extent they receive cash in the merger. Flycast stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

Q:  Who must approve the merger?

A: In addition to the approvals by the CMGI board of directors and the Flycast board of directors, each of which has already been obtained, the merger agreement and the merger must be approved by Flycast stockholders. On November 23, 1999, early termination of the waiting period under the Hart-Scott-Rodino Act was granted.

Q: What stockholder vote is required to approve the merger agreement and the merger?

A: A majority of the outstanding shares of Flycast common stock entitled to vote constitutes a quorum for the Flycast special meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Flycast common stock is required to approve the merger agreement and the merger.

Q: Does the Flycast board of directors recommend approval of the merger agreement and the merger?

A: Yes. After careful consideration, the Flycast board of directors unanimously recommends that its stockholders vote in favor of the merger agreement and the merger. For a more complete description of the recommendation of the Flycast board of directors, see the section entitled "The Merger--Flycast's Reasons for the Merger; Recommendation of the Flycast Board of Directors" on page 41.

Q:  What do I need to do now?

A: We urge you to read this proxy statement/ prospectus, including its annexes, carefully, and to consider how the merger will affect you as a stockholder. You also may want to review the documents referenced under "Where You Can Find More Information" on page 91.

Q:  How do I vote?

A: You may indicate how you want to vote on your proxy card and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the Flycast special meeting. You may also attend the special meeting and vote in person instead of submitting a proxy.

    If you fail either to return your proxy card or to vote in person at the special meeting, or if you mark your proxy "abstain," the effect will be a vote against the merger agreement and the merger. If you sign and send in your proxy without indicating how you want to vote, your proxy will be counted as a vote for the merger agreement and the merger unless your shares are held in a brokerage account.

Q: If my shares are held in a brokerage account, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, it will have the same effect as a vote against the merger agreement and the merger.

Q:  May I change my vote after I have mailed in my signed proxy card?

A: You may change your vote at any time before the vote takes place at the Flycast special meeting. To do so, you may either complete and submit a later dated proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend the special meeting and vote in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Q:  When and where is the Flycast special meeting?

A: The special meeting of Flycast stockholders will be held at 10:00 a.m., local time, on January 13, 2000 at the W Hotel, San Francisco, California.

Q:  Should I send in my certificates now?

A: No. After we complete the merger, CMGI or its transfer agent will send instructions to you explaining how to exchange your shares of Flycast common stock for the appropriate number of shares of CMGI common stock.

Q:  Who may I contact with any additional questions?

A: You may call Carolyn Bass or Jim Byers of Morgen Walke Associates, Inc., the investor relations firm for Flycast at (415) 439-4513.

Q:  Are there any risks associated with the merger?

A: The merger does involve some risks. For a discussion of risk factors that should be considered in evaluating the merger, see "Risk Factors" on page 7.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page
91. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.


                                 The Companies

CMGI, Inc.
100 Brickstone Square
Andover, Massachusetts 01810
(978) 684-3600

   CMGI develops and operates Internet and fulfillment services companies. CMGI's Internet strategy includes the internal development and operation of majority-owned subsidiaries as well as taking strategic positions in other Internet companies that have demonstrated synergies with CMGI's core businesses. CMGI's strategy also envisions and promotes opportunities for synergistic business relationships among the Internet companies within its portfolio. In addition, CMGI provides fulfillment services through three wholly owned subsidiaries, SalesLink Corporation, InSolutions Incorporated and On-Demand Solutions, Inc. SalesLink's services are also provided through its subsidiary, Pacific Direct Marketing Corporation. CMGI's fulfillment services offerings include product and literature fulfillment, supply chain management, telemarketing, and outsourced e-business program management. Other than references to a specific CMGI subsidiary, any reference to CMGI includes its subsidiaries.

Flycast Communications Corporation
181 Fremont Street, Suite 120
San Francisco, California 94105
(415) 977-1000

   Flycast Communications Corporation is a leading provider of Web-based direct response advertising solutions to advertisers. Flycast works closely with advertisers to maximize the value of their advertising campaigns on the Web. Flycast's advertiser customers are primarily companies selling goods and services over the Internet, direct marketing agencies, or other advertisers who are interested in driving Web users towards specific actions, including clicking on advertisements, registering their names or other information, or buying products. Flycast offers its customers direct response solutions that include widespread placement of advertisements over the Web, prices that minimize their cost per action and continuous improvement and optimization of their campaign through the application of technology and through the services of Flycast's trained staff.

                                   The Merger

   Through the merger, Flycast will become a wholly owned subsidiary of CMGI. Flycast stockholders will receive CMGI common stock in exchange for their shares of Flycast common stock. The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement as it is the legal document that governs the merger.

                                 Vote Required
                                   (Page 35)

   Approval of the merger agreement and the merger requires the vote of a majority of the outstanding shares of Flycast common stock. Flycast's directors and executive officers and their affiliates held 26.4% of the outstanding shares of Flycast common stock on September 30, 1999.

   Holders of Flycast common stock, who on September 30, 1999 collectively beneficially held approximately 40.6% of the outstanding voting power of Flycast, have already agreed to vote in favor of the merger agreement.

                     Flycast Recommendation to Stockholders
                                   (Page 35)

   The Flycast board of directors unanimously voted to approve the merger agreement and the merger. The Flycast board of directors believes that the merger is advisable and in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger agreement and the merger.

                                What Holders of
                       Flycast Common Stock Will Receive
                                   (Page 50)

   Each share of Flycast common stock will be exchanged for 0.4738 shares of CMGI common stock.

   CMGI will not issue fractional shares of CMGI common stock in connection with the merger. Instead, CMGI will pay cash, without interest, for any fractional shares.

   Based on 15,260,089 shares of Flycast common stock outstanding on September 29, 1999, the day the merger agreement was entered into, CMGI estimates that Flycast stockholders will receive approximately 7,230,000 shares of CMGI common stock in the merger.

                            Conditions to the Merger
                                   (Page 58)

   The completion of the merger depends upon meeting a number of conditions, including:

 .  the approval of Flycast stockholders;

 . the approval of the listing on the Nasdaq National Market of the CMGI common stock to be issued to Flycast stockholders in the merger;

 . the receipt of legal opinions regarding the treatment of the merger as a tax-free reorganization; and

 .  other customary contractual conditions specified in the merger agreement.

   Certain of the conditions to the merger may be waived by the party entitled to assert the condition.

                           No Solicitation by Flycast
                                   (Page 57)

   With certain exceptions and subject to applicable fiduciary duties to stockholders of the Flycast board of directors to recommend a superior proposal to Flycast stockholders, Flycast has agreed that neither it nor any of its subsidiaries will (1) solicit, initiate or encourage any proposal that might lead to an alternative transaction, (2) enter into discussions or negotiations concerning, or provide any non-public information to a third party relating to an alternative transaction or (3) agree to recommend an alternative transaction to the Flycast stockholders. Flycast has further agreed to cause each of its officers, directors, employees, financial advisors, representatives and agents, as well as the officers, directors, employees, financial advisors, representatives and agents of its subsidiaries, not to take any of these actions.

   Additionally, Flycast may comply with the Securities and Exchange Commission's tender offer requirements with respect to an alternative transaction.

                      Termination of the Merger Agreement
                                   (Page 59)

   CMGI and Flycast can mutually agree to terminate the merger agreement without completing the merger, and either CMGI or Flycast can terminate the merger agreement upon the occurrence of a number of events, including:

 . the other party breaches any material representation, warranty or covenant in the merger agreement and fails to cure the breach within 45 days of receiving notice of the breach;

 .  the merger is not completed by April 30, 2000; or

 . Flycast stockholders do not approve the merger agreement and the merger at a special meeting of Flycast stockholders.

   In addition, CMGI can terminate the merger agreement upon the occurrence of a number of events, including:

 . the Flycast board of directors fails to recommend approval of the merger agreement and the merger to the Flycast stockholders or withdraws or modifies its recommendation;

 . the Flycast board of directors fails to reconfirm its recommendation of the merger agreement and the merger to Flycast stockholders within five business days after CMGI requests that it do so;

 . the Flycast board of directors approves or recommends to Flycast stockholders an alternative transaction with a third party meeting the requirements set forth in the merger agreement;

 . a third party, other than CMGI or an affiliate of CMGI, commences a tender offer or exchange offer for the outstanding shares of Flycast common stock and the Flycast board of directors recommends that Flycast stockholders tender their shares in such tender or exchange offer, or within ten days after such tender or exchange offer is commenced, the Flycast board of directors fails to recommend that Flycast stockholders reject the offer or takes no position with respect to the offer; or

 .  for any reason, Flycast fails to call and hold the special meeting by April
   29, 2000.

                               Termination Fees
                                   (Page 60)

   Flycast must pay CMGI a termination fee of $20 million if CMGI terminates the merger agreement upon the occurrence of a number of events, including:

 . the Flycast board of directors fails to recommend approval of the merger agreement and the merger to Flycast stockholders or withdraws or modifies its recommendation;

 . the Flycast board of directors fails to reconfirm its recommendation of the merger agreement and the merger to Flycast stockholders within five business days after CMGI requests that it do so;

 . the Flycast board of directors approves or recommends to Flycast stockholders an alternative transaction with a third party meeting the requirements set forth in the merger agreement;

 . a third party, other than CMGI or an affiliate of CMGI, commences a tender offer or exchange offer for the outstanding shares of Flycast common stock and the Flycast board of directors recommends that Flycast stockholders tender their shares in such tender or exchange offer, or within ten days after such tender or exchange offer is commenced, the Flycast board of directors fails to recommend that Flycast stockholders reject the offer or takes no position with respect to the offer;

 .  for any reason, Flycast fails to call and hold the special meeting by April
   29, 2000; or

 . there has been a breach of any representation, warranty or covenant of the merger agreement by Flycast, which breach causes specified conditions to CMGI's obligation to effect the merger to not be satisfied, such as the condition relating to Flycast being year 2000 compliant, and is not cured within 45 days after Flycast receives a written notice of the breach from CMGI.

   Additionally, Flycast must pay CMGI up to $500,000 as reimbursement for the costs incurred by CMGI related to the merger if CMGI terminates the merger agreement in certain circumstances, including the failure of the merger to be closed by April 30, 2000 because specified conditions to CMGI's obligation to effect the merger, such as the condition relating to Flycast being year 2000 compliant, are not satisfied.

   CMGI must pay Flycast a termination fee of $20 million if Flycast terminates the merger agreement because of a breach of any representation, warranty or covenant of the merger agreement by CMGI which is not cured within 45 days after CMGI receives a written notice of the breach from Flycast. Additionally, CMGI must pay Flycast up to $500,000 as reimbursement for the costs incurred by Flycast related to the merger if Flycast terminates the merger agreement in certain circumstances.

                            Stock Option Agreement
                                   (Page 61)

   In connection with the merger agreement, CMGI and Flycast entered into a stock option agreement, dated as of September 29, 1999. The option agreement grants CMGI the right to purchase up to 3,036,750 shares of Flycast common stock, constituting approximately 19.9% of Flycast's outstanding common stock, at a price of $47.53 per share, subject to adjustment. However, CMGI may not exercise this option to acquire more than 19.9% of the outstanding shares of Flycast common stock.

The option becomes exercisable only after CMGI terminates the merger agreement under specified circumstances, including:

 . the Flycast board of directors fails to recommend that Flycast stockholders approve and adopt the merger agreement and the merger;

 . the Flycast board of directors fails to reconfirm its recommendation of the merger agreement and the merger to Flycast stockholders within five business days after CMGI requests that it do so;

 . the Flycast board of directors recommends that the Flycast stockholders tender their shares in a tender or exchange offer commenced by a third party or fails to recommend against it;

 .  Flycast fails to call and hold its stockholders meeting by April 29, 2000;
   or

 . there has been a breach of any representation, warranty or covenant of the merger agreement by Flycast, which breach causes specified conditions to CMGI's obligation to effect the merger to not be satisfied, such as the condition relating to Flycast being year 2000 compliant, and is not cured within 45 days after Flycast receives a written notice of the breach from CMGI.

   Once the option is exercisable, CMGI may exercise its option in whole or in part, at any time or from time to time prior to its termination at the earliest of:

 .  the time the merger becomes effective;

 .  termination of the merger agreement under circumstances that do not allow
   CMGI to receive a termination fee;

 . the amount of cash received by CMGI as a termination fee under the merger agreement and from actual or potential sales of the shares of Flycast common stock issuable upon exercise of the option exceeds $30 million; and

 . 90 days after the merger agreement is terminated (this period will be extended by 30 days if either CMGI cannot exercise its option or Flycast cannot deliver to CMGI the shares of Flycast common stock purchased upon exercise of the option because conditions to Flycast's obligation to deliver the shares have not been met).

                          Opinion of Financial Advisor
                                   (Page 44)

   In deciding to approve the merger, the Flycast board of directors received an opinion from its financial advisor, Deutsche Bank Securities Inc., that the exchange ratio is fair, from a financial point of view, to the holders of Flycast common stock. The full text of Deutsche Bank's opinion is attached as Annex B to this proxy statement/prospectus and should be read carefully in its entirety. Deutsche Bank's opinion is addressed to the Flycast board of directors and does not constitute a recommendation to any Flycast stockholder with respect to matters relating to the merger.

                         Interests of Financial Advisor
                                   (Page 48)

   Pursuant to an engagement letter dated August 11, 1999, Flycast has paid Deutsche Bank a cash fee of $1.05 million and has agreed to pay an additional cash fee of approximately $12.6 million upon consummation of the merger. This fee will be based on a percentage of the aggregate value of the transaction. Regardless of whether the merger is consummated, Flycast has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of its counsel and reasonable travel and other out-of-pocket expenses. Flycast has also agreed to indemnify Deutsche Bank and certain related persons to the full extent of the law against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement or the merger.

                      Interests of Executive Officers and
                       Directors of Flycast in the Merger
                                   (Page 49)

   In considering the recommendation of the Flycast board of directors, you should be aware of the interests that Flycast executive officers and directors have in the merger. These include:

 . the Flycast executive officers will receive retention and severance benefits;

 . the Flycast executive officers who together hold a total of 1,305,000 stock options granted under Flycast's stock option plans will have the benefit of accelerated vesting as described below in connection with the merger; and

 . Flycast officers and directors have customary rights to indemnification against specified liabilities.

   In considering the fairness of the merger to Flycast stockholders, the Flycast board of directors took into account these interests. These interests are different from and in addition to your and their interests as stockholders. Flycast executive officers and directors have options to acquire Flycast common stock that will be converted under the terms of Flycast's stock option plans into options to acquire shares of CMGI common stock. As of September 30, 1999 the executive officers and directors of Flycast, and their respective affiliates, held options for an aggregate of 2,065,000 shares of Flycast common stock, which options were vested to acquire 631,246 shares. Assuming the merger is completed on January 13, 2000, these options will vest to acquire an additional 92,184 shares of Flycast common stock upon completion of the merger. These options will be converted in the merger into options to acquire approximately 43,676 shares of CMGI common stock. In addition, as of December 1, 1999, the record date, the executive officers and directors of Flycast, and their respective affiliates, beneficially owned 4,026,057 shares of Flycast common stock, of which 740,210 shares are subject to vesting. Assuming the merger is completed on January 13, 2000, an additional 16,559 of these shares will vest. These shares will be converted in the merger into approximately 7,845 shares CMGI common stock.

                              Accounting Treatment
                                   (Page 50)

   CMGI will account for the merger using the purchase method of accounting, which means that the assets and liabilities of Flycast, including intangible assets, will be recorded at their fair value and the results of operations of Flycast will be included in CMGI's results from the date of acquisition.

            Material United States Federal Income Tax Considerations
                                   (Page 50)

   We have structured the merger in order to qualify as a tax-free reorganization under the Internal Revenue Code. It is our intention that no gain or loss generally will be recognized by Flycast stockholders for federal income tax purposes on the exchange of shares of Flycast common stock solely for shares of CMGI common stock.

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                 Flycast Stockholders Have No Appraisal Rights
                                   (Page 52)

   Under Delaware law, Flycast stockholders do not have appraisal rights.

                Forward-Looking Statements May Prove Inaccurate
                                   (Page 26)

   We have made forward-looking statements in this proxy statement/prospectus (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of CMGI. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors could affect the future financial results of CMGI and Flycast, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following:

 . the risk that CMGI encounters greater than expected costs and difficulties related to combining Flycast's technology with the technology of CMGI's current network of Internet advertising companies;

 . changes in laws or regulations, including increased government regulation of the Internet, and privacy related issues;

 . increased competitive pressures from the issuance of patents and other intellectual property to competitors of CMGI and Flycast;

 . the risk that CMGI will be unable to retain certain Flycast employees if, after the merger, some of the activities and management of Flycast moves from the West Coast to the East Coast;

 . the risk that CMGI will be unable to retain certain customers of Flycast who may terminate their relationship with Flycast as a result of the merger because they deem themselves competitors of CMGI; and

 . the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                         CMGI Market Price Information
                                   (Page 32)

   Shares of CMGI common stock are quoted on the Nasdaq National Market. On September 29, 1999, the last full trading day prior to the public announcement of the proposed merger, CMGI common stock closed at $100.31 per share. On December 2, 1999, CMGI common stock closed at $156.13 per share.

                        Flycast Market Price Information
                                   (Page 32)

   Shares of Flycast common stock are also quoted on the Nasdaq National Market. On September 29, 1999, the last full trading day prior to the public announcement of the proposed merger, Flycast common stock closed at $38.00 per share. On December 2, 1999, Flycast common stock closed at $71.94 per share.

                              Recent Developments

   On September 20, 1999, CMGI entered into an agreement to acquire AdForce, Inc., a leading provider of Web-based direct response advertising in a stock-for-stock merger.

   Under the terms of the AdForce agreement, CMGI will issue 0.262 shares of CMGI common stock for each outstanding share of AdForce common stock. In addition, all outstanding options and warrants to acquire shares of AdForce common stock will be assumed by CMGI and converted at the 0.262 exchange ratio into options and warrants to purchase CMGI common stock. Based on the number of outstanding shares of AdForce common stock as of September 20, 1999, CMGI will exchange approximately 5,200,000 shares of CMGI common stock for all the issued and outstanding capital stock of AdForce.

   Following the merger, AdForce will become a wholly owned subsidiary of CMGI. CMGI and AdForce expect the merger will qualify as a tax-free reorganization. CMGI will account for the merger with AdForce using the purchase method of accounting. The merger is subject to a number of conditions, including approval by AdForce stockholders. CMGI anticipates that the AdForce merger will be consummated during the first calendar quarter of 2000.

   The primary effects of this merger will be dilution of former Flycast stockholders' share ownership of CMGI, consolidation of AdForce's profits and losses by CMGI in CMGI's statements of operations and increased costs associated with the integration of AdForce into CMGI. Based on the number of shares of CMGI issued and outstanding as of December 1, 1999, immediately after the acquisition of Flycast, assuming the AdForce merger has not yet been completed, and further assuming the exercise of all outstanding Flycast options, Flycast stockholders would own approximately 7.0% of CMGI. Based on the number of shares of CMGI issued and outstanding as of December 1, 1999, after the acquisition of Flycast, and, assuming the AdForce merger has also been completed, and further assuming the exercise of all outstanding Flycast and AdForce options and warrants, Flycast stockholders would own approximately 6.7% of CMGI.

                                  RISK FACTORS

   You should carefully consider the following risk factors before you decide whether to vote to approve and adopt the merger agreement. You should also consider the other information in this proxy statement/prospectus and the additional information in CMGI's other reports on file with the Securities and Exchange Commission and in the other documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 91.

Risks Relating to the Merger

 CMGI's stock price is volatile and the value of CMGI common stock issued in the merger will depend on its market price at the time of the merger, and no adjustment will be made as a result of changes in the market price of CMGI's common stock.

   At the closing of the merger, each share of Flycast common stock will be exchanged for 0.4738 shares of CMGI common stock. This exchange ratio will not be adjusted for changes in the market price of CMGI common stock or of Flycast common stock. In addition, neither CMGI nor Flycast may terminate or renegotiate the merger agreement, and Flycast may not resolicit the vote of its stockholders solely because of changes in the market price of CMGI common stock or of Flycast common stock. Any reduction in CMGI's common stock price will result in you receiving less value in the merger at closing. You will not know the exact value of CMGI's common stock to be issued to you in the merger at the time of the special meeting of Flycast stockholders.

   The market price of CMGI's common stock, like that of the shares of many other high technology and Internet companies, has been and may continue to be volatile. For example, from November 1, 1998 to November 1, 1999, the CMGI common stock traded as high as $165.00 per share and as low as $14.31 per share.

   Recently, the stock market in general and the shares of Internet companies in particular have experienced significant price fluctuations. The market price of CMGI's common stock may continue to fluctuate significantly in response to various factors, including:

 .  quarterly variations in operating      .  announcements of mergers and
   results or growth rates;                  acquisitions by CMGI;

 .  the announcement of technological      .  announcements of mergers and
   innovations;                              acquisitions and other actions by
                                             competitors;
 .  the introduction of new products;
                                          .  regulatory and judicial actions;
 .  changes in estimates by
   securities analysts;                   .  general economic conditions; and

 .  market conditions in the               .  patents and other intellectual
   industry;                                 property rights issued to
                                             competitors of CMGI.
 .  CMGI may not succeed in
   addressing these risks or any
   other problems encountered in
   connection with these potential
   business combinations and
   acquisitions potentially
   disrupting CMGI's business and
   causing increased losses;

 CMGI may face challenges in integrating CMGI and Flycast and, as a result, may not realize the expected benefits of the anticipated merger.

   Integrating the operations and personnel of CMGI and Flycast will be a complex process, and CMGI is uncertain that the integration will be completed rapidly or will achieve the anticipated benefits of the merger. Since Flycast is located on the West Coast, it will be more difficult to retain employees of Flycast if after the merger, some of the activities and management of Flycast move from the West Coast to the East Coast. The successful integration of CMGI and Flycast will require, among other things, integration of their finance, human resources and sales and marketing groups and coordination of development efforts. The diversion of the attention of CMGI's management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of CMGI's business. Further, the process of combining CMGI and Flycast could negatively affect employee morale and the ability of CMGI to retain some of its key employees after the merger.

 If CMGI does not successfully integrate Flycast or the merger's benefits do not meet the expectations of financial or industry analysts, the market price of CMGI common stock may decline.

   The market price of CMGI common stock may decline as a result of the merger if:

 .  the integration of CMGI and Flycast is unsuccessful;

 . CMGI does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

 . the effect of the merger on CMGI's financial results is not consistent with the expectations of financial or industry analysts.

 If CMGI does not manage the integration of other acquired companies successfully, it may be unable to achieve desired results.

   As a part of its business strategy, CMGI may enter into additional business combinations and acquisitions, such as AdForce, Inc. and AdKnowledge Inc. Acquisitions are typically accompanied by a number of risks, including:

 .  the difficulty of integrating the      .  the maintenance of uniform
   operations and personnel of the           standards, controls, procedures
   acquired companies;                       and policies;

 .  the potential disruption of            .  the impairment of relationships
   CMGI's ongoing business and               with employees and customers as a
   distraction of management;                result of any integration of new
                                             management personnel; and
 .  the difficulty of incorporating
   acquired technology and rights         .  potential unknown liabilities
   into CMGI's products and                  associated with acquired
   services;                                 businesses.

 .  unanticipated expenses related to
   acquired technology and its
   integration into existing
   technology;

   CMGI may not succeed in addressing these risks or any other problems encountered in connection with these potential business combinations and acquisitions potentially disrupting CMGI's business and causing increased losses.

 Failure to complete the merger could negatively impact the market price of Flycast common stock and Flycast's operating results.

   If the merger is not completed for any reason, Flycast may be subject to a number of material risks, including:

 . Flycast may be required to pay CMGI a termination fee of $20 million and/or reimburse CMGI for expenses of up to $500,000;

 . Flycast stockholders may experience dilutive effects to their stock ownership because an option to acquire up to 19.9% of the outstanding shares of Flycast common stock granted to CMGI by Flycast may become exercisable;

 . the market price of Flycast common stock may decline to the extent that the current market price of Flycast common stock reflects a market assumption that the merger will be completed; and

 . costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

   If the merger is terminated and the Flycast board of directors seeks another merger or business combination, you cannot be certain that Flycast will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by CMGI in the merger. In addition, CMGI's option to acquire up to 19.9% of the outstanding shares of Flycast common stock, which may become exercisable upon termination of the merger agreement, may impede an alternative merger or business combination. You should read more about this stock option under "Other Agreements--Stock Option Agreement" on page 61.

 Flycast may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

   While the merger agreement is in effect, subject to specified exceptions, Flycast is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person other than CMGI. As a result of this prohibition, Flycast may not be able to enter into an alternative transaction at a favorable price.

 Flycast's officers and directors have conflicts of interest that may influence them to support or approve the merger.

   The directors and officers of Flycast participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours, including the following:

 .  as of September 30, 1999, the          .  upon completion of the merger,
   executive officers and directors          CMGI and Flycast may enter into
   of Flycast owned stock options to         employment agreements with some
   purchase an aggregate of                  executive officers of Flycast;
   2,065,000 shares of Flycast               and
   common stock, of which 1,433,754
   are unvested. If the merger is         .  CMGI has agreed to cause the
   completed, approximately 550,000          surviving corporation in the
   of the unvested options will              merger to indemnify each present
   accelerate and become immediately         and former Flycast officer and
   exercisable;                              director against liabilities
                                             arising out of such person's
 .  directors and officers and their          services as an officer or
   affiliates, representing a                director. CMGI will cause the
   significant percentage of Flycast         surviving corporation to maintain
   stockholders, have agreed to vote         officers' and directors'
   in favor of the merger;                   liability insurance to cover any
                                             such liabilities for the next six
 .  certain officers of Flycast are           years.
   entitled to certain benefits,
   including substantial severance
   packages, under their employment
   agreements with Flycast if their
   employment is terminated upon
   Flycast's change of control, such
   as the merger;

   The directors and officers of Flycast may therefore have been more likely to vote to approve the merger agreement and the merger than if they did not have these interests. Flycast stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger--Interests of Executive Officers and Directors of Flycast in the Merger" on page 49.

 Uncertainties associated with the merger may cause Flycast to lose key personnel.

   Current and prospective Flycast employees may experience uncertainty about their future roles with CMGI. This uncertainty may adversely affect Flycast's ability to attract and retain key management, sales, marketing and technical personnel.

 Customers of CMGI and Flycast may delay or cancel orders as a result of concerns over the merger.

   The announcement and closing of the merger could cause customers and potential customers of CMGI and Flycast to delay or cancel contracts for services. In particular, customers could be concerned about future service offerings and integration support of current services. Moreover, they may terminate their relationship with Flycast because they deem themselves competitors of CMGI. Such a delay or cancellation of orders could have a material adverse effect on the business, results of operations and financial condition of CMGI or Flycast.

Risks Relating to CMGI's Business

 CMGI may not have operating income or net income in the future.

   During the fiscal year ended July 31, 1999, CMGI had an operating loss of approximately $127 million and a net income of approximately $475 million. CMGI may not have operating income or net income in the future. If CMGI continues to have operating losses, CMGI may not have enough money to grow its business in the future.

 CMGI may have problems raising money it needs in the future.

   In recent years, CMGI has financed its operating losses in part with profits from selling some of the stock of companies in which it had invested. This funding source may not be sufficient in the future, and CMGI may need to obtain funding from outside sources. However, CMGI may not be able to obtain funding from outside sources. In addition, even if CMGI finds outside funding sources, CMGI may be required to issue to such outside sources securities with greater rights than that currently possessed by holders of shares of CMGI common stock. CMGI may also be required to take other actions which may lessen the value of CMGI's common stock, including borrowing money on terms that are not favorable to CMGI.

 CMGI's success depends greatly on increased use of the Internet by businesses and individuals.

   CMGI's success depends greatly on increased use of the Internet for advertising, marketing, providing services, and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television, and radio. Because a significant portion of CMGI's business depends on CMGI's Internet operating company subsidiaries, CMGI's business will suffer if commercial use of the Internet fails to grow in the future.

 CMGI may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company.

   CMGI may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company under the Investment Company Act of 1940. Some equity investments in other businesses made by CMGI and its venture subsidiaries may constitute investment securities under the 1940 Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the 1940 Act unless a particular exclusion or Securities and Exchange Commission safe harbor applies. If CMGI were to be deemed an investment company, it would become subject to the requirements of the 1940 Act. As a consequence, CMGI would be prohibited from engaging in business or issuing its securities as it has in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of CMGI's contracts might be voidable, and a court-appointed receiver could take control of CMGI and liquidate its business.

   Although CMGI's investment securities currently comprise less than 40% of its assets, fluctuations in the value of these securities or of CMGI's other assets may cause this limit to be exceeded. Unless an exclusion or safe harbor were available to it, CMGI would have to attempt to reduce its investment securities as a percentage of its total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If CMGI were required to sell investment securities, it may sell them sooner than it otherwise would. These sales may be at depressed prices and CMGI may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, CMGI may incur tax liabilities when it sells assets. CMGI may also be unable to purchase additional investment securities that may be important to its operating strategy. If CMGI decides to acquire non-investment security assets, it may not be able to identify and acquire suitable assets and businesses.

 CMGI depends on certain important employees, and the loss of any of those employees may harm CMGI's business.

   CMGI's performance is substantially dependent on the performance of its executive officers and other key employees, in particular, David S. Wetherell, its Chairman, President, and Chief Executive Officer, Andrew J. Hajducky III, its Executive Vice President, Chief Financial Officer and Treasurer, and David Andonian, its President, Corporate Development. The familiarity of these individuals with the Internet industry makes them especially critical to CMGI's success. In addition, CMGI's success is dependent on its ability to attract, train, retain and motivate high quality personnel, especially for its management team. The loss of the services of any of CMGI's executive officers or key employees may harm its business. CMGI's success also depends on its continuing ability to attract, train, retain, and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense.

 In 1999, CMGI's revenue depended in large part on a single customer and loss of that customer could significantly damage CMGI's business.

   During the fiscal year ended July 31, 1999, CMGI derived a significant portion of its revenues from a small number of customers. During the fiscal year ended July 31, 1999, sales to CMGI's largest customer, Cisco Systems, Inc., accounted for 36% of CMGI's total revenues and 47% of CMGI's revenues from its fulfillment services business. CMGI believes that it will continue to derive a significant portion of its operating revenues from sales to a small number of customers. CMGI currently does not have any agreements with Cisco which obligate Cisco to buy a minimum amount of products from CMGI or to designate CMGI as its sole supplier of any particular products or services.

 CMGI's strategy of expanding its business through acquisitions of other businesses and technologies presents special risks.

   CMGI intends to continue to expand through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

 .  difficulty integrating acquired        .  potential issuance of securities
   technologies, operations, and             in connection with the
   personnel with the existing               acquisition, which securities
   business;                                 lessen the rights of holders of
                                             CMGI's currently outstanding
 .  diversion of management attention         securities;
   in connection with both
   negotiating the acquisitions and       .  the need to incur additional
   integrating the assets;                   debt; and

 .  strain on managerial and               .  the requirement to record
   operational resources as                  additional future operating costs
   management tries to oversee               for the amortization of good will
   larger operations;                        and other intangible assets,
                                             which amounts could be
 .  exposure to unforeseen                    significant.
   liabilities of acquired
   companies;

   CMGI may not be able to successfully address these problems. Moreover, CMGI's future operating results will depend to a significant degree on its ability to successfully manage growth and integrate acquisitions. In addition, many of CMGI's investments are in early-stage companies with limited operating histories and limited or no revenues. CMGI may not be able to successfully develop these young companies.

 Growing concerns about the use of "cookies" and data collection may limit CMGI's ability to develop user profiles.

   Web sites typically place small files of information commonly known as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. CMGI's technology currently uses cookies to collect information about an Internet user's movement through the Internet. Most of the currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users currently choose to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, CMGI would likely have to switch to other technology that allows it to gather demographic and behavioral information. This could require significant reengineering time and resources, might not be completed in time to avoid negative consequences to CMGI's business, financial condition or results of operations, and might not be possible at all.

 If the United States or other governments regulate the Internet more closely, CMGI's business may be harmed.

   Because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as privacy, pricing and content. The enactment of any additional laws or regulations may impede the growth of the Internet and CMGI's Internet-related business and could place additional financial burdens on CMGI's business.

 To succeed, CMGI must respond to the rapid changes in technology and distribution channels related to the Internet.

   The markets for CMGI's Internet products and services are characterized by:

 .  rapidly changing technology;           .  shifting distribution channels;
                                             and
 .  evolving industry standards;
                                          .  changing customer demands.
 .  frequent new product and service
   introductions;

   CMGI's success will depend on its ability to adapt to this rapidly evolving marketplace. CMGI may not be able to adequately adapt its products and services or to acquire new products and services that can compete successfully. In addition, CMGI may not be able to establish and maintain effective distribution channels.

 CMGI is subject to intense competition.

   The market for Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with CMGI's products and services. In addition, many of CMGI's current and potential competitors have greater financial, technical, operational, and marketing resources. CMGI may not be able to compete successfully against these competitors in selling its goods and services. Competitive pressures may also force prices for Internet goods and services down and such price reductions may reduce CMGI's revenues.

 CMGI's strategy of selling assets of or investments in the companies that CMGI has acquired and developed presents risks.

   One element of CMGI's business plan involves raising cash for working capital for its Internet business by selling, in public or private offerings, some of the companies, or portions of the companies, that it has acquired and developed. Market and other conditions largely beyond CMGI's control affect:

 .  CMGI's ability to engage in such sales;

 .  the timing of such sales; and

 .  the amount of proceeds from such sales.

   As a result, CMGI may not be able to sell some of these assets. In addition, even if CMGI is able to sell, it may not be able to sell at favorable prices. If CMGI is unable to sell these assets at favorable prices, its business will be harmed.

 The value of CMGI's business may fluctuate because the value of some of its assets fluctuates.

   A portion of CMGI's assets includes the equity securities of both publicly traded and non-publicly traded companies. In particular, CMGI owns a significant number of shares of common stock of Engage Technologies, Inc., NaviSite, Inc., Lycos, Inc., Yahoo!, Inc., Pacific Century CyberWorks Limited, Hollywood Entertainment Corporation, Chemdex Corporation and Silknet Software, Inc., which are publicly traded companies. The market price and valuations of the securities that CMGI holds in these and other companies may fluctuate due to market conditions and other conditions over which CMGI has no control. Fluctuations in the market price and valuations of the securities that CMGI holds in other companies may result in fluctuations of the market price of CMGI's common stock and may reduce the amount of working capital available to CMGI.

 CMGI's growth places strains on its managerial, operational and financial resources.

   CMGI's rapid growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Further, as the number of CMGI's users, advertisers and other business partners grows, CMGI will be required to manage multiple relationships with various customers, strategic partners and other third parties. Further growth of CMGI or increase in the number of its strategic relationships will increase this strain on CMGI's managerial, operational and financial resources, inhibiting CMGI's ability to achieve the rapid execution necessary to successfully implement its business plan. In addition, CMGI's future success will also depend on its ability to expand its sales and marketing organization and its support organization commensurate with the growth of CMGI's business and the Internet.

 CMGI must develop and maintain positive brand name awareness.

   CMGI believes that establishing and maintaining its brand names is essential to expanding its Internet business and attracting new customers. CMGI also believes that the importance of brand name recognition will increase in the future because of the growing number of Internet companies that will need to differentiate themselves. Promotion and enhancement of CMGI's brand names will depend largely on CMGI's ability to provide consistently high-quality products and services. If CMGI is unable to provide high-quality products and services, the value of its brand names may suffer.

 CMGI's quarterly results may fluctuate widely.

   CMGI's operating results have fluctuated widely on a quarterly basis during the last several years, and CMGI expects to experience significant fluctuation in future quarterly operating results. Many factors, some of which are beyond CMGI's control, have contributed to these quarterly fluctuations in the past and may continue to do so. These factors include:

 .  demand for CMGI's products and
   services;

 .  payment of costs associated with       .  specific economic conditions in
   CMGI's acquisitions, sales of             the Internet and direct marketing
   assets and investments;                   industries; and


 .  timing of sales of assets;             .  general economic conditions.

 .  market acceptance of new products
   and services;

   The emerging nature of the commercial uses of the Internet makes predictions concerning CMGI's future revenues difficult. CMGI believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as indicative of CMGI's future performance. It is also possible that in some future fiscal quarters, CMGI's operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of CMGI's common stock may decline.

 The price of CMGI's common stock has been volatile.

   The market price of CMGI's common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations which have particularly impacted the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of CMGI's common stock.

 CMGI faces security risks.

   The secure transmission of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications on the Internet. Many factors may cause compromises or breaches of the security systems used by CMGI or other Internet sites to protect proprietary information, including advances in computer and software functionality or new discoveries in the field of cryptography. A compromise of security on the Internet would have a negative effect on the use of the Internet for commerce and communications and could negatively impact CMGI's business. Security breaches of the activities of CMGI, its customers and sponsors involving the storage and transmission of proprietary information, such as credit card numbers, may expose CMGI to a risk of loss or litigation and possible liability. CMGI cannot assure you that its security measures will prevent security breaches.

 Ownership of CMGI is concentrated.

   David S. Wetherell, CMGI's Chairman, President, and Chief Executive Officer, beneficially owned approximately 15% of CMGI's outstanding common stock as of October 28, 1999. As a result, Mr. Wetherell possesses significant influence over CMGI on matters, including the election of directors. Additionally, Compaq Computer Corporation and its wholly owned subsidiary, Digital Equipment Corporation, owned approximately 18% of CMGI's outstanding common stock as of October 28, 1999. The concentration of CMGI's share ownership may:

 .  delay or prevent a change in control of CMGI;

 .  impede a merger, consolidation, takeover or other business involving CMGI;
   or

 . discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of CMGI.

 CMGI's business will suffer if any of its products or systems, or the products or systems of third parties on which CMGI relies, fail to be year 2000 compliant.

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries distinguishing 21st century dates from 20th century dates. CMGI's products and systems and those of third parties on whom CMGI relies may fail to be year 2000 compliant. CMGI's failure to resolve year 2000 issues may damage its business and expose CMGI to third party liability. If third party equipment or software used in CMGI's business is not year 2000 compliant, CMGI may incur significant unanticipated expenses to remedy such problems. CMGI also relies on vendors, utility companies, telecommunications service companies, delivery service companies and other service providers, each of which may not be year 2000 compliant.

   As of July 31, 1999, CMGI had incurred approximately $3 million in connection with year 2000 compliance and expects to incur an additional $1.5 to $2.0 million. Because of CMGI's recent acquisitions of a number of companies in varying stages of year 2000 compliance assessment, and unforeseeable year 2000 expenses, CMGI's year 2000 costs may exceed these estimates.

   NaviSite, a subsidiary of CMGI that hosts and provides application management services, may fail to be year 2000 compliant. NaviSite may be exposed to additional year 2000 risks because its customers, or their outside service providers, have customized much of the customer-provided hardware and software hosted at NaviSite's data centers. NaviSite's customers are responsible for their year 2000 compliance. However, CMGI cannot assure you that NaviSite's customers will be year 2000 compliant. Many of CMGI's majority owned subsidiaries rely on NaviSite in connection with their businesses. NaviSite's failure to be year 2000 compliant may negatively impact these subsidiaries.

 CMGI relies on NaviSite for network connectivity.

   CMGI and many of its majority owned subsidiaries rely on NaviSite for network connectivity and hosting of servers. If NaviSite fails to perform such services, CMGI's internal business operations may be interrupted, and the ability of CMGI's majority owned subsidiaries to provide services to customers may also be interrupted. Such interruptions may have an adverse impact on the business and revenues of CMGI and its majority owned subsidiaries.

 The success of CMGI's global operations is subject to special risks and costs.

   CMGI has begun, and intends to continue, to expand its operations outside of the United States. This international expansion will require significant management attention and financial resources. CMGI's ability to expand offerings of its products and services internationally will be limited by the general acceptance of the Internet and intranets in other countries. In addition, CMGI has limited experience in such international activities. Accordingly, CMGI expects to commit substantial time and development resources to customizing its products and services for selected international markets and to developing international sales and support channels.

   CMGI expects that its export sales will be denominated predominantly in United States dollars. As a result, an increase in the value of the United States dollar relative to other currencies may make CMGI's products and services more expensive and, therefore, potentially less competitive in international markets. As CMGI increases its international sales, its total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

 CMGI could be subject to infringement claims.

   From time to time, CMGI has been, and expects to continue to be, subject to third party claims in the ordinary course of business, including claims of alleged infringement of intellectual property rights by CMGI. Any such claims may damage CMGI's business by:

 .  subjecting CMGI to significant liability for damages;

 .  resulting in invalidation of CMGI's proprietary rights;

 . being time-consuming and expensive to defend even if such claims are not meritorious; and

 .  resulting in the diversion of management's time and attention.

 CMGI may have liability for information retrieved from the Internet.

   Because materials may be downloaded from the Internet and subsequently distributed to others, CMGI may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury, or other theories based on the nature, content, publication and distribution of such materials.

 CMGI Litigation

   AltaVista Company is a party to certain litigation with One Zero Media, Inc., pursuant to which One Zero is seeking, among other things, compensatory damages in the amount of $28.5 million for breach of contract, multiple damages, costs, interest, attorneys' fees, specific performance and injunctive relief. AltaVista intends to defend such claims vigorously.

Risks Relating to Flycast's Business

 Flycast has only a three-year operating history, making it difficult for you to evaluate its business and your investment.

   Flycast commenced operations in April 1996. Thus, Flycast has only a limited operating history upon which you can evaluate its business. Flycast's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by early-stage companies in the Web advertising market, which is new and rapidly evolving. Flycast may not be successful in addressing these risks and its business strategy may not be successful. These risks include Flycast's ability to:

 .  maintain and increase its inventory of advertising space on Web sites;

 . maintain and increase the number of advertisers that use its products and services; and

 .  continue to expand the number of products and services Flycast offers.

   Please see "Flycast Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 69 for more detailed information.

 Flycast has a history of losses and anticipates continued losses.

   Flycast's accumulated deficit as of September 30, 1999 was $32.8 million. Although Flycast has experienced revenue growth in recent periods, this growth may not be sustained and is not necessarily indicative of Flycast's future revenue. Flycast has not achieved profitability and, given the level of planned operating and capital expenditures, Flycast expects to continue to incur losses for the foreseeable future. Flycast's future revenue and operating results will be affected by a number of factors, including those set forth in this section. It is likely that Flycast's internal projections for 1999 and 2000 will change throughout 1999 and 2000. In addition, projections published by market analysts may differ from Flycast's internal revenue projections. Flycast does not believe that it will be required to provide any updates or further information as to its internal revenue projections for 1999 and 2000 and it is not Flycast's present intention to do so.

   Flycast plans to increase its operating expenses to expand its infrastructure to support its current business and new lines of business, including Flycast's reseller network. The timing of this expansion and the rate at which Flycast's reseller network generates revenue could cause material fluctuations in Flycast's results of operations. Flycast also plans to purchase additional capital equipment. Flycast's losses may increase in the future and it may not be able to achieve or sustain profitability. Even if Flycast does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If Flycast's revenue grows more slowly than it anticipates, or if its operating expenses exceed its expectations and cannot be adjusted accordingly, Flycast's business, results of operations and financial condition will be materially and adversely affected. Please see "Flycast Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 69 for more detailed information.

 Flycast's quarterly operating results are subject to fluctuations and seasonality that make it difficult to predict Flycast's financial performance.

   Flycast's revenue and operating results may vary significantly from quarter to quarter due to a number of factors, some of which are outside of Flycast's control. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of Flycast's future performance. It is possible that in some future periods Flycast's operating results may fall below the expectations of market analysts and investors. In this event, the market price of Flycast common stock would likely fall.

   The factors that affect Flycast's quarterly operating results include:

 .  demand for Flycast's advertising       .  changes in Flycast's pricing
   solutions;                                policies, the pricing policies of
                                             Flycast's competitors or the
 .  the number of available                   pricing policies for advertising
   advertising views on Web sites in         on the Web generally; and
   the Flycast Network;
                                          .  costs related to acquisitions of
 .  the mix of types of advertising           technology or businesses.
   Flycast sells, including the
   amount of advertising sold at
   higher rates;

   Flycast believes that its revenue will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy generally, which could alter current or prospective advertisers' spending priorities or the time periods in which they determine their budgets, or increase the time it takes to close a sale with Flycast's advertisers, could cause Flycast's business to be materially and adversely affected.

   Revenue and results of operations for the foreseeable future are difficult to forecast. Flycast's current and future expense estimates are based, in large part, on Flycast's estimates of future revenue and on its investment plans. In particular, Flycast plans to increase its operating expenses significantly in order to expand its sales and marketing operations, including its reseller network, to enhance its AdExchange system (AdEx), its advertising management platform, and to expand internationally. To the extent that these expenses precede increased revenue, Flycast's business, results of operations and financial condition would be materially and adversely affected. Flycast may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. Therefore, any significant shortfall in revenue in relation to Flycast's expectations would also have a material adverse effect on its business, results of operations and financial condition. Please see "Flycast Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 69 for more detailed information.

 Flycast may experience capacity constraints that could affect its advertising revenue.

   Flycast's future success depends in part on the efficient performance of AdEx, as well as the efficient performance of the systems of third parties such as Flycast's Internet service providers. An increase in the volume of advertising delivered through Flycast's servers could strain the capacity of the software or hardware that Flycast has deployed, which could lead to slower response times or system failures and adversely affect the availability of advertisements, the number of advertising views received by advertisers and Flycast's advertising revenues. Due to unexpected growth in the number of advertising views that Flycast served in 1998, Flycast experienced a slowdown, and in some cases an interruption, in delivering advertisements to viewers over a three-week period that limited the number of advertising views Flycast was able to serve. As the numbers of Web pages and users increase, Flycast's products, services and infrastructure may not be able to grow to meet the demand. To the extent that Flycast does not effectively address any capacity constraints or system failures, Flycast's business, results of operations and financial condition would be materially and adversely affected.

 Flycast runs the risk of system failure that could adversely affect its business.

   The continuing and uninterrupted performance of Flycast's system is critical to its success. Customers may become dissatisfied by any system failure that interrupts Flycast's ability to provide services to them, including failures affecting the ability to deliver advertisements quickly and accurately to the targeted audience. Sustained or repeated system failures would reduce significantly the attractiveness of Flycast's solutions to advertisers and Web sites. Flycast's business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays its operations.

   Flycast's operations depend on its ability to protect its computer systems against damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. In this regard, Flycast leases server space in the San Francisco Bay Area. Therefore, any of the above factors affecting the San Francisco Bay Area would have a material adverse effect on Flycast's business, results of operations and financial condition. Further, despite network security measures, Flycast's servers are vulnerable to computer viruses and disruptions from unauthorized tampering with Flycast's computer systems. Flycast carries business interruption insurance, but, it may not be enough to compensate for losses that may occur as a result of any of these events. Despite precautions, unanticipated problems affecting Flycast's systems could cause interruptions in the delivery of Flycast's solutions in the future. Flycast's data storage centers incorporate redundant systems, consisting of additional servers, but the primary system does not switch over to the backup system automatically.

   Flycast also depends upon Internet service providers that provide consumers with access to Flycast's products and services. In the past, users have occasionally experienced difficulties due to system failures unrelated to Flycast's systems. Any disruption in the Internet access provided by third-party providers or any failure of third-party providers to handle higher volumes of user traffic could have a material adverse effect on Flycast's business, results of operations and financial condition.

 Flycast has a limited number of customers upon whom it relies, and the loss of a major customer could adversely affect Flycast's revenue.

   Flycast expects that a limited number of customers will account for a significant portion of its revenue for the foreseeable future. As a result, if Flycast loses a major customer, its revenue could be adversely affected. In addition, Flycast cannot be certain that customers that have accounted for significant revenue in past periods, individually or as a group, will continue to generate revenue in any future period. In particular, advertisers may not achieve desired results from the use of Flycast's products and may therefore choose not to continue to use Flycast's products. Flycast also targets small advertisers that have limited advertising budgets and/or are interested in reaching small and limited target audiences. Flycast may not be able to generate sufficient revenue from these advertisers to lessen its dependence on its largest customers. Flycast typically enters into short-term contracts with Web sites for their supply of advertising views. The loss of a significant number of these advertising views might result in the loss of customers, which could have a material adverse effect on Flycast's business, results of operations and financial condition. For more detailed information, see "Flycast Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 69.

 Flycast depends on the evolution of Web advertising for its future success.

   Flycast expects to derive substantially all of its revenue in the foreseeable future from Web advertising. Therefore, Flycast's future success depends on increased use of the Web as an advertising medium. If the market for Web advertising fails to develop or develops more slowly than Flycast expects, then Flycast's business, results of operations and financial condition would be materially and adversely affected. The Web has not existed long enough as an advertising medium to demonstrate its effectiveness relative to traditional advertising media. Customers that have relied on traditional media for advertising may be reluctant to use Web advertising. Many customers have limited or no experience using the Web as an advertising medium, have allocated only a limited portion of their advertising budgets to Web advertising or may find Web advertising to be less effective for promoting their products and services than advertising using traditional media. In addition, advertisers and advertising agencies that have invested substantial resources in traditional methods of advertising may be reluctant to reallocate their media buying resources to Web advertising. Flycast cannot assure you that the market for Web advertising will continue to develop or be sustainable.

   Substantially all of Flycast's revenue is derived from the delivery of banner advertisements. If advertisers determine that banner advertising is not effective or attractive as an advertising medium, Flycast may not be able to shift to any other form of Web advertising. Also, users can install "filter" software programs that limit or prevent advertising from being delivered to a Web site. The widespread adoption of filter software by Web users or the failure to develop successful alternative forms of Web advertising could have a material and adverse effect on the Web advertising market and Flycast's business, results of operations and financial condition.

 Flycast's business model has a limited history, is different from other Web advertising networks and may not succeed.

   Flycast's business model is to generate revenue primarily by providing Web advertising solutions to response-oriented advertisers. Flycast cannot assure you that Web advertising, response-oriented marketing or its model for providing solutions based upon providing an improved return on investment for advertisers will achieve broad market acceptance or generate significant revenue. Other Web advertising companies' business models focus on selling advertising space on premium Web sites. Many of these other Web advertising companies have a longer history than Flycast does. Flycast's ability to generate significant revenue from advertisers will depend, in part, on Flycast's ability to:

 .  demonstrate to advertisers the         .  obtain adequate available
   effectiveness of direct response          advertising space from a large
   advertising on the Web;                   base of Web sites, whether they
                                             are small Web sites or large,
 .  demonstrate to advertisers that           premium Web sites; and
   they do not need to pay higher
   rates for advertisements on            .  obtain adequate advertising space
   premium Web sites in order to             from large, premium Web sites
   conduct an effective advertising          that either have direct sales
   campaign on the Web;                      forces or are represented by Web
                                             advertising companies that focus
 .  attract advertisers and Web sites         on selling advertising space on
   to the Flycast Network;                   premium Web sites.

 .  retain advertisers by
   differentiating the technology
   and services Flycast provides to
   them;

   Further, the Web sites in the Flycast Network must continue to generate sufficient user traffic characteristics attractive to advertisers. The intense competition among Web sites has led to the creation of a number of pricing alternatives for Web advertising. These alternatives make it difficult for Flycast to project future levels of advertising revenue and applicable gross margins that can be sustained either by Flycast or the Web advertising industry in general. A key component of Flycast's strategy is to enhance return on investment and other performance measurements for the advertisers using the Flycast Network. Flycast has limited experience in implementing and following this strategy and Flycast cannot assure you that this strategy will succeed or that Flycast will be able to achieve or maintain adequate gross margins.

 Flycast faces intense competition from more established Web advertising companies and potential new competitors that could adversely affect Flycast's business.

   We face intense competition from Web advertising networks and providers of advertising inventory management products and services. We expect this competition to continue to increase because there are no substantial barriers to entry. Many of Flycast's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than it does. This may allow them to respond more quickly than Flycast can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than Flycast can to the development, promotion and sale of their products and services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web sites. Flycast's competitors may develop products or services that are equal or superior to Flycast's solutions or that achieve greater market acceptance than its solutions. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of Flycast's prospective advertisers, advertising agency customers and Web sites. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. Flycast may not be able to compete successfully, and competitive pressures may materially and adversely affect its business, results of operations and financial condition.

 Flycast will depend on distribution relationships to increase its revenue.

   Flycast believes that its future success will depend in part on its relationships with companies that distribute or resell its Web advertising solutions. These relationships have not generated significant revenue to date, and, in order for Flycast to be successful, revenue generated by its resellers must increase. Flycast's inability to enter into future distribution relationships might limit the number and size of the markets Flycast serves. This could limit Flycast's revenue growth and have a material adverse effect on Flycast's business, results of operations and financial condition. Flycast has recently initiated reseller relationships with BellSouth, SBC Communications and U S WEST. Flycast's agreements with them provide that Flycast will deliver a wholesale supply of local Web advertising that their Yellow Pages sales forces will resell to local advertisers. These resellers have no obligation to resell Flycast's inventory of advertising space on Web sites and can terminate their relationships with Flycast with limited or no penalty with as little as 120 days' notice. The loss of any reseller, the failure of any reseller to perform under its agreement with Flycast or Flycast's inability to attract and retain new resellers could have a material adverse effect on Flycast's business, results of operations and financial condition.

   Intensive marketing and sales efforts may be necessary to educate prospective local advertisers about the uses and benefits of Flycast's products and services in order to generate demand for Flycast's services in the local advertiser market segment. These companies may not have adequate resources available to advertise their products and services and may not be willing to devote the staff necessary to educate themselves on the uses and benefits of Flycast's advertising solutions for localized or otherwise limited target customers. Flycast will depend on its distributors to sell its Web advertising solutions. If these distributors do not sell Flycast's solutions in an effective manner, Flycast's business, results of operations and financial condition may be materially and adversely affected.

 Flycast needs to manage its available advertising space and to establish relationships with diverse Web sites to attract customers.

   Flycast needs to make available a consistent supply of attractive advertising space to attract customers. Flycast's failure to do so could have a material and adverse effect on Flycast's business, results of operations and financial condition. The Web sites that list their unsold advertising space with Flycast are not bound by contracts that ensure Flycast a consistent supply of inventory. In addition, Web sites can change the number of advertising views they make available to Flycast at any time, subject to monthly minimums. If a Web site publisher decides not to make advertising space from its Web sites available to the Flycast Network, Flycast may not be able to replace this advertising space with advertising space from other Web sites that have comparable traffic patterns and user demographics in time to fulfill a buyer's request. Flycast expects its customers' requirements to become more sophisticated as the Web matures as an advertising medium. For example, Flycast expects its customers to become more precise in their requirements for geographically-targeted advertising that Flycast sells through its reseller network. Flycast cannot assure you that the amount or type of advertising space listed or the number of Web sites listing their advertising space on the Flycast Network will increase or even remain constant in the future.

 Flycast needs to manage its growth effectively in a rapidly growing Web advertising market where the requirements for success change frequently.

   As Flycast continues to increase the scope of its operations, Flycast will need an effective planning and management process to implement its business plan successfully in the rapidly evolving market for Web advertising. Flycast's business, results of operations and financial condition will be materially and adversely affected if Flycast is unable to manage its expanding operations effectively. Flycast has grown from 86 employees on March 31, 1999 to 153 employees on September 30, 1999. Flycast plans to continue to expand its sales and marketing, customer support and research and development organizations. Past growth has placed, and any future growth will continue to place, a significant strain on Flycast's management systems and resources. Flycast has recently implemented a new financial reporting system and expects that it will need to continue to improve its financial and managerial controls and its reporting systems and procedures.

 Flycast depends on key personnel for its future success.

   Flycast's future success depends to a significant extent on the continued service of Flycast's key senior management, technical and sales personnel. Flycast does not have long-term employment agreements with any of its key personnel nor does it have key-person insurance on any of its employees. The loss of the services of any member of Flycast's management team, or of any other key employees, would have a material adverse effect on Flycast's business, results of operations and financial condition. Flycast's future success also depends on its continuing ability to attract, retain and motivate highly skilled employees. Competition for employees in the industry is intense. Flycast may be unable to retain its key employees or attract, assimilate or retain other highly qualified employees in the future. Flycast has experienced difficulty from time to time in attracting the personnel necessary to support the growth of its business, and may experience similar difficulty in the future.

 Flycast depends on the continued growth of Internet usage and infrastructure for its business.

   Flycast's market is new and rapidly evolving. Flycast's business would be adversely affected if Web usage does not continue to grow. Web usage may be inhibited for a number of reasons, such as:

 .  inadequate network infrastructure;

 .  security concerns;

 .  inconsistent quality of service; and

 .  unavailability of cost-effective, high-speed service.

   If Web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, Flycast's business, results of operations and financial condition would be materially and adversely affected.

 Flycast must keep pace with rapidly changing technologies to be successful.

   The Web and Web advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable or require unanticipated investments in research and development.

   Flycast's future success will depend on its ability to adapt to rapidly changing technologies, to enhance existing solutions and to develop and introduce a variety of new solutions to address its customers' changing demands. For example, advertisers may require the ability to deliver advertisements utilizing new formats that go beyond stationary images and incorporate video, audio and interactivity, and more precise consumer targeting techniques. In addition, increased availability of Internet access that delivers greater amounts of data faster is expected to enable the development of new products and services that take advantage of this expansion in delivery capability. Flycast's failure to adapt successfully to these changes could adversely affect Flycast's business, results of operations and financial condition. Flycast may also experience difficulties that could delay or prevent the successful design, development, introduction or marketing of Flycast's solutions. In addition, any new solutions or enhancements that Flycast develops must meet the requirements of Flycast's current and prospective customers and must achieve significant market acceptance. Material delays in introducing new solutions and enhancements may cause customers to forego purchases of Flycast's solutions and purchase those of Flycast's competitors.

 Flycast's patent status is uncertain.

   Flycast has filed two regular patent applications and one provisional patent application in the United States, but Flycast does not have any issued patents. A provisional patent application is a type of patent application under which a patent will not issue. A provisional patent application only provides a priority date for a regular patent application that is filed within a one-year period following the filing of the provisional patent application. In September 1998, Flycast mistakenly announced that Flycast had been issued one United States patent. At the time of Flycast's announcement, that patent had been allowed by the United States Patent and Trademark Office. Subsequently, the United States Patent and Trademark Office informed Flycast that the patent application had been withdrawn from issue. A Patent Cooperation Treaty application covering this invention has been filed and an application has also been filed in the European Patent Office. The application relates to Flycast's AdEx Technology, specifically the ability to serve Web advertisements targeted to yield a viewer response. In January 1999, the United States Patent and Trademark Office suggested a claim for interference purposes with respect to this application. In March 1999, the United States Patent and Trademark Office informed Flycast that all claims were allowable but that ex parte prosecution was suspended pending action by the United States Patent and Trademark Office. Therefore, Flycast cannot currently take any action relative to this application. The purpose of an interference proceeding is to determine the relative priority between two or more applicants, and which of the applicants, if any, will ultimately be issued the patent. The United States Patent and Trademark Office has not informed Flycast of the identity of the other patent applicant(s) involved. If an interference is declared, Flycast may not obtain a patent with respect to the application that is the subject of the interference or may obtain a patent only for some subset of its original claims. Regardless of the outcome of any interference, it may take years to resolve and it might result in substantial expense to Flycast. Patents may not be issued with respect to Flycast's pending or future patent applications. Even if patents are issued, the patents may not be upheld as valid or prevent the development of competitive solutions.

   Third parties may have or may in the future be granted patents that cover Flycast's technology. In September 1999, Flycast became aware of a patent that was granted to DoubleClick entitled "Method of Delivery, Targeting and Measuring Advertising Over Networks." In an article published in the Wall Street Journal on September 13, 1999, Flycast, along with other companies, was identified as a potential infringer of the DoubleClick patent. Flycast is reviewing its intellectual property and patents owned by others with regard to the DoubleClick patent for any possible patent infringement claims. Flycast may be limited in its ability to use its technology, whether or not patented, without licenses, which may not be available on commercially reasonable terms.

 Flycast depends on its intellectual property rights and is subject to the risk of infringement.

   Flycast's success and ability to compete are substantially dependent on its internally-developed technologies, including AdEx, its advertising management platform, and applications that use the AdEx platform, and its trademarks AdAgent, AdEx, AdExchange, AdReporter, Category Select, Flycast, Run of Category, Run of Network, SiteRegistry, SiteReporter and Site Select, which it protects through a combination of patent, copyright, trade secret and trademark law. Flycast has applied for patents and applied to register trademarks in the United States and has registered the trademark Flycast. Flycast cannot guarantee that any of its patent applications or trademark registrations will be approved. Even if they are approved, these patents or trademarks might be successfully challenged by others or invalidated. If Flycast's trademark registrations are not approved because third parties own these trademarks, its use of these trademarks will be restricted unless it enters into arrangements with these third parties, which may be unavailable on commercially reasonable terms.

   Flycast generally enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally controls access to and distribution of AdEx, tools and documentation and other information. Despite these efforts, unauthorized parties may attempt to disclose, obtain or use Flycast's solutions or technologies. Flycast's precautions may not prevent misappropriation of its solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect Flycast's rights as fully as in the United States.

   Flycast's customized advertiser, affiliate and sales applications collect and utilize data derived from user activity on the Flycast Network and the Web sites of Web advertisers and sites using Flycast's solutions. This information is used for targeting advertising and predicting advertising performance. Although Flycast believes it has the right to use this information and the compilation of this information in its database, trade secret, copyright or other protection may not be available for this information. In addition, others may claim rights to this information. Flycast has licensed, and may license in the future, elements of its trademarks and similar intellectual property rights to third parties. Although Flycast attempts to ensure that the quality of its brand is maintained by these third parties, they may take actions that could materially and adversely affect the value of Flycast's intellectual property rights or its reputation.

   Flycast cannot guarantee that any of its intellectual property rights will be viable or valuable in the future since the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries is uncertain and still evolving. Furthermore, third parties may assert infringement claims against Flycast or the Web publishers with Web sites in the Flycast Network. Any claims could subject Flycast to significant liability for damages and could result in the invalidation of its intellectual property rights. In addition, any claims could result in litigation, which would be time-consuming and expensive to defend, and divert Flycast's time and attention. Even if Flycast prevails, this litigation could materially and adversely affect its business, results of operations and financial condition. Any claims or litigation from third parties may also result in limitations on Flycast's ability to use the intellectual property subject to these claims or litigation unless Flycast enters into arrangements with the third parties responsible for these claims or litigation, which may be unavailable on commercially reasonable terms.

 Flycast is subject to privacy concerns that may limit its success.

   Flycast's technology collects and utilizes data derived from user activity on the Web sites in the Flycast Network. AdEx enables the use of personal profiles, in addition to other mechanisms, to deliver targeted advertising, to help compile demographic information and to limit the frequency with which an advertisement is shown to the user. The effectiveness of Flycast's technology and the success of Flycast's business could be limited by any reduction or limitation in the use of personal profiles. These personal profiles contain bits of information keyed to a specific server, file pathway or directory location that are stored in the Internet user's hard drive and passed to a Web site's server through the user's browser software. Personal profiles are placed on the user's hard drive without the user's knowledge or consent, but can be removed by the user at any time through the modification of the user's browser settings. In addition, currently available Web browsers can be configured to prevent personal profiles from being stored on their hard drive. Some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of personal profiles.

   The European Union has recently adopted a directive addressing data privacy that may result in limitations on the collection and use of information regarding Internet users. These limitations may limit Flycast's ability to target advertising or collect and use information in most European countries.

 Flycast is subject to government regulation and legal uncertainties of doing business on the Web.

   Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Web and adversely affect the demand for Flycast's advertising solutions or otherwise have a material and adverse effect on Flycast's business, results of operations and financial condition. Recently, the United States Congress enacted Internet legislation regarding children's privacy, copyrights and taxation. A number of other laws and regulations may be adopted covering issues such as user privacy, pricing, acceptable content, taxation and quality of products and services. This legislation could hinder growth in the use of the Web generally and decrease the acceptance of the Web as a communications, commercial and advertising medium. In addition, the growing use of the Web has burdened the existing telecommunications infrastructure and has caused interruptions in telephone service. Telephone carriers have petitioned the government to regulate and impose fees on Internet service providers and online service providers in a manner similar to long distance carriers.

   Due to the global nature of the Web, it is possible that, while Flycast's transmissions originate in California, the governments of other states or foreign countries might attempt to regulate Flycast's transmissions or levy sales or other taxes relating to Flycast's activities. Furthermore, the European Union recently adopted a directive addressing data privacy that may result in limits on the collection and use of user information. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws including those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Flycast's business, results of operations and financial condition could be adversely affected by the adoption or modification of laws or regulations relating to the Internet, or the application of existing laws to the Internet.

 Flycast faces an unknown number of year 2000 risks.

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with these year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   Flycast has made an assessment of its year 2000 readiness. Flycast performed a year 2000 simulation on its software. Flycast has also contacted third-party vendors, licensors and providers of software, hardware and services regarding their year 2000 readiness.

   Please see "Flycast Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 69 for more detailed information.

 Flycast expects to experience volatility in its stock price that could affect your investment.

   The price at which Flycast's common stock will trade at is likely to be highly volatile and may fluctuate substantially due to factors such as:

 .  actual or anticipated                  .   developments with respect to
   fluctuations in Flycast's results          intellectual property rights;
   of operations;
                                           .  conditions and trends in the
 .  changes in or failure by Flycast           Internet and other technology
   to meet securities analysts'               industries; and
   expectations;
                                           .  general market conditions.
 .  announcements of technological
   innovations;

 .  introduction of new services by
   Flycast or its competitors;

   In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. In the past, these broad market fluctuations have been unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a material decline in the market price of Flycast's common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Flycast may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon Flycast's business and results of operations and financial condition.

 Flycast may not achieve the expected benefits from its acquisition of InterStep, Inc.

   On August 30, 1999, Flycast acquired InterStep, Inc. by issuing 480,337 shares of common stock for all of the outstanding shares of InterStep. Of the 480,337 shares of common stock, 47,558 shares are held by an escrow agent to serve as security for the indemnity provided by some of the shareholders of InterStep. Flycast accounted for the acquisition as a pooling-of-interests. The acquisition of InterStep and any other company involve numerous risks, including difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which Flycast has no or limited direct prior experience and the potential loss of key employees of the acquired company. Therefore, Flycast's business, results of operations, financial condition and the trading price of its common stock may be materially and adversely affected due to the factors described above.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   CMGI and Flycast believe this proxy statement/prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of CMGI and Flycast, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely," "potential" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of CMGI or Flycast set forth under:

 .  "Summary," "Selected Historical Condensed Consolidated and Unaudited Pro
   Forma Financial Information," "Risk Factors," "The Merger--Background of the Merger," "The Merger--CMGI's Reasons for the Merger," "The Merger--Flycast's Reasons for the Merger; Recommendation of the Flycast Board of Directors," "The Merger--Opinion of Financial Advisor to Flycast," "Unaudited Pro Forma Condensed Combined Financial Statements," "Description of Flycast's Business" and "Flycast Management's Discussion and Analysis of Financial Condition and Results of Operations;" and

 . "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CMGI's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this proxy statement/prospectus.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of CMGI or Flycast may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

  For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" on page 7. In addition to the risk factors and other important factors discussed elsewhere in the documents which are incorporated by reference into this proxy statement/prospectus, you should understand that the following important factors could affect the future results of CMGI and could cause results to differ materially from those suggested by the forward-looking statements:

 .  increased competitive pressures,     .  problems arising from the potential
   both domestically and                   inability of computers to properly
   internationally, including              recognize and process date-sensitive
   pressures that result from the          information beyond January 1, 2000
   issuance of patents or other            which may result in an interruption
   intellectual property to                in, or a failure of, normal business
   competitors of CMGI, which may          activities or operations of CMGI,
   affect sales of CMGI's services         its suppliers and customers;
   and impede CMGI's ability to
   maintain its market share and        .  changes in laws or regulations,
   pricing goals;                          including increased government
                                           regulation of the Internet and
 .  changes in United States, global        privacy related issues, third party
   or regional economic conditions         relations and approvals, decisions
   which may affect sales of CMGI's        of courts, regulators and
   products and services and               governmental bodies which may
   increase costs associated with          adversely affect CMGI's business or
   distributing such products;             ability to compete

 .  changes in United States and         .  CMGI may encounter greater than
   global financial and equity             expected costs and difficulties
   markets, including significant          related to combining Flycast's
   interest rate fluctuations, which       technology with the technology of
   may increase the cost of external       CMGI's current network of Internet
   financing for CMGI's operations,        advertising companies;
   and currency fluctuations, which
   may negatively impact CMGI's
   reportable income;

 .  CMGI may be unable to retain           .  other risks and uncertainties as
   certain customers of Flycast who          may be detailed from time to time
   may terminate their relationship          in CMGI's public announcements
   with Flycast as a result of the           and Securities and Exchange
   merger because they deem                  Commission filings.
   themselves competitors of CMGI;

 .  CMGI may be unable to retain
   certain Flycast employees if,
   after the merger, some of the
   activities and management of
   Flycast moves to the East Coast;
   and

   This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                 SELECTED HISTORICAL CONDENSED CONSOLIDATED AND
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following tables present selected historical condensed consolidated financial information, selected unaudited pro forma condensed combined financial information and comparative per share data for CMGI and Flycast. This information has been derived from their respective financial statements and notes, certain of which are included or incorporated by reference in this proxy statement/prospectus.

     CMGI Selected Historical Condensed Consolidated Financial Information
                     (In thousands, except per share data)

   The following selected historical condensed consolidated financial information should be read in conjunction with CMGI's audited consolidated financial statements and related notes and with CMGI's "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations information for each of the years in the five year period ended July 31, 1999, and the consolidated balance sheet data as of July 31, 1999, 1998, 1997, 1996 and 1995 have been derived from CMGI's consolidated financial statements. Historical results are not necessarily indicative of the results to be expected in the future. No cash dividends have been declared or paid on CMGI common stock.

                                       Fiscal Year ended July 31,
                              ------------------------------------------------
                                1999       1998      1997      1996     1995
                              ---------  --------  --------  --------  -------
Consolidated Statement of
 Operations Data:
Net revenues................  $ 175,666  $ 81,916  $ 60,056  $ 17,735  $11,091
Cost of revenues............    168,909    72,950    34,866    11,215    7,259
Research and development
 expenses...................     22,478    19,223    17,767     5,412      --
In-process research and
 development expenses.......      6,061    10,325     1,312     2,691      --
Selling, general and
 administrative expenses....    104,877    49,677    47,031    16,812    2,722
                              ---------  --------  --------  --------  -------
Operating income (loss).....   (126,659)  (70,259)  (40,920)  (18,395)   1,110
Interest income (expense),
 net........................        269      (870)    1,749     2,691      225
Gains on issuance of stock
 by subsidiaries and
 affiliates.................    130,729    46,285       --     19,575      --
Other gains, net............    758,312    96,562    27,140    30,049    4,781
Other expense, net..........    (13,406)  (12,899)     (769)     (746)    (292)
Income tax expense..........   (325,402)  (31,555)   (2,034)  (17,566)  (2,113)
                              ---------  --------  --------  --------  -------
Income (loss) from
 continuing operations......    423,843    27,264   (14,834)   15,608    3,711
Discontinued operations, net
 of income taxes............     52,397     4,640    (7,193)   (1,286)  24,504
                              ---------  --------  --------  --------  -------
Net income (loss)...........    476,240    31,904   (22,027)   14,322   28,215
Preferred stock accretion...     (1,662)      --        --        --       --
                              ---------  --------  --------  --------  -------
Net income (loss) available
 to common stockholders.....  $ 474,578  $ 31,904  $(22,027) $ 14,322  $28,215
                              =========  ========  ========  ========  =======
Diluted earnings (loss) per
 share:
Income (loss) from
 continuing operations......  $    4.10  $   0.30  $  (0.20) $   0.20  $  0.05
Discontinued operations.....       0.50      0.06     (0.09)    (0.02)    0.33
                              ---------  --------  --------  --------  -------
Net income (loss)...........  $    4.60  $   0.36  $  (0.29) $   0.18  $  0.38
                              =========  ========  ========  ========  =======
Shares used in computing
 diluted earnings (loss) per
 share......................    103,416    90,060    75,432    77,456   75,128
                              =========  ========  ========  ========  =======

                                                    July 31,
                                  ---------------------------------------------
                                     1999      1998     1997     1996    1995
                                  ---------- -------- -------- -------- -------
Consolidated Balance Sheet Data
Working capital.................. $1,381,005 $ 12,784 $ 38,554 $ 72,009 $47,729
Total assets.....................  2,404,594  259,818  146,248  106,105  77,803
Long-term obligations............     34,867    5,801   16,754      514     415
Redeemable preferred stock.......    411,283      --       --       --      --
Stockholders' equity.............  1,062,461  133,136   29,448   53,992  55,490

   Flycast's Selected Historical Condensed Consolidated Financial Information
                     (In thousands, except per share data)

   The following selected condensed historical consolidated financial information should be read in conjunction with Flycast's consolidated financial statements and related notes and "Flycast Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 69, which are included in this proxy statement/prospectus. The consolidated statement of operations information for each of the three years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1996, 1997 and 1998, are derived from the audited consolidated financial statements of Flycast appearing elsewhere in this proxy statement/prospectus. The selected financial data for the nine month periods ended September 30, 1998 and 1999 and as of September 30, 1999 have been derived from Flycast's unaudited consolidated financial statements and in the opinion of Flycast's management include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of Flycast for those periods in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results to be expected in the future. No cash dividends have been declared or paid on Flycast common stock.

                                                               Nine Months
                                                                  Ended
                                  Year Ended December 31,     September 30,
                                  -------------------------  -----------------
                                   1996    1997      1998     1998      1999
                                  ------  -------  --------  -------  --------
Consolidated Statement of
 Operations Data:
Revenue.........................  $  123  $   934  $  9,282  $ 4,765  $ 24,066
Cost of revenue.................       5      600     6,118    3,066    16,811
                                  ------  -------  --------  -------  --------
Gross profit....................     118      334     3,164    1,699     7,255
                                  ------  -------  --------  -------  --------
Operating expenses..............    (512)  (3,673)  (11,612)  (7,030)  (26,004)
Interest income (expense), net..      (1)      (7)     (412)     (71)       56
                                  ------  -------  --------  -------  --------
Net loss........................  $ (395) $(3,346) $ (8,860) $(5,402) $(18,693)
                                  ======  =======  ========  =======  ========
Accretion of mandatorily
 redeemable preferred stock.....     --      (206)     (656)    (491)     (667)
                                  ------  -------  --------  -------  --------
Loss attributable to common
 stockholders...................  $ (395) $(3,552) $ (9,516) $(5,893) $(19,360)
                                  ======  =======  ========  =======  ========
Basic and diluted loss per
 share..........................  $(0.83) $ (6.03) $  (7.26) $ (4.77) $  (2.18)
                                  ======  =======  ========  =======  ========
Shares used in basic and diluted
 loss per share.................     476      589     1,311    1,235     8,895
                                  ======  =======  ========  =======  ========
Pro forma basic and diluted loss
 per share (1)..................                   $  (1.25) $ (0.79) $  (1.61)
                                                   ========  =======  ========
Shares used in pro forma basic
 and diluted loss per
 share (1)......................                      7,589    7,471    12,027
                                                   ========  =======  ========

                                              December 31,
                                          ----------------------  September 30,
                                          1996   1997     1998        1999
                                          ----  ------  --------  -------------
Consolidated Balance Sheet Data
Cash, cash equivalents and short-term
 investments............................  $27   $3,593  $  5,380     $71,416
Working capital (deficiency)............  (41)   3,569     4,518      66,293
Total assets............................  319    4,885    11,502      94,675
Long-term obligations, less current
 portion................................  --        40     4,723       3,413
Mandatorily redeemable preferred stock..  --     8,195    13,855         --
Total common stockholders' equity
 (deficit)..............................  198   (3,945)  (12,007)     72,801

--------
(1) Pro forma basic and diluted loss per common share is computed by dividing loss attributable to common stockholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) and the weighted average number of common shares resulting from the assumed conversion of outstanding shares of mandatorily redeemable preferred stock.

     Selected Unaudited Pro Forma Condensed Combined Financial Information

   The selected unaudited pro forma condensed combined financial information, which has been derived from the selected historical consolidated financial statements, appearing elsewhere herein or incorporated herein by reference, gives effect to the acquisitions of AltaVista and Flycast as purchases. This pro forma combined financial information should be read in conjunction with the pro forma financial statements and their notes, as well as the Forms 8-K and 8-K/A filed by CMGI with respect to its acquisition of AltaVista on August 18, 1999. For the purpose of the unaudited pro forma condensed combined statement of operations data, CMGI's results of operations for the fiscal year ended July 31, 1999 have been combined with both AltaVista's results of operations for its comparable twelve month period and Flycast's results of operations for the twelve month period ended June 30, 1999, giving effect to the acquisitions as if they had occurred on August 1, 1998. For the purpose of the unaudited pro forma condensed combined balance sheet data, CMGI's consolidated balance sheet as of July 31, 1999 has been combined with both AltaVista's and Flycast's consolidated balance sheets as of June 30, 1999, giving effect to the acquisitions as if they had occurred on July 31, 1999.

   The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisitions had occurred on August 1, 1998, nor is it necessarily indicative of the future operating results or financial position of the combined enterprise.

                                CMGI and Flycast
     Selected Unaudited Pro Forma Condensed Combined Financial Information
                     (In thousands, except per share data)

                                                                     Year Ended
                                                                      July 31,
                                                                        1999
                                                                     -----------
Pro Forma Condensed Combined Statement of Operations Data:
Net revenue......................................................... $   292,100
Operating loss......................................................  (1,377,365)
Loss from continuing operations available to common stockholders....    (485,806)
Loss from continuing operations per share--basic and diluted........       (4.02)
                                                                        July
                                                                      31, 1999
                                                                     ----------
Pro Forma Condensed Combined Balance Sheet Data:
Working capital..................................................... $1,410,589
Total assets........................................................  5,964,875
Long-term obligations and convertible, redeemable preferred stock...    847,090
Stockholders' equity................................................  3,984,461

                           COMPARATIVE PER SHARE DATA

   The following table summarizes certain unaudited per share information for CMGI and Flycast on a historical pro forma condensed combined and equivalent pro forma condensed combined basis. The following information should be read in conjunction with the audited consolidated financial statements of CMGI and Flycast, the selected condensed consolidated financial data and the unaudited pro forma condensed combined financial information included elsewhere or incorporated by reference herein, including the Forms 8-K and 8-K/A filed by CMGI related to its August 18, 1999 acquisition of AltaVista. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisitions of AltaVista and Flycast had been consummated as of August 1, 1998. The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma net loss per share from continuing operations is computed by dividing the pro forma net loss from continuing operations by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of basic and diluted shares outstanding at the end of the period. The Flycast equivalent pro forma combined per share amounts as of July 31, 1999 are calculated by multiplying the CMGI pro forma combined per share amounts by the common stock exchange ratio of 0.4738.

                                                                    Year Ended
CMGI                                                               July 31, 1999
----                                                               -------------
Historical Per Common Share Data:
Income from continuing operations--basic..........................    $ 4.53
Income from continuing operations--diluted........................      4.10
Book value........................................................     11.12

Pro Forma Combined Per Common Share Data:
Loss from continuing operations--basic and diluted................    $(4.02)
Book value........................................................     32.23

                                                                   Twelve Months
                                                                       Ended
Flycast                                                            July 31, 1999
-------                                                            -------------
Historical Per Common Share Data:
Loss from continuing operations--basic and diluted................    $(3.87)
Book value........................................................      5.35

Equivalent Pro Forma Combined Per Common Share Data:
Loss from continuing operations--basic and diluted................    $(1.90)
Book value........................................................     15.27

                            MARKET PRICE INFORMATION

CMGI Market Price Information

   CMGI common stock has traded on the Nasdaq National Market under the symbol "CMGI" since January 25, 1994.

   The table below sets forth, for the periods indicated, the high and low sale prices of CMGI common stock as reported on the Nasdaq National Market, as adjusted for 2-for-1 stock splits effected on each of May 11, 1998, January 11, 1999 and May 27, 1999.

                                                                      CMGI
                                                                  Common Stock
                                                                 --------------
                                                                  High    Low
                                                                 ------- ------
Fiscal 1998
Quarter ended October 31, 1997.................................. $  3.56 $ 1.84
Quarter ended January 31, 1998.................................. $  4.63 $ 2.39
Quarter ended April 30, 1998.................................... $ 13.44 $ 4.57
Quarter ended July 31, 1998..................................... $ 22.94 $ 8.31
Fiscal 1999
Quarter ended October 31, 1998.................................. $ 22.50 $ 8.63
Quarter ended January 31, 1999.................................. $ 77.50 $14.53
Quarter ended April 30, 1999.................................... $165.00 $41.00
Quarter ended July 31, 1999..................................... $129.19 $71.50
Fiscal 2000
Quarter ended October 31, 1999.................................. $115.19 $66.25
Quarter ending January 31, 2000 (through December 2, 1999)...... $170.75 $96.19

Flycast Market Price Information

   The Flycast common stock has traded on the Nasdaq National Market under the symbol "FCST" since May 4, 1999, the date of Flycast's initial public offering.

   The table below sets forth, for the periods indicated, the high and low sale prices per share of Flycast common stock as reported on the Nasdaq National Market.

                                                                     Flycast
                                                                  Common Stock
                                                                  -------------
                                                                   High   Low
                                                                  ------ ------
Fiscal 1999
Quarter ended June 30, 1999...................................... $30.38 $16.75
Quarter ended September 30, 1999................................. $45.50 $18.38
Quarter ending December 31, 1999 (through December 2, 1999)...... $78.81 $41.25

Recent Closing Prices

   The following table sets forth the closing prices per share of CMGI common stock and Flycast common stock as reported on the Nasdaq National Market on (1) September 29, 1999, the last full trading day prior to the public announcement that CMGI and Flycast had entered into the merger agreement and (2) December 2, 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus. This table also sets forth the equivalent price per share of Flycast common stock on those dates. The equivalent price per share is equal to the closing price of a share of CMGI common stock on that date multiplied by 0.4738, the number of shares of CMGI common stock to be issued in the merger in exchange for each share of Flycast common stock.

                                                      CMGI   Flycast Equivalent
                                                     Common  Common      per
Date                                                  Stock   Stock  Share Price
----                                                 ------- ------- -----------
September 29, 1999.................................. $100.31 $38.00    $47.53
December 2, 1999.................................... $156.13 $71.94    $73.97

   Flycast and CMGI believe that Flycast common stock presently trades on the basis of the value of CMGI common stock expected to be issued in exchange for the Flycast common stock in the merger, discounted primarily for the uncertainties associated with the merger.

   Flycast stockholders are advised to obtain current market quotations for CMGI common stock and Flycast common stock. No assurance can be given as to the market prices of CMGI common stock or Flycast common stock at any time before the consummation of the merger or as to the market price of CMGI common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate Flycast stockholders for decreases in the market price of CMGI common stock which could occur before the merger becomes effective. In the event the market price of CMGI common stock decreases or increases prior to the consummation of the merger, the value of the CMGI common stock to be received in the merger in exchange for Flycast common stock would correspondingly decrease or increase.

Dividends

   CMGI has never declared or paid cash dividends on its common stock. CMGI currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the CMGI board of directors after taking into account various factors, including CMGI's financial condition, operating results, current and anticipated cash needs and plans for expansion.

   Flycast has never declared or paid cash dividends on its capital stock. Flycast currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends in the foreseeable future.

                              THE SPECIAL MEETING

   We are furnishing this proxy statement/prospectus to holders of Flycast common stock in connection with the solicitation of proxies by the Flycast board of directors for use at the special meeting of Flycast stockholders to be held on Thursday, January 13, 2000, and any adjournment of the meeting.

   This proxy statement/prospectus is first being mailed to Flycast stockholders on or about December 9, 1999. This proxy statement/prospectus is also furnished to Flycast stockholders as a prospectus in connection with the issuance by CMGI of shares of CMGI common stock as contemplated by the merger agreement.

Date, Time and Place

   The special meeting will be held on Thursday, January 13, 2000 at 10:00 a.m., local time, at the W Hotel, 181 3rd Street, San Francisco, California 94103.

Matters to be Considered at the Special Meeting

   At the special meeting of Flycast stockholders, and any adjournment of the special meeting, Flycast stockholders will be asked:

 . to consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of September 29, 1999, by and among CMGI, Freemont Corporation and Flycast, and their merger, under which Flycast will become a wholly owned subsidiary of CMGI and each outstanding share of Flycast common stock will be converted into the right to receive 0.4738 shares of CMGI common stock; and

 . to transact such other matters which may properly come before the special meeting or any and all adjournment(s) thereof.

Record Date

   Only stockholders of record of Flycast common stock at the close of business December 1, 1999 are entitled to notice of and to vote at the special meeting.

Voting and Revocation of Proxies

   We request that Flycast stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying postage-paid envelope to U.S. Stock Transfer Corporation, or otherwise mail it to them at P.O. Box 27302, Glendale, California 91225. Brokers holding shares in "street name" may vote the shares only if the beneficial stockholder provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. All properly executed proxies that Flycast receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, the proxies will be voted to approve the merger agreement and the merger. The Flycast board of directors does not currently intend to bring any other business before the special meeting and, so far as the Flycast board of directors knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting or any adjournment, the proxies will vote in accordance with Flycast's management's own judgment.

   Flycast stockholders may revoke their proxies at any time prior to its use:

 . by delivering to the secretary of Flycast a signed notice of revocation or a later-dated, signed proxy; or

 .  by attending the special meeting and voting in person.

   Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Vote Required

   As of the close of business on December 1, 1999, the record date, there were 15,182,128 shares of Flycast common stock outstanding and entitled to vote. As of the close of business on the record date, there were approximately 250 stockholders of record. The holders of a majority of the outstanding shares of Flycast common stock must approve the merger agreement and the merger. Flycast stockholders have one vote per share of Flycast common stock owned on the record date.

   As of December 1, 1999, the directors and officers of Flycast and their affiliates beneficially owned an aggregate of 4,026,057 shares of Flycast common stock (excluding any shares issuable upon the exercise of options) or approximately 26.5% of the shares of Flycast common stock outstanding on that date. Certain directors, officers and their affiliates, holding an aggregate of 3,175,968 shares of Flycast common stock, have agreed to vote their shares in favor of the merger. See "The Merger--Interests of Executive Officers and Directors of Flycast in the Merger" on page 49.

Quorum; Abstentions and Broker Non-Votes

   The required quorum for the transaction of business at the special meeting is a majority of the shares of Flycast common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger agreement and the consummation of the merger requires the affirmative vote of a majority of the outstanding shares of Flycast common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the consummation of the merger. In addition, the failure of a Flycast stockholder to return a proxy or vote in person will have the effect of a vote against the approval of the merger agreement and the merger. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this proxy statement/prospectus without the beneficial owners' specific instructions. Accordingly, Flycast stockholders are urged to return the enclosed proxy card marked to indicate their vote.

You Do Not Have Appraisal Rights

   Holders of Flycast common stock are not entitled to appraisal rights with respect to the merger.

Solicitation of Proxies and Expenses

   Flycast has retained the services of Corporate Investor Communications, Inc. to assist in the solicitation of proxies from its stockholders. The fees to be paid to Corporate Investor Communications, Inc. for its services will be paid by Flycast and are expected to be $5,500, plus reasonable expenses. Flycast will bear its own expenses in connection with the solicitation of proxies for its special meeting of stockholders, except that CMGI and Flycast each will pay one-half of all printing and filing costs, fees and expenses, other than attorneys' fees, incurred in connection with the registration statement, of which this proxy statement/prospectus is a part.

   In addition to solicitation by mail, the directors, officers and employees of Flycast may solicit proxies from Flycast stockholders by telephone, facsimile, e-mail or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending the proxy materials to beneficial owners.

Board Recommendation

   The Flycast board of directors has determined that the merger agreement and the merger are fair to, and in the best interests of, Flycast and its stockholders. Accordingly, the Flycast board of directors has unanimously approved the merger agreement and has unanimously recommended that the Flycast stockholders vote for approval of the merger agreement and the merger. In considering the recommendation of the Flycast board of directors, Flycast stockholders should be aware that Flycast's directors and officers have interests in the merger that are different from, or in addition to, those of Flycast's other stockholders, and that CMGI has agreed to provide employment, severance and/or indemnification arrangements to the directors and senior officers of Flycast. See "The Merger-Interests of Executive Officers and Directors of Flycast in the Merger" on page 49.

   The matters to be considered at the special meeting are of great importance to Flycast stockholders. Accordingly, Flycast stockholders are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

   Flycast stockholders should not send any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of Flycast common stock certificates will be mailed to Flycast stockholders promptly after completion of the merger. For more information regarding the procedures for exchanging Flycast stock certificates for CMGI stock certificates, see "The Merger Agreement--Exchange of Certificates" on page 54.

                                   THE MERGER

Background of the Merger

   Flycast and CMGI have been familiar with each other for well over a year. As participants in related segments of a rapidly emerging new industry, executives of Flycast, CMGI and Engage Technologies, a majority-owned subsidiary of CMGI, had occasional contact in the normal course of doing business and discussing possible ways of working together.

   On June 12, 1998, shortly after Mr. George Garrick assumed the position of Chief Executive Officer of Flycast, representatives from Flycast, CMGI and Engage met at CMGI's offices in Andover, Massachusetts in order to discuss potential business opportunities. Present from Flycast were Mr. Garrick and Mr. Ted Dintersmith, then a member of the Flycast board of directors. Present from CMGI were Mr. David Andonian, President, Business Development, and Mr. Bill White, Executive Vice President of Marketing and Communications. Present from Engage were Mr. Paul Schaut, Chief Executive Officer of Engage, Mr. David Fish, Vice President, Marketing for Engage, and Mr. Dan Jaye, Chief Technical Officer for Engage. At this meeting, the parties provided overviews of their companies and discussed mutual opportunities for working together, including a possible partnering between ADSmart, a wholly owned subsidiary of CMGI, and Flycast, a possible acquisition of ADSmart by Flycast, possible reseller and licensing agreements between Flycast and Engage, a possible investment in Flycast by CMGI, and other related topics.

   Over the next few months, executives from Flycast and CMGI continued to maintain contact and to have discussions concerning primarily the possible acquisition of ADSmart by Flycast and Flycast licensing Engage's technology. These discussions included the exchange of specific terms for possible commercial agreements, as well as several follow up meetings.

   Eventually, Flycast and CMGI realized that they were not likely to agree on terms that would lead to a substantive agreement of any kind, and discussions between the two companies tapered off.

   In early January 1999, Mr. Schaut contacted Mr. Garrick to revive discussions about Flycast agreeing to license and resell Engage's technology. Over the next two to three months, teams from the respective companies conducted evaluations of the compatibility of the two companies' technologies and held discussions concerning the terms of such an agreement. Again, the two companies were unable to reach an agreement satisfactory to both sides.

   On May 4, 1999, Flycast completed its initial public offering.

   During the last week of July 1999, Mr. Garrick received a telephone call from a company indicating interest in the possible acquisition of Flycast. During the first week of August 1999, Mr. Garrick received a telephone call from a second company indicating its interest in the possible acquisition of Flycast.

   In early August 1999, Mr. Garrick received a phone call from a representative of Robertson Stephens, one of CMGI's investment bankers. Robertson Stephens proposed a possible merger of Flycast and ADSmart.
Mr. Garrick indicated that he would be interested in a discussion if this were a CMGI initiative rather than solely an ADSmart initiative, and if it involved additional companies beyond Flycast and ADSmart. On August 11, 1999, Flycast formally retained Deutsche Bank Securities Inc. to act as its financial advisor in connection with possible business combinations. Mr. Garrick asked Robertson Stephens to follow up by contacting Deutsche Bank.

   On August 18, 1999, Mr. Garrick met with Mr. Andonian in New York City. They spent the evening discussing the industry in general, emerging trends, their respective visions for the industry and their companies, and the opportunities associated with a CMGI acquisition of Flycast. Mr. Garrick indicated to Mr. Andonian that Flycast would be interested in talking further, and apprised Mr. Andonian of the fact that there were other interested suitors.

   On August 25, 1999, the Flycast board of directors held a special meeting at the San Francisco offices of Deutsche Bank to review discussions held with CMGI and the two other companies regarding the possible acquisition of Flycast. Directors David Cowan, Howard Draft, George Garrick, Gary Prophitt and Michael Solomon attended the meeting. The meeting was also attended by members of Flycast management, representatives from Wilson Sonsini Goodrich & Rosati, outside legal counsel to Flycast, and representatives from Deutsche Bank. The chairman of the board summarized the interactions with the interested suitors. Legal counsel reviewed and commented upon the duties of the board of directors in the context of a potential acquisition of Flycast. Deutsche Bank presented an analysis of hypothetical combinations of Flycast with each suitor and the strategic effects of each combination. Legal counsel advised the board of directors on their responsibilities as board members with regard to both the interests of Flycast stockholders and Flycast's long term strategy and answered questions regarding the acquisition process and their fiduciary duties to Flycast stockholders. Deutsche Bank provided further analysis of the respective suitors.

   On August 30, 1999, the first of the other interested suitors delivered to Deutsche Bank a proposal for the acquisition of Flycast. The proposal was considered inadequate. The second interested suitor continued to express interest. Representatives of Deutsche Bank were instructed to maintain contact with both of these companies.

   Over the next week, several conversations took place between Robertson Stephens and Deutsche Bank in order to discuss the terms of a potential proposal for the acquisition of Flycast by CMGI.

   On September 3, 1999, Mr. Garrick and Ralph Harms, Chief Financial Officer, Thomas L. Marcus, Executive Vice President, and Patricia Mattler, Vice President of Finance of Flycast met with representatives of CMGI and Robertson Stephens at the offices of Deutsche Bank and discussed the potential complementary nature of the businesses of Flycast and CMGI and the possible ways the two companies could work together.

   On September 7, 1999, Mr. Garrick, Mr. Harms, Mr. Marcus and Ms. Mattler of Flycast again met with representatives from CMGI and Robertson Stephens at the offices of Deutsche Bank and discussed the business models of the two companies.

   On September 9, 1999, representatives of Flycast, and representatives of CMGI and Robertson Stephens participated on a conference call. The parties again discussed the business models of the two companies.

   On September 10, 1999, Robertson Stephens submitted a written proposal on behalf of CMGI to Deutsche Bank, outlining the principal acquisition terms under which CMGI was prepared to enter into a definitive merger agreement to acquire Flycast, including an exclusive negotiating period between Flycast and CMGI.

   On September 11, 1999, the Flycast board of directors held a series of three special meetings. Directors Cowan, Draft, Garrick, Prophitt and Solomon participated in each meeting by telephone. Each meeting was also attended by a member of Flycast management, a representative from Wilson Sonsini Goodrich & Rosati, and representatives from Deutsche Bank. At the first meeting, the Flycast board of directors discussed the economic terms of the acquisition proposal from CMGI. Deutsche Bank described the economic terms of the proposal and described CMGI's organizational structure and its businesses. At the second meeting, the Flycast board of directors engaged in a discussion with an executive officer of the second suitor who described the potential combination of Flycast with his company. The executive officer noted that any acquisition proposal would be further delayed and the likelihood of a proposal had been reduced due to other pending strategic transactions. At the third meeting, the Flycast board of directors considered the meeting with the executive officer of the second suitor and noted the potential delay and uncertainty of an acquisition with the second suitor. The Flycast board of directors instructed the officers to continue negotiations with both CMGI and the second suitor and to continue due diligence efforts with both companies.

   On September 13, 1999, Flycast, through Deutsche Bank, countered CMGI's September 10th proposal and communicated to CMGI that the price was not acceptable to the Flycast board of directors.

   On September 14, 1999, Robertson Stephens communicated verbally to Deutsche Bank an informal set of improved terms which involved a higher per-share price for Flycast.

   On September 16, 1999, Mr. Garrick, Mr. Marcus and Ms. Mattler of Flycast met with Mr. Andonian and Mr. Zur Muhlen of CMGI at the offices of Deutsche Bank to discuss pricing and other terms of the proposed merger.

   On September 18, 1999, the Flycast board of directors held a special meeting to consider the revised CMGI proposal to acquire Flycast. Directors Cowan, Draft, Garrick, Prophitt and Solomon participated in the meeting by telephone. The meeting was also attended by a member of Flycast management, and representatives from Deutsche Bank. A representative of Deutsche Bank briefed the Flycast board of directors on the revised proposal and the economic terms of the proposal. The Flycast board of directors instructed Deutsche Bank to communicate back to Robertson Stephens a counter-offer. The Flycast board of directors noted that discussions with the second suitor had been delayed.

   On September 21, 1999, Robertson Stephens communicated to Deutsche Bank that Flycast's counter-offer had been presented to the CMGI board of directors. However, the CMGI board of directors decided not to amend its prior offer and informed Flycast, through Robertson Stephens, of its decision not to accept Flycast's counter-offer. Afterwards, Mr. Garrick and Mr. Andonian had several telephone conversations to discuss the status of the negotiations and to explore acceptable terms. That evening, Flycast and CMGI entered into a mutual confidentiality agreement.

   On September 22, 1999, Mr. Garrick and Mr. Andonian had several telephone conversations to discuss the proposed principal terms of the acquisition. Following the telephone calls, Flycast, CMGI, Deutsche Bank and Robertson Stephens engaged in a conference call to review the proposed terms. The Flycast board of directors held a special meeting that afternoon to discuss the CMGI proposal to acquire Flycast. Directors Cowan, Draft, Garrick and Solomon participated in the meeting by telephone. The meeting was also attended by a member of Flycast management, representatives from Wilson Sonsini Goodrich & Rosati, and representatives from Deutsche Bank. A representative from Deutsche Bank presented the status of discussions with the potential acquiring parties. The representative from Deutsche Bank reported that the first suitor had failed to continue discussions, the second suitor had cited factors that would cause it to delay any possible proposal and CMGI had presented a proposal. The representative then reviewed the principal terms of the CMGI proposal. Legal counsel commented on certain aspects of the CMGI proposal. The Flycast board of directors held a full discussion of the terms of the proposed merger, including the strategic benefits of the combination, the exchange ratio and the stock option to be granted by Flycast to CMGI. In addition, the Flycast board of directors discussed the lock-up letter by which Flycast would agree that it would negotiate exclusively with CMGI until October 12, 1999 and discussed the standstill agreement by which Flycast would agree not to acquire shares of CMGI for one year. The Flycast board of directors then authorized Mr. Garrick to sign the lock-up letter and the standstill agreement, and to proceed with negotiating a definitive merger agreement.

   On September 23, 1999 and for the next several days, representatives of CMGI conducted due diligence of Flycast at the San Francisco offices of Deutsche Bank.

   On September 25, 1999, CMGI's legal counsel delivered draft definitive merger agreement documents. Negotiation of the terms of these documents commenced on September 26 and continued among Flycast, CMGI and their respective legal counsel and financial advisors over the next several days.

   On September 26, 1999, the CMGI board of directors held a special meeting and approved the definitive merger agreement.

   On September 27, 1999, representatives from Flycast and Deutsche Bank met with representatives from CMGI in Andover, Massachusetts and conducted due diligence on CMGI.

   On September 28, 1999, Mr. Garrick met with Mr. Zur Muhlen, Mr. Huey, and Mr. Andonian at CMGI's offices in Andover, Massachusetts to discuss certain terms of the proposed transaction. That afternoon, the Flycast board of directors held a special meeting at the Palo Alto offices of Wilson Sonsini Goodrich & Rosati to discuss the CMGI proposal to acquire Flycast. Directors Cowan, Garrick, and Solomon attended the meeting. The meeting was also attended by members of Flycast management, representatives from Wilson Sonsini Goodrich & Rosati, and representatives from Deutsche Bank. Legal counsel advised the Flycast board of directors on the status of the definitive merger agreement and of the Flycast board of directors' fiduciary duties to Flycast stockholders. Deutsche Bank reviewed the principal terms of the transaction, discussed the proposed consideration to be paid to Flycast stockholders and provided a preliminary financial analysis of the proposed transaction. Legal counsel reviewed with the Flycast board of directors a number of factors which the Flycast board of directors had considered relating to the evaluation of strategic alternatives and Flycast's long term strategy goals. The Flycast board of directors asked questions of management, legal counsel and Deutsche Bank.

   In the afternoon of September 29, 1999, Flycast and CMGI met at the San Francisco offices of Flycast to finalize the remaining issues of the definitive merger agreement. The Flycast board of directors convened a special meeting at Flycast's offices to consider and act upon approval of the proposed acquisition by CMGI. Directors Cowan, Draft, Prophitt and Solomon participated in the meeting by telephone. Director Garrick attended the meeting in person. The meeting was also attended by members of Flycast management, representatives from Wilson Sonsini Goodrich & Rosati and representatives from Deutsche Bank. Legal counsel reported on the negotiation of certain issues with CMGI. Representatives of Deutsche Bank presented their due diligence, reviewed and updated the financial analysis previously presented to the Flycast board of directors, presented an analysis of the valuation of Flycast, of CMGI and the value of the proposed acquisition, and commented further on the financial aspects of the acquisition. The representatives from Wilson Sonsini Goodrich & Rosati reviewed the principal terms of the definitive merger agreement, advised the Flycast board of directors of their fiduciary duties to the Flycast stockholders and noted that the Flycast board of directors had considered other strategic alternatives that were available to Flycast. Deutsche Bank delivered its opinion that the exchange ratio is fair, from a financial point of view, to the holders of Flycast common stock. After an extensive discussion of issues and alternatives, the Flycast board of directors unanimously approved the final terms of the definitive merger agreement and related agreements and determined to recommend to the Flycast stockholders that they approve the definitive merger agreement and the merger. The Flycast board of directors authorized Mr. Garrick to sign the definitive merger agreement on behalf of Flycast. Following the resolution of certain open issues, the parties signed the definitive merger agreement.

   Prior to the opening of the stock market on September 30, 1999, Flycast and CMGI announced the transaction and hosted a joint conference call announcing the merger.

CMGI's Reasons for the Merger

   The CMGI board of directors unanimously concluded that the merger was fair to, and in the best interest, of CMGI and its stockholders.

   The decision by the CMGI board of directors was based on several potential benefits of the merger that it believes will contribute to the success of CMGI's family of Internet advertising companies. These potential benefits include:

 . adding and integrating Flycast to its family of Internet advertising companies to offer Internet advertisers a complete spectrum of Internet advertising solutions;

 . enhancing the functionality and performance of the Internet advertising products offered by CMGI's family of Internet advertising companies with Flycast's technology;

 .  increasing CMGI's customer base; and

 .  accelerating CMGI's growth rate.

   The CMGI board of directors reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

 .  historical information                .  the terms of the merger
   concerning CMGI's and Flycast's          agreement;
   respective business focus,
   financial performance and             .  the impact of the merger on
   condition, operations,                   CMGI's customers and employees,
   technology and management;               as well as CMGI's majority owned
                                            subsidiaries within the CMGI
 .  CMGI management's view of the            group of Internet companies;
   financial condition, results of
   operations and businesses of          .  results of the due diligence
   CMGI and Flycast before and              investigation conducted by
   after giving effect to the               CMGI's management, accountants
   merger and the determination by          and counsel; and
   the CMGI board of directors of
   the merger's effect on                .  the expectation that the merger
   stockholder value;                       will be accounted for as a
                                            purchase for accounting
 .  current financial market                 purposes.
   conditions and historical stock
   market prices, volatility and
   trading information;

 .  the consideration Flycast
   stockholders will receive in the
   merger in light of comparable merger
   transactions;

   The CMGI board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

 .  the risk that the potential           .  loss of Flycast employees if
   benefits of the merger may not           after the merger some of the
   be realized;                             activities and management of
                                            Flycast moves from the West
 .  the possibility that the merger          Coast to the East Coast; and
   may not be consummated, even if
   approved by the Flycast               .  other applicable risks described
   stockholders;                            in this proxy
                                            statement/prospectus under "Risk
 .  exposure to patents and other            Factors" on page 7.
   intellectual property issued to
   competitors of Flycast;

 .  loss of customers of Flycast who
   may terminate their relationship
   with Flycast as a result of the
   merger because they deem
   themselves competitors of CMGI;

   The CMGI board of directors concluded, however, that, on balance, the merger's potential benefits to CMGI and its stockholders outweighed the associated risks. The discussion of the information and factors considered by the CMGI board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the CMGI board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

Flycast's Reasons for the Merger; Recommendation of the Flycast Board of
Directors

   The Flycast board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Flycast and its stockholders. Accordingly, the Flycast board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote FOR approval of the merger agreement and the merger.

   In reaching its decision, the Flycast board of directors identified several potential benefits of the merger, the most important of which included:

 .  the merger will represent a            .  the potential of an increased
   significant step forward in               ability to compete effectively in
   Flycast's strategy of becoming            a rapidly consolidating industry;
   the leading provider of Web-based
   direct response advertising            .  the exchange ratio's premium of
   solutions to advertisers;                 approximately 44.8% over the
                                             ratio of the closing prices of
 .  the expectation that the                  Flycast common stock divided by
   combination of Flycast's design           the corresponding closing prices
   expertise and products together           of CMGI common stock over the 30
   with CMGI's breadth of Internet           day trading period ending on
   advertising products and                  September 29, 1999;
   services, CMGI's greater size and
   resources, and the complementary       .  the increased trading liquidity
   nature of Flycast's and CMGI's            for Flycast stockholders by
   products and services will                receiving shares of CMGI common
   provide opportunities to realize          stock; and
   significant benefits and long-
   term value to stockholders;            .  the expectation that the merger
                                             will be treated as a tax-free
 .  the potentials for accelerating           reorganization to Flycast and its
   new product development and               stockholders.
   features for current and future
   e-commerce solutions;

 .  the greater opportunities for
   Flycast to offer its solution to
   a larger, more diverse customer
   base;

   The decision of the Flycast board of directors was the result of its careful consideration of a range of strategic alternatives, including potential business combinations and relationships with CMGI and other companies in the pursuit of Flycast's long-term business strategy. In reaching its decision to approve the merger, the Flycast board of directors consulted with Flycast's senior management, as well as its legal counsel, independent accountants and financial advisors. Among the factors considered by the Flycast board of directors in its deliberations were the following:

 .  the current and prospective            .  the consideration to be received
   economic and industry environment         by Flycast stockholders in the
   in which Flycast operates,                proposed merger and the
   including (a) the continued trend         relationship between the market
   for consolidation in the Internet         value of the CMGI common stock to
   advertising industry; (b) the             be issued in exchange for the
   ability of larger industry                Flycast common stock and a
   participants to increase market           comparison of comparable merger
   share; and (c) the trend of such          transactions;
   companies toward offering a
   complete spectrum of Internet          .  the prospects of Flycast as an
   advertising solutions;                    independent company;

 .  the historical information             .  the potential for parties, other
   concerning Flycast's, CMGI's and          than CMGI, to acquire or enter
   certain other potential                   into strategic relationships with
   acquirors' respective businesses,         Flycast;
   prospects, financial performance
   and condition, operations,             .  the comparison of financial
   technology, management and                conditions, results of operations
   competitive position, including           and businesses of Flycast before
   public reports filed with the             and after giving effect to a
   SEC;                                      merger with each potential
                                             acquiror;
 .  the complementary nature of the
   technology, products, services         .  financial market conditions and
   and customer base of Flycast and          historical stock market prices,
   CMGI;                                     volatility and trading
                                             information;

                                          .  the belief that the terms of the
                                             merger agreement are reasonable;

 .  the impact of the merger on            .  the analysis prepared by Deutsche
   Flycast's customers and                   Bank and presented to the Flycast
   employees;                                board of directors and the
                                             opinion of Deutsche Bank, more
 .  the results of the due diligence          fully described in "The Merger--
   investigation of CMGI conducted           Opinion of Financial Advisor to
   by Flycast's management and               Flycast," that as of the date of
   financial advisors;                       such opinion and based on and
                                             subject to the assumptions made,
 .  the fairness and reasonableness           matters considered and limits of
   to Flycast of the terms of the            the review undertaken, the
   merger agreement, stock option            exchange ratio in the merger was
   agreement and related agreements,         fair, from a financial point of
   which were the product of                 view, to the holders of Flycast
   extensive arm's length                    common stock.
   negotiations; and

   In particular, the Flycast board of directors considered (1) the stock option granted to CMGI, (2) the events triggering payment of the termination fee to CMGI, (3) the limitations on Flycast's ability to negotiate an alternative transaction with other companies, and (4) the potential effect of these provisions on Flycast receiving alternative proposals that could be superior to the merger. Because the Flycast board of directors conducted an extensive review of its strategic alternatives prior to entering into the merger agreement, and because these provisions were required by CMGI in order for it to enter into the merger agreement, the Flycast board of directors determined that the value for Flycast stockholders represented by the merger justified these requirements.

   The Flycast board of directors also identified and considered a number of uncertainties and risks concerning the merger, including:

 .  the risk that the per share value      .  the risk that Flycast might
   of the consideration to be                suffer employee attrition or fail
   received by Flycast stockholders          to attract key personnel due to
   might be significantly less than          uncertainties associated with the
   the price per share implied by            merger;
   the exchange ratio immediately
   prior to the announcement of the       .  the risks that Flycast might face
   merger because the exchange ratio         if it remains independent;
   will not be adjusted for changes
   in the market price of either          .  the risk that if CMGI's stock
   CMGI common stock or Flycast              option becomes exercisable, it
   common stock;                             would impair a third party
                                             acquiror's ability to account for
 .  the risk that the merger might            an acquisition of Flycast using
   not be consummated;                       the pooling of interests method
                                             of accounting and thereby reduce
 .  the risk that the benefits sought         the number of potential
   in the merger might not be fully          acquirors; and
   achieved;
                                          .  the other applicable risks
 .  the difficulty of and risks               described in this proxy
   associated with the integration           statement/prospectus under "Risk
   of a different management and             Factors" on page 7.
   organizational structure;

   As a result of the foregoing considerations, the Flycast board of directors determined that the potential advantages of the merger outweighed the benefits of remaining as a separate company. The Flycast board of directors believes that the combined company will have far greater opportunity than Flycast alone to compete in its industry.

   In view of the variety of factors considered in connection with its evaluation of the merger, the Flycast board of directors did not find it practicable to, and accordingly did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, many of the factors contained elements which may have both a positive and negative effect on the fairness of the merger. Except as described above, the Flycast board of directors, as a whole, did not attempt to analyze each individual factor separately to determine its impact on the fairness of the merger. Consequently, individual members of the

Flycast board of directors may have given different weight to different factors and may have viewed differently each factor's effect on the fairness determination.

   For the reasons discussed above, the Flycast board of directors has unanimously approved the merger agreement and has determined that the merger is advisable and fair to, and in the best interests of, Flycast and its stockholders and unanimously recommends that Flycast stockholders vote for approval of the merger agreement and the merger.

   In considering the recommendation of the Flycast board of directors with respect to the merger agreement, Flycast stockholders should be aware that directors and officers of Flycast have interests in the merger that are different from, or are in addition to, the interests of Flycast stockholders generally. Please see "The Merger--Interests of Executive Officers and Directors of Flycast in the Merger" on page 49.

Opinion of Financial Advisor to Flycast

   Deutsche Bank Securities Inc. acted as financial advisor to Flycast in connection with the merger. At the September 29, 1999 meeting of the Flycast board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date, to the Flycast board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio was fair, from a financial point of view, to Flycast stockholders.

   The full text of Deutsche Bank's written opinion, dated September 29, 1999, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Flycast stockholders are urged to read Deutsche Bank's opinion in its entirety. The summary of the opinion of Deutsche Bank set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

   In connection with Deutsche Bank's role as financial advisor to Flycast, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial information and other information concerning Flycast and CMGI and certain internal analyses and other information furnished to it by Flycast and CMGI. Deutsche Bank also held discussions with the members of the senior managements of Flycast and CMGI regarding the businesses and prospects of their respective companies and the joint prospects of a combined enterprise. In addition, Deutsche Bank:

 .  reviewed the reported prices and       .  reviewed the financial terms of
   trading activity for the common           selected recent business
   stock of both Flycast and CMGI;           combinations which it deemed
                                             comparable in whole or in part;
 .  reviewed recent public research
   analyst reports concerning CMGI;       .  reviewed the terms of a draft of
                                             the merger agreement dated
 .  compared certain financial and            September 27, 1999 and drafts of
   stock market information for              certain related documents dated
   Flycast and CMGI with similar             September 27, 1999; and
   information for selected
   companies whose securities are         .  performed such other studies and
   publicly traded;                          analyses and considered such
                                             other factors as it deemed
                                             appropriate.

   In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Flycast or CMGI, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information.

   Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Flycast or CMGI. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Flycast as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank was not provided with, and did not rely on, any forecasts or projections concerning CMGI.

   Deutsche Bank assumed for purposes of its analysis that the value of the CMGI common stock to be received by stockholders of Flycast in the proposed merger is equal to the closing trading price of the CMGI common stock as of September 28, 1999, and Deutsche Bank expressed no opinion or view on the value of the CMGI common stock. Deutsche Bank did not express any opinion as to the price at which the shares of CMGI common stock that are to be issued pursuant to the proposed merger will be traded in the future. The opinion of Deutsche Bank was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion. Although subsequent developments may affect its opinion, Deutsche Bank has assumed no obligation to update, revise or reaffirm it.

   In rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis,

 .  the representations and                .  in connection with obtaining any
   warranties of Flycast, CMGI and           necessary governmental,
   the transitory subsidiary                 regulatory or other approvals and
   contained in the merger agreement         consents, or any amendments,
   are true and correct;                     modifications or waivers to any
                                             agreements, instruments or orders
 .  Flycast, CMGI and the transitory          to which either Flycast or CMGI
   subsidiary will each perform all          is a party or subject or by which
   of the covenants and agreements           it is bound, no limitations,
   to be performed by it under the           restrictions or conditions will
   merger agreement;                         be imposed or amendments,
                                             modifications or waivers made
 .  all conditions to the obligation          that would have a material
   of each of Flycast, CMGI and the          adverse effect on Flycast or CMGI
   transitory subsidiary to                  or materially reduce the
   consummate the merger will be             contemplated benefits of the
   satisfied without any waiver              merger to Flycast.
   thereof;

 .  all material governmental,
   regulatory or other approvals and
   consents required in connection
   with the consummation of the
   merger will be obtained; and

   In addition, Deutsche Bank has been advised by Flycast, and accordingly has assumed for purposes of its opinion, that the merger will be tax-free to each of Flycast and CMGI and their respective stockholders and that the merger will be accounted for as a purchase for accounting purposes.

   Set forth below is a brief summary of some of the financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Flycast board of directors at its meeting on September 29, 1999. These summaries of financial analyses include information presented in a tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read with the text of each summary because the tables alone are not a complete description of the financial analyses.

 Historical Stock Performance

   Deutsche Bank reviewed and analyzed recent and historical market prices and trading volume for CMGI common stock and Flycast common stock and compared such market prices to certain stock market indices.

 Analysis of Selected Publicly Traded Companies

   Deutsche Bank compared certain financial information and commonly used valuation measurements for Flycast to corresponding information and measurements for a group of three publicly traded Internet advertising companies (consisting of AdForce, Inc., DoubleClick, Inc. and 24/7 Media, Inc., which we refer to as the selected companies). Such financial information and valuation measurements included, among other things, (1) common equity market valuation; (2) operating performance; (3) ratios of enterprise value, defined as common equity market value as adjusted for debt and cash, to revenues; and
(4) ratios of enterprise value to gross profit. To calculate the trading multiples for Flycast and the selected companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information as well as revenue and earnings estimates reported by research analysts who cover the selected companies.

   The following table summarizes the multiples of enterprise value to revenues and gross profit for Flycast and the selected companies for the indicated periods.

                                  Flycast             Selected Companies
                            -------------------- -----------------------------
                            Research  Management
                            Estimates Estimates   Mean  Median      Range
                            --------- ---------- ------ ------ ---------------
Enterprise value to
 revenues
Trailing twelve months.....   45.2x      45.2x    33.8x  40.3x 16.2x to  44.8x
  Calendar year 1999.......   29.3x      23.7x    22.3x  27.0x  8.3x to  31.6x
  Calendar year 2000.......   17.6x      12.4x    13.1x  14.2x  4.5x to  20.6x
Enterprise value to gross
 profit
Trailing twelve months.....  172.5x     172.5x   159.6x 158.4x 72.9x to 247.4x
  Calendar year 1999.......  118.1x      84.5x    63.3x  52.2x 33.8x to 103.9x
  Calendar year 2000.......   68.5x      39.2x    27.4x  33.0x 16.0x to  33.1x

   None of the companies utilized as a comparison is identical to Flycast. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

 Analysis of Selected Precedent Transactions

   Deutsche Bank reviewed the financial terms, to the extent publicly available, of fifteen proposed, pending or completed merger and acquisition transactions since January 15, 1998 involving companies in the Internet industry. We refer to these transactions as the selected transactions. Deutsche Bank calculated various financial multiples and premiums over market value based on certain publicly available information for each of the selected transactions and compared them to corresponding financial multiples and premiums over market value for the merger, based on the exchange ratio and the per share market price of CMGI common stock on September 28, 1999. The transactions reviewed were:

 .  the acquisition of AdKnowledge by      .  the acquisition of Abacus Direct
   Engage Technologies, announced            Corp. by DoubleClick Inc.,
   September 24, 1999;                       announced June 14, 1999;

 .  the acquisition of AdForce, Inc.       .  the acquisition of Revnet Systems
   by CMGI, announced September 20,          by MessageMedia, Inc., announced
   1999;                                     June 9, 1999;

 .  the acquisition of ConsumerNet by      .  the acquisition of Excite, Inc.
   24/7 Media Inc., announced August         by At Home Corporation, announced
   4, 1999;                                  January 19, 1999;

 .  the acquisition of NetGravity by       .  the acquisition of Netscape
   DoubleClick Inc., announced July          Communications Corporation by
   13, 1999;                                 America Online, Inc., announced
                                             November 24, 1998;
 .  the acquisition of DotOne Corp.
   by Critical Path Inc., announced
   June 14, 1999;

 .  the acquisition of LinkExchange        .  the acquisition of CKS Group by
   by Microsoft Corporation,                 USWeb Corporation, announced
   announced November 5, 1998;               September 2, 1998;

 .  the acquisition of Relevant            .  the acquisition of Tripod, Inc.
   Knowledge by Media Metrix,                by Lycos, Inc., announced
   announced November 5, 1998;               February 3, 1998; and

 .  the acquisition of Yoyodyne            .  the acquisition of MatchLogic,
   entertainment by Yahoo! Inc.,             Inc. by Excite, Inc., announced
   announced October 12, 1998;               January 15, 1998.

   The following table summarizes the calculations by Deutsche Bank of the multiples of enterprise value to revenues for the merger (the enterprise value of Flycast being derived from the exchange ratio and the market value of CMGI common stock on September 28, 1999) and the selected transactions:

                                      Flycast          Selected Transactions
                                -------------------- --------------------------
                                Research  Management
                                Estimates Estimates  Mean  Median     Range
                                --------- ---------- ----- ------ -------------
Enterprise value to revenues
Trailing twelve months.........   45.2x     45.2x    25.5x 20.8x  1.9x to 63.7x
  1 year forward...............   29.3x     23.7x    14.4x 14.8x  1.8x to 29.5x
  2 year forward...............   17.6x     12.4x    10.2x  9.8x  1.4x to 23.3x

   All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the two-year period during which the selected transactions occurred.

   For the six selected transactions in which the stock of the acquired company was publicly traded (CMGI/ AdForce, DoubleClick/NetGravity, DoubleClick/Abacus Direct, At Home/Excite, America Online/Netscape and USWeb/CKS), Deutsche Bank also calculated the premium of the exchange ratio at which such transactions were announced or effected to each acquired company's average exchange ratio for the one day and 15, 30 and 60 trading days prior to the announcement of the transaction. This premium analysis is summarized in the following table:

                                                       Exchange ratio premium
                                                       ------------------------
                                          CMGI/Flycast Mean  Median    Range
                                          ------------ ----  ------ -----------
1 day average............................     25.4%    14.9%  13.5% (4.5%)-36.5%
15 day average...........................     31.8%    24.9%  23.7%  10.8%-41.8%
30 day average...........................     44.8%    26.2%  29.4%  11.9%-36.3%
60 day average...........................     61.5%    22.6%  20.9%   7.9%-38.3%

   Because the reasons for, and circumstances surrounding, each of the selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of CMGI and Flycast and the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of the selected transactions and the merger that could affect the value of the subject companies and businesses and CMGI and Flycast.

 Pro Forma Combined Revenue Analysis

   Deutsche Bank analyzed certain pro forma effects of the merger. Based on such analysis, Deutsche Bank computed the resulting dilution to the combined company's revenue per share estimate for the fiscal year ending July 31, 2000. Deutsche Bank noted, based on public analysts' and Flycast's management estimates of Flycast's fiscal year 2000 revenues, that the merger would be approximately 1.2% dilutive and 0.2% dilutive to the combined company's revenue per share for the fiscal year ending July 31, 2000, respectively.

   The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to Flycast board of directors and in preparing its opinion, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

   In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Flycast board of directors as to the fairness of the exchange ratio to the Flycast stockholders and do not purport to be appraisals of or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Flycast management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Flycast's and CMGI's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Flycast, CMGI or their respective advisors, none of Flycast, Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

   The terms of the merger were determined through negotiations between Flycast and CMGI and were approved by the Flycast board of directors. Although Deutsche Bank provided advice to Flycast during the course of these negotiations, the decision to enter into the merger was solely that of the Flycast board of directors. As described above, the opinion and presentation of Deutsche Bank to the Flycast board of directors were only one of a number of factors taken into consideration by the Flycast board of directors in making its determination to approve the merger. Deutsche Bank's opinion was provided to the Flycast board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of Flycast common stock as to how to vote with respect to the merger.

Interests of Financial Advisor to Flycast in the Merger

   Flycast selected Deutsche Bank Securities Inc. as its financial advisor in connection with the merger based on Deutsche Bank's qualifications, reputation and experience in mergers and acquisitions. Flycast retained Deutsche Bank pursuant to a letter agreement dated August 11, 1999, which we refer to as the engagement letter. As compensation for Deutsche Bank's services in connection with the merger, Flycast has paid Deutsche Bank a cash fee of $1.05 million which will be credited against a total fee based on the consideration paid to Flycast's stockholders in the merger, valued and to be paid upon consummation of the merger. Based upon the closing price of CMGI stock on December 1, 1999, the total fee would equal approximately $12.6 million. Regardless of whether the merger is consummated, Flycast has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Flycast has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

   Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank Securities Inc. is an affiliate of Deutsche Bank AG, and we refer to Deutsche Bank, Deutsche Bank AG and its affiliates collectively as the DB

Group. One or more members of the DB Group have, from time to time, provided investment banking and other financial services to Flycast or its affiliates for which such member has received compensation, including the initial public offering of 3.2 million shares of Flycast common stock on May 4, 1999. In the ordinary course of business, members of the DB Group publish research reports regarding the Internet industry and the business and services of publicly owned companies in the Internet industry. Members of the DB Group may actively trade securities and other instruments and obligations of Flycast and CMGI for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities, instruments or obligations.

Interests of Executive Officers and Directors of Flycast in the Merger

   When considering the recommendation of the Flycast board of directors, Flycast stockholders should be aware that the officers and directors of Flycast have interests in the merger that differ from, or are in addition to, those of Flycast stockholders. The Flycast board of directors was aware of these potential conflicts and considered them in reaching its decision to approve the merger agreement and recommend that Flycast stockholders vote for approval of the merger agreement and the merger.

 Flycast Options Being Assumed by CMGI

   As of September 30, 1999, Flycast's executive officers and directors, and their respective affiliates, held options to purchase a total of 2,065,000 shares of Flycast common stock, at exercise prices ranging from $0.10 to $18.50 per share, of which 1,433,754 shares were unvested.

 Employment Agreements

   In May 1998, Flycast entered into a letter agreement with George R. Garrick, its President and Chief Executive Officer, which entitles Mr. Garrick to continued salary and benefits in the event of his termination without cause by Flycast or its successor for a period that is the greater of (1) six months or
(2) the time between the date of termination and the first anniversary of Mr. Garrick's initial date of employment. In addition, the agreement provides that, in the event that Flycast enters into a change of control transaction, 70% of the unvested shares acquired or acquirable from the exercise of options granted to Mr. Garrick on June 30, 1998 will accelerate and become immediately vested upon the closing of a change of control transaction, unless this acceleration would preclude a pooling of interests accounting treatment of the change of control transaction.

   In March 1999, Flycast entered into a letter agreement with Thomas L. Marcus, its Executive Vice President Finance, Administration and Corporate Development, which entitles Mr. Marcus to continued salary and benefits in the event of his termination without cause by Flycast or its successor. In addition, the agreement provides that, in the event that Flycast enters into a change of control transaction, 25% of the unvested shares acquired or acquirable from the exercise of options initially granted to Mr. Marcus will accelerate and become immediately vested upon the closing of this transaction, unless this acceleration would preclude a pooling of interests accounting treatment for the transaction.

   In January 1999, Flycast entered into a letter agreement with Ralph Harms, its Vice President and Chief Financial Officer, which entitles Mr. Harms to continued salary and benefits for six months in the event of his termination without cause by Flycast or its successor. In addition, the agreement provides that, in the event that Flycast enters into a change of control transaction, 25% of the unvested shares acquired or acquirable from the exercise of options initially granted to Mr. Harms will accelerate and become immediately vested upon the closing of this transaction, unless this acceleration would preclude a pooling of interests accounting treatment for the transaction.

   Pursuant to the merger agreement, CMGI has agreed to cause the surviving corporation in the merger to indemnify each present and former Flycast officer and director against liabilities arising out of such person's services as an officer or director. CMGI will cause the surviving corporation to maintain officers' and directors' liability insurance to cover any such liabilities for the next six years.

   As a result of the interests described above, these directors and executive officers may have been more likely to approve the merger than Flycast stockholders generally.

Treatment of Flycast Common Stock

   In the merger, each share of Flycast common stock will be exchanged for
0.4738 shares of CMGI common stock.

   Holders of Flycast common stock should not send their Flycast common stock certificates at this time. Following the effective time of the merger, holders of Flycast common stock will receive instructions for the surrender and exchange of such stock certificates.

Accounting Treatment of the Merger

   The merger will be accounted for by CMGI using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of Flycast, including intangible assets, will be recorded at their fair market values and included in the financial statements of CMGI. The aggregate merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets acquired from Flycast will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized. The results of operations and cash flows of Flycast will be included in CMGI's financial statements prospectively as of the consummation of the merger.

Regulatory Approvals

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the acquisition of shares of Flycast common stock in the merger by CMGI may not be consummated until notifications have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. CMGI and Flycast each filed a pre-merger notification and report form with the FTC and the Antitrust Division on November 5, 1999. Early termination of the waiting period with respect to the merger was granted by the FTC, on behalf of itself and the Antitrust Division, on November 23, 1999.

   At any time before the effective time of the merger, the FTC, the Antitrust Division or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and, any time after the effective time of the merger, to cause CMGI to divest itself, in whole or in part, of the surviving corporation of the merger or of certain businesses conducted by the surviving corporation. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, CMGI will prevail.

Material United States Federal Income Tax Considerations

   The discussion below summarizes certain material United States federal income tax considerations generally applicable to United States holders of Flycast common stock who, pursuant to the merger, exchange their Flycast common stock solely for CMGI common stock. Consummation of the merger is conditioned upon CMGI's receipt of an opinion from Hale and Dorr LLP (or Wilson Sonsini Goodrich & Rosati if Hale and Dorr LLP does not provide such an opinion) and Flycast's receipt of an opinion from Wilson Sonsini Goodrich & Rosati (or Hale and Dorr LLP if Wilson Sonsini Goodrich & Rosati does not provide such an opinion) to the effect that the merger will qualify for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The discussion below assumes that the merger will be treated in accordance with the opinions of Hale and Dorr LLP and Wilson Sonsini Goodrich & Rosati, described in the preceding sentence, which are included as exhibits 8.1 and 8.2 of the registration statement of which this proxy statement/prospectus forms a part.

   The discussion below and the opinions of Hale and Dorr LLP and Wilson Sonsini Goodrich & Rosati are based upon current provisions of the Internal Revenue Code, currently applicable U.S. Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. The opinions of Hale and Dorr LLP and Wilson Sonsini Goodrich & Rosati are based on the facts, representations and assumptions set forth or referred to in such opinions, including representations contained in certificates executed by officers of CMGI and Flycast. The opinions are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to the stockholders of CMGI and Flycast.

   The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. In addition, the discussion below and such opinions do not consider the effect of any applicable state, local or foreign tax laws.

   Holders of Flycast common stock are urged to consult their tax advisors as to the particular tax consequences to them of the transaction described herein, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

   In the opinion of Hale and Dorr LLP, counsel to CMGI, and in the opinion of Wilson Sonsini Goodrich & Rosati, counsel to Flycast, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, subject to the limitations and qualifications referred to herein, the following tax consequences will result:

 .  No gain or loss will be                .  The aggregate tax basis of the
   recognized by CMGI, Flycast or            CMGI common stock so received by
   the transitory subsidiary solely          Flycast stockholders in the
   as a result of the merger.                merger, including any fractional
                                             share of CMGI common stock not
 .  No gain or loss will be                   actually received, will be the
   recognized by the holders of              same as the aggregate tax basis
   Flycast common stock upon the             of the Flycast common stock
   receipt of CMGI common stock              surrendered in exchange.
   solely in exchange for such
   Flycast common stock in the            .  The holding period with respect
   merger, except to the extent of           to CMGI common stock received by
   cash received in lieu of                  each Flycast stockholder in the
   fractional shares.                        merger will include the holding
                                             period for the Flycast common
 .  Cash payments received by holders         stock surrendered in exchange,
   of Flycast common stock in lieu           provided that the Flycast common
   of a fractional share will be             stock surrendered is held as a
   treated as capital gain (or loss)         capital asset at the effective
   measured by the difference                time of the merger.
   between the cash payment received
   and the portion of the tax basis
   in the shares of Flycast common
   stock surrendered that is
   allocable to such fractional
   share. Such gain (or loss) will
   be long-term capital gain (or
   loss) if such fractional share of
   CMGI common stock has been held
   for more than one year at the
   effective time of the merger.

   A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in a Flycast stockholder recognizing gain or loss with respect to each share of Flycast common stock surrendered in the merger equal to the difference between the Flycast stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the CMGI common stock received in exchange. In such event, a Flycast stockholder's aggregate tax basis in the CMGI common stock received would equal its fair market value, and the Flycast stockholder's holding period for such stock would begin the day after the merger.

Nasdaq National Market Quotation

   It is a condition to the closing of the merger that the shares of CMGI common stock to be issued in the merger be listed on the Nasdaq National Market. CMGI intends to file a notification form for listing of additional shares promptly following the date of this proxy statement/prospectus.

Resales of CMGI Common Stock Issued in Connection with the Merger; Affiliate Agreements; Lock-up Agreements

   CMGI common stock issued in connection with the merger will be freely transferable, except that shares of CMGI common stock received by persons who are deemed to be "affiliates," as such term is defined by Rule 144 under the Securities Act, of Flycast at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each executive officer and director and those who may be an affiliate of Flycast is expected to execute a written affiliate agreement providing, among other things, that such person will not offer, sell, transfer or otherwise dispose of any of the shares of CMGI common stock obtained as a result of the merger except in compliance with the Securities Act and the related rules and regulations.

   In addition, certain stockholders and optionholders of Flycast have agreed to certain volume limitations with respect to the sale or transfer of the shares of CMGI common stock they are to be issued in connection with the merger.

No Appraisal Rights

   Appraisal rights under Delaware law are not available to stockholders of a Delaware corporation if:

 . the securities of the corporation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; and

 . the stockholders of the corporation are not required to accept in exchange for their stock anything other than (a) stock in another corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD and (b) cash in lieu of fractional shares.

Flycast stockholders will not have appraisal rights under Delaware law with respect to the merger because:

 .  Flycast common stock is traded on the Nasdaq National Market;

 . Flycast stockholders are being offered shares of CMGI common stock which is traded on the Nasdaq National Market; and

 .  Flycast stockholders are being offered cash in lieu of fractional shares.

Delisting and Deregistration of Flycast's Common Stock Following the Merger

   If the merger is consummated, Flycast's common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

                              THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement, stock option agreement and stockholder agreement, copies of which are attached as Annex A to this proxy statement/prospectus and are incorporated by reference into this summary. The summary description is not complete and is qualified in its entirety by reference to the merger agreement. We urge all Flycast stockholders to read the merger agreement, stock option agreement and stockholder agreement, in their entirety for a more complete description of the terms and conditions of the merger, the option granted to CMGI and related matters.

General

   Following the adoption of the merger agreement and approval of the merger by Flycast stockholders and the satisfaction or waiver of the other conditions to the merger, the transitory subsidiary, a wholly owned subsidiary of CMGI, will merge into Flycast. Flycast will survive the merger as a wholly owned subsidiary of CMGI. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of the State of Delaware.

The Exchange Ratio and Treatment of Flycast Common Stock

   At the effective time of the merger, generally, each issued and outstanding share of Flycast common stock will be converted into 0.4738 shares of CMGI common stock. However, shares held in the treasury of Flycast and shares held by CMGI, the transitory subsidiary or any other wholly owned subsidiary of each of CMGI and Flycast, will be cancelled without conversion. CMGI will adjust the exchange ratio for any stock split, stock dividend, reorganization or other similar change with respect to CMGI common stock or Flycast common stock occurring before the effective time of the merger.

   Based on the exchange ratio of 0.4738, and based on the number of shares of Flycast common stock and options and warrants to purchase Flycast common stock outstanding as of December 1, 1999, a total of approximately 9,406,800 shares of CMGI common stock and options and warrants to purchase CMGI common stock will be issued in the merger.

Treatment of Unvested Restricted Stock of Flycast

   At the effective time of the merger, each unvested share of Flycast common stock granted by Flycast under any of its plans or arrangements will be converted into unvested shares of CMGI common stock based on the exchange ratio and will remain subject to the same terms, restrictions and vesting schedules as were applicable prior to the effective time of the merger. CMGI will assume any rights Flycast held prior to the effective time of the merger to repurchase these unvested shares.

Treatment of Flycast Stock Options

   At the effective time of the merger, CMGI will assume each outstanding option to purchase shares of Flycast common stock, whether vested or unvested, previously granted by Flycast under its stock option plans and convert them into options to purchase shares of CMGI common stock subject to the same terms, restrictions and vesting schedules as were applicable prior to the effective time of the merger. The number of shares of CMGI common stock issuable upon the exercise of Flycast stock options assumed by CMGI in the merger will be adjusted based on the exchange ratio. Any fractional shares of CMGI common stock resulting from such adjustment will be rounded down to the nearest whole number. The exercise price per share of CMGI common stock issuable under each Flycast stock option will equal the aggregate exercise price of the Flycast common stock purchasable under the Flycast stock option divided by such number of shares of CMGI common stock such Flycast optionholder is entitled to purchase based on the exchange ratio. The exercise price will be rounded up to the nearest whole cent.

   CMGI will reserve for issuance a sufficient number of shares of its common stock for delivery if a Flycast optionholder exercises its options as described above. After the effective time of the merger, CMGI will file a registration statement on Form S-8 with respect to the assumed Flycast stock options. During the period that any options remain outstanding, CMGI will use its best efforts to maintain the effectiveness of any registration statement on Form S-8.

Exchange of Certificates

   Exchange Agent; Exchange Procedures; No Further Ownership Rights. As soon as practicable after the effective time of the merger, CMGI's exchange agent will mail to each record holder of Flycast common stock a letter of transmittal and instructions for surrendering their certificates. Only those holders who properly surrender their certificates in accordance with the instructions will receive certificates representing shares of CMGI common stock, cash in lieu of any fractional shares of CMGI common stock and any dividends or distributions to which they are entitled. The surrendered certificates representing shares of Flycast common stock will be cancelled. After the effective time of the merger, under the merger agreement, each certificate representing shares of Flycast common stock that have not been surrendered will only represent the right to receive (1) shares of CMGI common stock, (2) cash in lieu of any fractional shares of CMGI common stock and (3) dividends or distributions. Following the effective time of the merger, Flycast will not register any transfers of its common stock on its stock transfer books.

   No Fractional Shares. CMGI will not issue any fractional shares of CMGI common stock in the merger. Instead, each holder of shares of Flycast common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a share of CMGI common stock will receive cash, without interest, in an amount equal to the product of the fractional share multiplied by the average closing price per share of the CMGI common stock on the Nasdaq National Market during the ten consecutive trading days ending on and including the trading day immediately preceding the closing of the merger. As of the effective time of the merger, CMGI will deposit with its designated exchange agent the shares of CMGI common stock issuable in connection with the merger and cash in an amount sufficient to cover any fractional shares.

   Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made on or after the closing date of the merger with respect to shares of CMGI common stock will be paid to the holder of any unsurrendered Flycast certificate with respect to the shares of CMGI common stock that the holder is entitled to receive, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders its Flycast certificate in accordance with the letter of transmittal. Upon surrender, CMGI will pay to the person, in whose name the Flycast certificate representing such shares of CMGI common stock will be issued, without interest, any dividends or distributions with respect to the shares of CMGI common stock which have a record date on or after the closing date of the merger and have become payable between the effective time of the merger and the time of surrender.

   Lost Certificates. If any certificate representing shares of Flycast common stock are lost, stolen or destroyed, a Flycast stockholder must provide an appropriate affidavit of that fact. CMGI may require the Flycast stockholder to deliver a bond as indemnity against any claim that may be made against CMGI with respect to such certificates alleged to have been lost, stolen or destroyed.

   Holders of Flycast common stock should not send in their certificates until they receive a letter of transmittal from the exchange agent.

Representations and Warranties

   The merger agreement contains representations and warranties of CMGI, Flycast and the transitory subsidiary. These relate to:

 .  their organization, existence,         .  their capitalization;
   good standing, corporate power
   and similar corporate matters;

 .  the authorization, execution,          .  the absence of conflicts,
   delivery, required filings and            violations and defaults under
   consents and performance and the          their corporate charters and by-
   enforceability of the merger              laws and other agreements and
   agreement and related matters;            documents;

 .  any filings with the Securities        .  the absence of actions which may
   and Exchange Commission;                  jeopardize the tax-free nature of
                                             the merger;

 .  their financial statements;            .  litigation; and

 .  the absence of certain changes in      .  the accuracy of information
   their business;                           provided in connection with this
                                             proxy statement/prospectus.


Flycast also represented and warranted as to:

 .  required governmental and third-       .  intellectual property;
   party consents;

 .  subsidiaries;                          .  labor matters;

 .  the absence of undisclosed             .  environmental matters;
   liabilities;

 .  brokers and related fees;              .  assets;

 .  the absence of restrictions on         .  customers;
   its business activities;

 .  owned and leased real properties;      .  transactions with affiliates;

 .  taxes and tax returns;                 .  absence of existing discussions
                                             with other parties regarding an
                                             acquisition proposal;

 .  employee benefit plans;                .  the actions by its board of
                                             directors that make Section 203
 .  material contracts;                       of the Delaware General
                                             Corporation Law statute
                                             inapplicable to this merger; and
 .  licenses and permits;
                                          .  year 2000 compliance.
 .  insurance;

 .  compliance with laws;


Certain Covenants

   Conduct of Flycast's Business Prior to the Merger. Except as contemplated by the merger agreement, Flycast has agreed that it and its subsidiaries will carry on their business in the ordinary course in substantially the same manner as previously conducted. Specifically, Flycast has agreed that neither it nor any of its subsidiaries will, without the prior written consent of CMGI:

 .  declare, set aside or pay any          .  issue, deliver, sell, grant,
   dividends or other distributions          pledge or otherwise dispose of
   on its shares of capital stock;           any shares of capital stock or
                                             other securities, except (1)
 .  effect a stock split, combine or          pursuant to the exercise of its
   reclassify any of its capital             options or warrants and (2) in
   stock or authorize the issuance           connection with the grant of
   of any other securities in                options to new hires or
   substitution of its shares of             promotions in the ordinary course
   capital stock;                            of business, in accordance with,
                                             or otherwise consented to, under
 .  with certain exceptions,                  the merger agreement;
   purchase, redeem or otherwise
   acquire any shares of its capital      .  except as provided in the merger
   stock;                                    agreement, amend its charter or
                                             bylaws;

                                          .  acquire any business,
                                             corporation, partnership,
                                             association, joint venture or
                                             limited liability company;

 .  acquire any assets that are            .  change its accounting methods or
   material, in the aggregate, to            assumptions underlying such
   Flycast and any of its                    methods except as required by
   subsidiaries, takes as a whole,           applicable accounting rules;
   other than any assets Flycast
   purchases in the ordinary course       .  pay, discharge, settle or satisfy
   of its business, consistent with          any claim, liability or
   past practice;                            obligation other than (1) in the
                                             ordinary course of business
 .  sell, lease, license, pledge, or          consistent with past practice or
   otherwise dispose of or encumber          (2) as reserved against on
   any assets or property, other             Flycast's consolidated financial
   than in the ordinary course of            statements included in any
   business and consistent with past         reports or forms it had filed
   practice;                                 with the Securities and Exchange
                                             Commission prior to September 29,
 .  whether or not in the ordinary            1999;
   course of business or consistent
   with past practice, sell or            .  modify, amend or terminate any
   dispose of any assets material to         material contract or agreement or
   and its subsidiaries, taken as a          knowingly waive, release or
   whole, including any accounts,            assign any material rights or
   leases, contracts or intellectual         claims;
   property or any assets or the
   stock of any subsidiaries, but         .  enter into any material contract
   excluding the sale of product in          or agreement except in the
   the ordinary course of business           ordinary course of business
   consistent with past practice;            consistent with past practice;

 .  adopt or implement any                 .  license any material intellectual
   stockholder rights plan;                  property rights to or from any
                                             third party;
 .  enter into an agreement with
   respect to any merger,                 .  except as required to comply with
   consolidation, liquidation or             applicable law, plans or
   business combination, or any              agreements existing as of
   acquisition or disposition of all         September 29, 1999, take any
   or substantially all of the               action with regard to any plans
   assets or securities of Flycast           or agreements related to employee
   or any of its subsidiaries (other         matters, including, adopting or
   than any superior proposal the            terminating any employee benefit
   Flycast board of directors is             plan or employment or severance
   required to recommend to its              arrangement, materially
   stockholders to comply with its           increasing the compensation or
   fiduciary obligations to the              fringe benefits of, or pay any
   stockholders);                            bonus to, any director, officer
                                             or key employee, or accelerating
 .  except as set forth below,                the payment or vesting of any
   create, incur or assume                   compensation or benefits;
   indebtedness other than
   indebtedness which existed on the      .  initiate, compromise or settle
   unaudited balance sheet of                any material litigation or
   Flycast as of June 30, 1999;              arbitration proceeding;

 .  issue or sell any debt securities      .  make or rescind any tax election
   or warrants or other rights to            or settle or comprise any tax
   acquire any debt securities of            liability;
   Flycast or any of its
   subsidiaries, guarantee any debt       .  close any material facility or
   securities of another person,             office; and
   enter into any keep well or other
   agreement to maintain any              .  take or agree to take any action
   financial statement condition of          which would result in Flycast's
   another person;                           representations and warranties
                                             being untrue or incorrect in any
 .  make any loans, advances (other           material respect or that would
   than routine advances to                  result in the conditions of the
   employees of Flycast in the               merger set forth in the merger
   ordinary course of business               agreement being satisfied in a
   consistent with past practice) or         material way.
   capital contributions to, or
   investment in, any other person;

 .  make or commit to any capital
   expenditure in excess of an
   amount as specified in, or
   otherwise consented to, under the
   merger agreement;

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

CMGI and Flycast have each agreed to use reasonable efforts to:

 . take all appropriate action to consummate the transactions contemplated by the merger agreement as promptly as practical;

 . obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or other third parties required in connection with the transactions contemplated by the merger agreement; and

 . make all necessary filings and submissions with respect to the transactions contemplated by the merger agreement under federal and state securities laws, antitrust laws and other applicable laws.

   CMGI and Flycast have also agreed to use reasonable efforts to obtain any governmental clearances or approvals required under antitrust laws before the closing of the merger. CMGI has the right to direct any governmental proceedings or negotiations relating to those governmental clearances, as long as its allows Flycast a reasonable opportunity to participate in the proceedings. CMGI is not required either to divest any of its businesses, product lines or assets or take any other action that could reasonably be expected to have a material adverse effect on CMGI or, if the merger is consummated, CMGI as combined with Flycast, or to take any action with respect to such government clearances or approvals if the Department of Justice or the FTC authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the merger.

   Flycast is Restricted from Trying to Sell Itself to Another Party. Flycast has agreed that neither it nor any of its subsidiaries will, directly or indirectly through their officers, directors, employees, financial advisors or agents, (1) solicit, initiate, or encourage any proposal that could reasonably be expected to lead to an alternative transaction, (2) enter into discussions or negotiations concerning, or provide any non-public information relating to, an alternative transaction, or (3) agree to or recommend an alternative transaction to the Flycast stockholders. The merger agreement defines an alternative transaction to mean:

 . an acquisition by a third party of more than 20% of the outstanding shares of Flycast common stock by a tender offer, exchange offer, merger or similar transaction;

 . an acquisition of control by a third party of more than 20% of the fair market value of all Flycast's assets; or

 . a public announcement by a third party of a proposal, plan, intention or agreement to do any of the above.

   However, Flycast and the Flycast board of directors may, so long as Flycast has not breached this covenant:

 . furnish non-public information to, or enter into discussions or negotiations with, a third party in connection with an unsolicited bona fide written proposal for an alternative transaction or recommend any such unsolicited bona fide written proposal to the Flycast stockholders, if and only to the extent that (1) the Flycast board of directors believes in good faith, after consultation with its financial advisor, that the alternative transaction is reasonably capable of being completed on the terms proposed and constitutes a superior proposal to this merger, and the Flycast board of directors determines in good faith after consultation with outside legal counsel that it must recommend the proposal to the Flycast stockholders to comply with applicable fiduciary duties to stockholders, (2) prior to furnishing the non-public information to, or entering into discussions or negotiations with such a third party, that third party provides to the Flycast board of directors an executed confidentiality agreement no less favorable than the confidentiality agreement between CMGI and Flycast, and (3) prior to recommending a superior proposal, Flycast gives CMGI at least five business days' prior notice of its intent to recommend the superior proposal in order to provide CMGI an opportunity to make a counterproposal which Flycast and its advisors must negotiate in good faith with CMGI during that period; or

 . comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to such an alternative transaction.

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

   Flycast has agreed to notify CMGI in reasonable detail (orally and in writing) within 24 hours of receipt of any proposal for an alternative transaction or request for non-public information. Flycast has agreed to continue to keep CMGI informed on a current basis of the status of any discussions or negotiations and all material terms being discussed or negotiated.

   Director and Officer Indemnification. The merger agreement provides that for a period of six years after the effective time of the merger, CMGI will cause the surviving corporation to honor its obligations to indemnify each present and former director and officer of Flycast against any costs or expenses pertaining to matters existing or occurring at or prior to the effective time of the merger.

Conditions to Obligations to Effect the Merger

   The obligations of CMGI and Flycast to effect the merger are subject to the satisfaction or waiver of the following conditions:

 . the Flycast stockholders must have approved and adopted the merger agreement and the merger;

 . the parties must have obtained all government authorizations and consents other than those the failure of which to obtain would not result in a material adverse effect on Flycast or CMGI;

 . the registration statement must have become effective and not be subject of a stop order or other similar proceeding; and

 . there must be no order, executive order, stay, decree, judgment or injunction, or statute, rule or regulation in effect that makes the merger illegal.

   In addition, the obligations of CMGI and the transitory subsidiary to effect the merger are subject to the satisfaction or waiver of the following conditions:

 .  the representations and                .  CMGI receives an opinion from its
   warranties of Flycast in the              counsel (or Flycast's counsel if
   merger agreement must be true and         CMGI's counsel does not provide
   correct as of the date of the             such an opinion) to the effect
   merger agreement, unless the              that the merger will be treated
   representations and warranties            as a tax-free reorganization for
   are made as of another date, in           federal income tax purposes under
   which case they must be true and          Section 368(a) of the Internal
   correct as of such date, except           Revenue Code;
   where the failure to be true and
   correct has not had and is not         .  Flycast obtains all material
   reasonably likely to have a               third party consents; and
   material adverse effect on
   Flycast;                               .  CMGI receives copies of the
                                             resignations of each Flycast
 .  Flycast must have performed in            director.
   all material respects all
   obligations required to be
   performed by it under the merger
   agreement at or prior to the
   effective time of the merger;

   In addition, the obligation of Flycast to effect the merger is subject to the satisfaction or waiver of the following conditions:

 . the representations and warranties of CMGI and the transitory subsidiary in the merger agreement must be true and correct as of the date of the merger agreement, unless the representations and warranties are made as of another date, in which case they must be true as of such date, except where the failure to be true and correct has not had, and is not reasonably likely to have a material adverse effect on CMGI;

 . CMGI and the transitory subsidiary must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

 . Flycast receives an opinion from its counsel (or from CMGI's counsel if Flycast's counsel does not provide such an opinion) to the effect that the merger will be treated as a tax-free reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code.


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

Termination; Expenses and Termination Fees

 Termination

   The merger agreement may be terminated by written notice by the terminating party under the following circumstances at any time prior to the effective time of the merger:

 .  by mutual written consent of the       .  by CMGI, if (1) the Flycast board
   parties;                                  of directors fails to recommend
                                             approval of the merger agreement
 .  by either CMGI or Flycast if the          and the merger to the Flycast
   merger has not closed by April            stockholders or withdraws or
   30, 2000, unless the delay was            modifies its recommendation; (2)
   due to the terminating party's            the Flycast board of directors
   failure to fulfill any obligation         fails to reconfirm its
   under the merger agreement;               recommendation of the merger
                                             agreement and the merger to the
 .  by either CMGI or Flycast, if a           Flycast stockholders within five
   governmental entity has issued a          business days after CMGI requests
   nonappealable final order, decree         that it do so; (3) the Flycast
   or ruling or taken any other              board of directors recommends to
   nonappealable final action, which         the Flycast stockholders an
   permanently restrains, enjoins or         alternative transaction; (4) a
   otherwise prohibits the merger;           third party, other than CMGI or
                                             an affiliate of CMGI, commences a
 .  by either CMGI or Flycast, if at          tender offer or exchange offer
   the special meeting of Flycast            for the outstanding shares of
   stockholders, the Flycast board           Flycast common stock and the
   of directors does not obtain the          Flycast board of directors
   requisite vote of its                     recommends that the Flycast
   stockholders in favor of the              stockholders tender their shares
   merger agreement and the merger           in such tender or exchange offer,
   (unless the terminating party is          or within ten days after such
   in breach of the merger                   tender or exchange offer is
   agreement);                               commenced, the Flycast board of
                                             directors fails to recommend that
 .  by CMGI or Flycast, if there has          the Flycast stockholders reject
   been a breach of any                      the offer or takes no position
   representation, warranty or               with respect to the offer; or (5)
   covenant of the merger agreement          for any reason Flycast fails to
   by the other party which is not           call and hold the special meeting
   cured within 45 days after the            by April 29, 2000.
   breaching party receives a
   written notice of the breach; or

   If either CMGI or Flycast terminates the merger agreement because of any of the reasons above, all obligations of the parties under the merger agreement will terminate (with certain exceptions) and there will be no liability, except for any liability for willful breaches of the merger agreement or the provisions of the stock option agreement, on the part of CMGI, Flycast, the transitory subsidiary or their respective officers, directors, stockholders or affiliates. In addition, certain representations and warranties, as well as the mutual confidentiality agreement dated September 21, 1999 between CMGI and Flycast will survive any termination of the merger agreement.

   In addition to any termination fee described below, Flycast has agreed to pay up to a maximum of $500,000 to CMGI as reimbursement for its fees and expenses paid in connection with the merger if CMGI terminates the merger agreement because the merger is not consummated by April 30, 2000 because:

 . the representations and warranties of Flycast fail to be true and correct, except to the extent that such failure has not had and is not reasonably likely to have a material adverse effect on Flycast;

 . CMGI did not receive a report from Whitman Hart, in the event the closing of the merger occurs on or before December 31, 1999, to the effect that each of the following is year 2000 compliant: (1) the material internal systems used in the business or operations of Flycast or its subsidiaries, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems, and (2) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by Flycast or its subsidiaries or licensed by Flycast or its subsidiaries to third parties; or

 . the failure of each of the following to be year 2000 compliant: (1) the material internal systems used in the business or operations of Flycast or its subsidiaries, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems, and (2) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by Flycast or its subsidiaries or licensed by Flycast or its subsidiaries.

   In addition, to any termination fee described below, CMGI agrees to pay up to a maximum of $500,000 to Flycast as reimbursement for its fees and expenses paid in connection with the merger if Flycast terminates the merger agreement because the merger is not consummated by April 30, 2000 as a result of the representations and warranties of CMGI failing to be true and correct, except to the extent that such failure has not had and is not reasonably likely to have a material adverse effect on CMGI.

 Expenses

   Except as set forth in the previous section, CMGI and Flycast will bear their own expenses incurred in connection with the merger. However, CMGI and Flycast will share equally any expenses, other than attorney's fees, incurred with respect to the printing and filing of this proxy statement/prospectus and the registration statement.

 Termination Fees

   Flycast agrees to pay CMGI a $20 million termination fee if the merger agreement is terminated under the following circumstances:

 . by CMGI, because (1) the Flycast board of directors fails to recommend the merger agreement and the merger to the Flycast stockholders or withdraws or modifies its recommendation; (2) the Flycast board of directors fails to reconfirm its recommendation of the merger agreement and the merger to the Flycast stockholders within five business days after CMGI requests that it do so; (3) the Flycast board of directors recommends to the Flycast stockholders an alternative transaction; (4) a third party, other than CMGI or an affiliate of CMGI, commences a tender offer or exchange offer for the outstanding shares of Flycast common stock and the Flycast board of directors recommends that the Flycast stockholders tender their shares in such tender or exchange offer, or within ten days after such tender or exchange offer is commenced, the Flycast board of directors fails to recommend that the Flycast stockholders reject the offer or takes no position with respect to the offer; or (5) for any reason Flycast fails to call and hold the special meeting by April 29, 2000;

 . by CMGI because there has been a breach of any representation, warranty or covenant of the merger agreement by Flycast, which breach causes specified conditions to CMGI's obligation to effect the merger to not be satisfied, such as the condition relating to Flycast being year 2000 compliant, and is not cured within 45 days after Flycast receives a written notice of the breach from CMGI; or

 . by CMGI or Flycast because Flycast fails to obtain the requisite vote of Flycast stockholders to approve the merger agreement.

   CMGI agrees to pay Flycast a $20 million termination fee if Flycast terminates the merger agreement because of a breach of any representation, warranty or covenant of the merger agreement by CMGI which is not cured within 45 days after CMGI receives a written notice of the breach from Flycast.

   If applicable, any expenses and fees payable as described above shall be paid within one business day after demand for such payment is made following the first to occur of the relevant termination events.

Amendment

   Generally, the board of directors of each of CMGI and Flycast may amend the merger agreement at any time prior to the effective time. However, after the Flycast stockholders approve the merger agreement and the merger, any amendment will be restricted by the Delaware corporation statute. Amendments must be in writing and signed by all parties.

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

                                OTHER AGREEMENTS

Stock Option Agreement

   In connection with the merger agreement, CMGI and Flycast entered into a stock option agreement, dated as of September 29, 1999, which is attached as Exhibit A to Annex A of this proxy statement/prospectus. The option agreement grants CMGI the right to purchase up to 3,036,750 shares of Flycast common stock, constituting approximately 19.9% of Flycast's outstanding common stock, at an exercise price of $45.73 per share, subject to adjustment. However, CMGI may not exercise this option to acquire more than 19.9% of the outstanding shares of the Flycast common stock. The option becomes exercisable after the earliest to occur of the following:

 . CMGI terminates the merger agreement because (1) the Flycast board of directors fails to recommend the merger agreement and the merger to the Flycast stockholders or withdraws or modifies its recommendation; (2) the Flycast board of directors fails to reconfirm its recommendation of the merger agreement and the merger to the Flycast stockholders within five business days after CMGI requests that it do so; (3) the Flycast board of directors recommends to the Flycast stockholders an alternative transaction;
   (4) a third party, other than CMGI or an affiliate of CMGI, commences a tender offer or exchange offer for the outstanding shares of Flycast common stock and the Flycast board of directors recommends that the Flycast stockholders tender their shares in such tender or exchange offer, or within ten days after such tender or exchange offer is commenced, the Flycast board of directors fails to recommend that the Flycast stockholders reject the offer or takes no position with respect to the offer; or (5) for any reason Flycast fails to call and hold the special meeting by April 29, 2000;

 . CMGI terminates the merger agreement because there has been a breach of any representation, warranty or covenant of the merger agreement by Flycast, which breach causes specified conditions to CMGI's obligation to effect the merger to not be satisfied, such as the condition relating to Flycast being year 2000 compliant, and is not cured within 45 days after Flycast receives a written notice of the breach from CMGI; and

 . an alternative transaction has been proposed or consummated prior to the special meeting of Flycast stockholders, and the termination fee of $20 million becomes payable to CMGI because Flycast fails to receive the requisite stockholder vote for approval of the merger agreement and the merger in which event, CMGI may exercise its option immediately prior to the occurrence of any event causing such termination fee to become payable.

   Once the option is exercisable, CMGI may exercise its option in whole or in part, at any time or from time to time, prior to its termination at the earliest of:

 .  the effective time of the merger;

 .  termination of the merger agreement under circumstances that do not entitle
   CMGI to receive a termination fee;

 . the date on which CMGI realizes a total profit of $30 million based on the sum of the amount of cash received by CMGI as a result of the termination of the merger agreement plus cash amounts CMGI from actual or potential sales of the shares of Flycast common stock issuable to CMGI upon exercise of its option less CMGI's purchase price for such shares of Flycast common stock; and

 .  90 days after the date on which the merger agreement is terminated, unless
   CMGI cannot exercise its option or Flycast cannot deliver to CMGI the shares of Flycast common stock purchased upon exercise of the option because conditions to Flycast's obligation to deliver such shares of its common stock have not been met, in which case the option will not expire until 30 days after such impediment to exercise has been removed.

   At any time during which CMGI's option is exercisable, CMGI has the right to cause Flycast to repurchase from CMGI all or any portion of CMGI's option (to the extent not previously exercised) and the shares of Flycast common stock that CMGI purchased by exercising its option. CMGI must give written notice to Flycast of such demand for repurchase.

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

   The repurchase price for CMGI's option is the difference between the market/tender offer price and the purchase price (if the market/tender offer price is greater). The market/tender offer price is the greater of:

 . the price per share of Flycast common stock offered pursuant to a tender or exchange offer or an acquisition proposal that was made prior to and not terminated or withdrawn as of the date on which CMGI gave notice of its repurchase demand to Flycast; and

 . the average of the closing price per share of Flycast common stock on the Nasdaq National Market for the ten trading days immediately preceding the notice date.

   The purchase price is the product of the exercise price per share of Flycast common stock and the number of shares of Flycast common stock purchasable pursuant to the option for which CMGI is demanding repurchase.

   The repurchase price for the shares of Flycast common stock that CMGI had acquired by exercising its option is the product of:

 . the number of such shares of Flycast common stock for which CMGI is demanding repurchase; and

 . the purchase price per share (plus the difference between the market/tender offer price and the purchase price if the market/tender offer price is greater) paid by CMGI for such shares of Flycast common stock.

   In the event that Flycast is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing in full the option or shares of Flycast common stock as demanded by CMGI, then Flycast must immediately notify CMGI of the prohibition. In addition, within five business days after each date on which Flycast is no longer so prohibited, Flycast must deliver to CMGI that portion of the repurchase price. However, during the prohibition period and so long as Flycast is using its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable to accomplish such repurchase, CMGI may revoke its notice demanding repurchase, in whole or to the extent of the prohibition. If CMGI revokes its notice, Flycast must promptly deliver to CMGI the portion of the repurchase price which Flycast is not prohibited from delivering and, as appropriate:

 . a new stock option agreement evidencing CMGI's right to purchase that number of shares of Flycast common stock obtained by multiplying (1) the number of shares of Flycast common stock for which the surrendered stock option agreement was exercisable at the time of delivery of the notice by (2) a fraction, the numerator of which is the repurchase price less the portion of the repurchase price previously delivered to CMGI, and the denominator of which is the repurchase price; and

 . a certificate for the shares of Flycast common stock that Flycast is then so prohibited from repurchasing.

   Flycast has agreed to file up to two registration statements within two years following any purchase by CMGI of shares of Flycast common stock under the option to register the resale by CMGI of those shares under applicable federal and state securities laws.

Stockholder Agreement

   As an inducement to CMGI to enter into the merger agreement, some of the Flycast stockholders, who beneficially owned as of September 29, 1999 an aggregate of 5,651,107 shares of Flycast common stock, entered into a stockholder agreement with CMGI, dated as of September 29, 1999, which is attached as Exhibit B to Annex A of this proxy statement/prospectus, agreeing to vote their shares in favor of the merger agreement and the merger and against specified alternative transactions. The stockholders retain the right to vote their shares on all other matters.

   The stockholders also agreed to execute a proxy, which would give CMGI, or any nominee of CMGI, the limited right to vote each of the 5,651,107 shares of Flycast common stock as lawful attorney and proxy, at every Flycast stockholders meeting and every written consent in lieu of such meeting, in favor of approval of the merger and the merger agreement. The stockholder agreement terminates upon the earlier of the merger becoming effective in accordance with the terms and provisions of the merger agreement and the termination of the merger agreement.

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

                       DESCRIPTION OF FLYCAST'S BUSINESS

Overview

   Flycast Communications Corporation, is a leading provider of Web-based direct response advertising solutions to advertisers. Flycast works closely with advertisers to maximize the value of their advertising campaigns on the Web. Flycast's advertiser customers are primarily companies selling goods and services over the Internet, direct marketing agencies, or other advertisers who are interested in driving the Web user towards specific actions. Those actions include clicking on advertisements, registering their names or other information, or buying products. Flycast offers its customers direct response solutions that include widespread placement of advertisements over the Web, prices that minimize their cost per action and continuous improvement and optimization of their advertising campaign through the application of technology and through the services of its trained staff.

The Flycast Network

   Flycast delivers Web-based advertising solutions designed to maximize the return on investment for response-oriented advertisers, direct marketers and e-commerce companies. Flycast provides these solutions through a large network of Web sites, proprietary technology and responsive customer service. By combining unsold advertising inventory from the over 1,400 Web sites comprising the Flycast Network, Flycast offers advertisers a large audience of Web users and high-quality advertising space at favorable prices. These Web sites include both small Web sites and large, premium Web sites. Additionally, by selling advertising space on an unnamed basis, Flycast creates a supplemental and incremental revenue opportunity for Web sites that does not conflict with their other sales efforts, including large, premium Web sites with direct sales forces. Flycast's AdExchange (AdEx) system, a proprietary automated advertising management platform, analyzes response rates across the network. Flycast's customer service staff translates real-time feedback regarding advertising effectiveness into further optimization for the advertiser.

Strategy

   Flycast's objective is to be the leading provider of response-oriented advertising solutions on the Web. Key elements of Flycast's strategy include:

   Create Value for Web Sites and Advertisers. By combining its inventory acquisition model with personalized optimization of advertising performance, the Flycast Network offers advertisers advertising solutions designed to maximize return on investment and attractive pricing levels, while at the same time providing incremental advertising revenue for its Web site affiliates. Flycast intends to continue to increase the number of advertising impressions it acquires from its current Web sites and to expand the number and type of Web sites in the Flycast Network.

   Leverage Proprietary Technologies. Flycast seeks to increase the efficiency, effectiveness and attractiveness of its service to advertisers through the use of technology. AdEx facilitates the simultaneous processing and management of millions of advertising transactions. AdEx allows Flycast to target advertising to users based on a wide selection of Web site and user characteristics, including geographical location, nature of content, type of browser and operating system, originating Internet domain, Web usage patterns and prior advertising exposure. It also enables advertisers to track their advertising campaigns effectively and increase response rates.

   Expand Service Offerings. Flycast intends to continue to expand its products and services. In July 1998, Flycast began to offer differentiated, geo-targeted Internet advertising to local advertisers. In August 1999, Flycast announced the creation of a new division, eDispatch, which, in conjunction with the Flycast Network, will provide response and e-commerce marketers with an integrated suite of tools and services designed to maximize the effectiveness of email and other online marketing initiatives. As part of eDispatch, Flycast acquired InterStep, Inc. in August 1999. In September 1999, Flycast announced a new product called Valet,

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

whereby Flycast offers e-commerce solutions that enable the Web sites in the Flycast Network to develop an online shopping area. In October 1999, Flycast announced its launch into several European markets, specifically, Germany, Sweden, and the United Kingdom.

   Provide Superior Customer Service. Flycast believes that strong customer service is vital to generating repeat business. Flycast intends to continue to hire, train and support a staff of customer service representatives who work with both advertisers and Web sites. Flycast also plans to continue enhancing its service by providing on-demand customized online reports that allow advertisers and Web sites to rapidly assess the efficiency and performance of their advertising campaigns.

   Expand Sales and Marketing Efforts. Flycast believes that aggressive marketing and sales programs are essential to selling Web advertising solutions effectively. Flycast intends to increase the size of its direct sales force and continue its public relations and marketing campaign that began in the first quarter of 1999. In addition, Flycast intends to continue expanding all marketing and sales categories to extend its presence in the marketplace, as well as to acquire new advertisers and attract new Web sites.

Products and Services

 The Flycast Network

   The Flycast Network offers a comprehensive system for planning, buying, selling, managing, evaluating and administering Web advertising. To fulfill the needs of response-oriented advertisers, the Flycast Network aggregates advertising inventory from Web sites that meet minimum size and quality requirements. Many small and medium-size Web sites that are unable to support their own sales forces list all of their inventory with Flycast. Other Web sites that maintain either a direct or outsourced sales force, but that are unable to sell all of their inventory, list the unsold portion on the Flycast Network. When a Web site joins the Flycast Network, Flycast makes no guarantees with respect to revenue, cost per thousand or impressions sold, and Web sites are free to leave the Flycast Network at any time. Flycast pays each Web site on the Flycast Network a percentage of the revenue generated by delivering advertisements on their Web sites. The Flycast Network currently consists of over 1,400 Web sites and in the quarter ended September 30, 1999, the Flycast Network generated approximately 4.4 billion total advertising impressions.

   Flycast designed its AdEx technology platform to deliver return on investment-oriented advertising solutions to advertisers. AdEx receives orders from advertisers and matches them with the appropriate advertising space available on the Flycast Network. Each time a Web user visits a Flycast Network Web site, a signal is sent to the AdEx system. This signal contains information on the type of advertising space represented. The system then selects the appropriate advertisement and serves it to the Web site, concluding a process that typically takes less than one second.

   Through comprehensive performance reports generated by AdEx, advertisers can track the progress of their advertising campaigns via online reports. These reports contain detailed information such as the Web sites included in an advertising campaign, the number of impressions served and the click-through rates or other performance measurements. They provide the information that advertisers need to actively manage their advertising campaigns to maximize effectiveness. In addition, Flycast's media consultants monitor the progress of each advertising campaign relative to the performance goals set by the advertiser. As each campaign progresses our media consultants are able to adjust the advertiser's media plan in real time to optimize the performance of the advertising campaign. Sites generating low response rates are either rotated out of the campaign or their impression allocations are reduced, while sites generating higher responses are allocated increased impressions. Although this optimization process can be partially or fully automated, most Flycast advertisers prefer to interact with media consultants during the process.

   Flycast maximizes value for advertisers by enabling them to gauge response of the effectiveness of advertisements placed across the Flycast Network. Flycast's media consultants advise advertisers to purchase higher cost per thousand advertising space only if it can be justified on the basis of proportionately increased responses. For example, if an advertiser receives a one percent response rate from advertisements with a $5 cost per thousand, then that advertiser would need to attain a response rate of at least eight percent in order to justify purchasing advertising space with a $40 cost per thousand.

   Advertising space on the Flycast Network is sold directly to advertisers and agencies as one of four media products: Run of Network, Run of Category, Category Select or Site Select. Flycast sales representatives work with advertisers to select the appropriate media product based on the advertisers' requirements for the amount and timing of impressions, and desired response rates. The following is a more detailed description of the four media products.

   Run of Network: Run of Network offers advertising placements across the entire Flycast Network without specificity regarding individual Web sites. This product provides the greatest overall reach for advertisers at the lowest-cost per thousand impressions.

   Run of Category: Flycast Network sites are categorized into 25 affinity categories based on nature of content, such as sports and outdoors, entertainment, and news and information. Run of Category allows the advertiser to select one or more specific content types within which to run its advertising, at a higher cost than Run of Network, but without specificity regarding individual Web sites.

   Category Select: Category Select allows an advertiser to define a set of Web sites as a unique category in which its advertising is to be run, without allocating a specific number of impressions to individual Web sites. Flycast's rates for Category Select vary based on the number of Web sites and impressions.

   Site Select: Flycast offers advertisers the ability to allocate the number of impressions on specifically designated individual Web sites. Pricing is in accordance with the Web site's current rate card, or by agreement with the Web site directly. Flycast does not discount the named individual Web site's advertising space or sell at rates that conflict with those published by the Web site.

   Substantially all advertisers purchase the Run of Network media product. Actual base rates for each media product may vary depending on the length of contract and number of impressions purchased. In addition to the base rates charged for each media product, Flycast charges, on a cost per thousand basis, for special targeting or advertising format requirements.

 Flycast Local Market/Value Added Reseller Division

   In addition to direct sales of advertising space, Flycast also packages and sells impressions on a wholesale basis to value added resellers. To develop this channel, Flycast recently initiated relationships with BellSouth Corporation, SBC Communications Inc. and U S WEST. Under these agreements, Flycast will deliver local Web advertising inventory to the BellSouth, SBC and U S WEST sales forces for resale to local advertisers. Reseller arrangements allow Flycast to leverage the existing market presence, customer relationships, sales forces and brand recognition of its channel partners.

   Flycast has also developed a suite of tools and services to support value added resellers with a turnkey offering. In addition to supplying geo-targeted advertising inventory for resale in accordance with the value added reseller's specifications, Flycast supplies customized, co-branded applications, performance reporting, billing services and training and sales support.

 eDispatch

   In August 1999, Flycast acquired InterStep, Inc., an email management company based in Cambridge, Massachusetts, in a transaction accounted for as a pooling-of-interests. InterStep provides publishers with email content management, list management and distribution services on an outsourced basis. The acquisition of InterStep will facilitate the launching of eDispatch, which will provide marketers with a complete suite of email marketing services, tying together customer acquisition, management, and customer retention programs.

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

 Valet

   Valet provides e-commerce solutions targeted to Web sites in the Flycast Network, by offering the sites the ability to link to an online shopping area. Further, Valet enables the Web sites in the Flycast Network to integrate search capabilities into their sites, allowing consumers to search the Web for a wide range of information about products and services made available through Valet.

 International

   In October 1999, Flycast opened offices in Germany, Sweden and the United Kingdom to facilitate Flycast's expansion in key European markets. Initially, Flycast will offer direct marketers based in Europe the ability to advertise across the entire Flycast Network, as well as the ability to geo-target on specific European Web sites only.

Technology and Operations

   Flycast's proprietary AdEx technology platform is a complete suite of agent based solutions that enables real-time advertising delivery and management. The key applications that utilize the AdEx platform are:

   AdAgent, a Java-based client interface that allows buyers to plan, execute and manage advertising purchases.

   AdReporter, a Web-based tool that provides media buyers real-time reports on their purchases.

   ValueTrak, a program that provides e-commerce advertisers the ability to track viewers beyond a click to a transaction on an e-commerce Web site to measure viewer responses, including registrations, units downloaded or products purchased.

   SiteRegistry, a tool that allows affiliated Web sites to control the pages they provide to Flycast and to create instant online information packages about Flycast and its advertising opportunities that are then made available to advertisers.

   SiteReporter, a tool that allows affiliated Web sites to monitor the performance of advertising campaigns on their sites and to track the revenue they have earned through the Flycast Network.

   AdEx is designed to be scaleable through a segmented and redundant, distributed processing architecture. Flycast's modular and open architecture allows it to interface with third-party ad servers, as well as providers of proprietary media formats. Separate sub-systems that utilize Oracle databases support real-time, agent-based tools, including media planning, media buying, tracking, reporting, auditing and billing. These applications are based on a three-tiered architecture that allows the rapid development of new applications and interfaces.

   All transaction information is backed up periodically and all billing and reporting information is archived and kept in fireproof storage facilities. Flycast's network management software utilizes SNMP and Optivity, and constantly monitors each aspect of network performance. System engineers are notified in the event performance falls outside of expected bounds. Flycast leases space for its servers at three physically separate locations in the San Francisco Bay Area.

   Flycast intends to enhance its existing advertising solutions and to introduce new solutions in order to meet changing consumer demands. These enhancements may include the ability to deliver advertisements utilizing new rich media formats and more precise consumer targeting techniques. In addition, Flycast expects increased availability of broadband Internet access to enable the development of new products and services that take advantage of this expansion in delivery capability. As of September 30, 1999, Flycast had 42 employees in research and development.

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

Sales, Marketing and Customer Service

   Flycast sells its products and services primarily through its direct sales force and also sells impressions on a wholesale basis to selected value added reseller partners. Flycast's direct sales organization, which included 49 salespeople as of September 30, 1999, mainly targets larger advertisers and agencies. These employees are located at Flycast's headquarters in San Francisco and in Atlanta, Boston, Boulder, Chicago, Los Angeles, New York, Philadelphia, Sarasota, Seattle and Fairfax,Virginia. Flycast intends to increase its sales presence by opening additional offices and expanding its direct sales force. To support its direct sales force, Flycast has established a Media Consulting Group as well as a Site Network Services Group to help increase the effectiveness and ease-of-use of Flycast's services.

   The Media Consulting Group's goals are to maintain advertiser relationships, achieve optimal advertising results and maximize current and future media revenue streams. Media consultants assist clients in the planning and design of their Web advertising campaigns. Once the campaign is underway, a media consultant monitors the progress of each campaign according to the goals set by the advertiser and can adjust the campaign in real time in order to optimize the performance of the campaign. Media consultants also review and analyze media data to communicate campaign status to the client and provide technical support. The Site Network Services Group reviews Web sites that apply to be included in the Flycast Network, recruits new Web sites, maintains Web site relationships and provides general Web site technical support. The Site Network Services Group also defines and monitors the advertising categories on the Flycast Network and analyzes existing inventory to identify categories that require more advertising space.

   To support its direct sales efforts and to promote the Flycast brand, Flycast markets its products and services to clients via direct marketing, print advertising, online advertising, Flycast's Web site, trade show participation and other media events. In addition, Flycast actively pursues a public relations program to promote the Flycast brand and Flycast's products and services to potential advertising buyers and potential members of the Flycast Network.

   Flycast's ten largest customers accounted for 40% of its revenue for the year ended December 31, 1998 and 34% of its revenue for the nine months ended September 30, 1999. No single customer accounted for more than 10% of our revenue for the nine months ended September 30, 1999.

Competition

   The Internet advertising market is intensely competitive. Flycast expects this competition to continue to increase because there are no substantial barriers to entry. Competition may also increase as a result of industry consolidation. Flycast believes that its ability to compete depends upon many factors both within and beyond its control, including the following:

 .  the timing and market acceptance       .  Flycast's ability, relative to
   of new solutions and enhancements         its competitors, to scale its
   to existing solutions developed           technology as customer needs
   either by Flycast or its                  grow; and
   competitors;
                                          .  the ease of use, performance,
 .  customer service and support              price and reliability of
   efforts;                                  solutions developed either by
                                             Flycast or its competitors.
 .  sales and marketing efforts;

   Competition among current and future suppliers of Internet navigational and informational services, high-traffic Web sites and Internet service providers, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenues.

   As Flycast expands the scope of its Web services, it may compete with a greater number of Web sites and other media companies across a wide range of different Web services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other factors. Several companies offer competitive products or services through Web advertising networks, including DoubleClick, 24/7 Media and

AdSmart Corporation. Flycast's business may also encounter competition from providers of advertising inventory management products and related services, including NetGravity (now part of DoubleClick), Accipiter (now part of CMGI) and AdForce. In addition, Flycast may compete with a number of content aggregation companies, advertising agencies and other companies that facilitate Web advertising.

Employees

   As of September 30, 1999, Flycast had 153 employees, including 49 in sales, 17 in marketing, 42 in research and development and 11 in general and administrative functions. Flycast is not subject to any collective bargaining agreements and believes that its employee relations are good. Flycast's future success depends on its ability to attract, retain and motivate highly skilled employees. Competition for employees in the industry is intense.

                  FLYCAST MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the financial condition and results of operations of Flycast contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties. Flycast's actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those set forth under "Risk Factors" on page 7 and elsewhere in this proxy statement/prospectus. In this proxy statement/prospectus, the words "anticipates," "believes," "expects," "future," "intends" and similar expressions identify forward-looking statements which speak only as of the date of this proxy statement/prospectus.

Overview

   Flycast delivers Web-based advertising solutions designed to maximize the return on investment for response-oriented advertisers, direct marketers and electronic commerce companies. By combining unsold advertising space from over 1400 Web sites, the Flycast Network offers advertisers a large audience of Web users and high-quality advertising space at favorable prices. Additionally, by selling advertising space on an unnamed basis, Flycast creates a supplemental revenue opportunity for Web sites that does not conflict with their other sales efforts.

   Flycast completed its initial public offering of 3,200,000 shares of common stock, which includes 200,000 shares from the exercise of the underwriters' over-allotment option, at a price of $25.00 per share on May 4, 1999. The net proceeds of approximately $74.4 million from the initial public offering were added to Flycast's working capital. Pending use of the net proceeds, Flycast has invested such funds in short-term, interest bearing investment grade obligations.

   On August 30, 1999, Flycast completed a merger with InterStep, Inc., a Massachusetts corporation which commenced operations in 1995. Flycast has accounted for this transaction as a pooling-of-interests and, accordingly, the consolidated financial statements of Flycast for all periods presented have been restated to include the accounts of InterStep.

   Flycast commenced operations in April 1996 as a California corporation. From April 1996 through May 1997, Flycast's operating activities related primarily to developing its AdEx technology and the Flycast Network, identifying markets and recruiting personnel.

   Revenue from advertisements delivered on the Flycast Network began in the second quarter of 1997. Flycast generates revenue by delivering advertisements to Web sites in the Flycast Network. Pricing of advertising is generally based on cost per advertising impression and varies depending on whether the advertising is run across the network, across specific categories or on individual Web sites. Flycast sells its services through its sales and marketing staff located in San Francisco, Atlanta, Boston, Boulder, Chicago, Detroit, Los Angeles, New York, Philadelphia, Sarasota, Seattle and Fairfax, Virginia. The advertisements Flycast delivers are typically sold under short-term agreements that are subject to cancellation. Advertising revenue is recognized in the period that advertisements are delivered. Flycast pays each Web site in the Flycast Network an agreed upon percentage of the revenue generated by advertisements run on its site. That amount is included in cost of revenues. Generally, Flycast bills and collect for advertisements delivered on the Flycast Network and assumes the risk of non-payment from advertisers.

   Flycast expects to generate most of its revenue for the foreseeable future from advertisements delivered to Web sites on the Flycast Network. Flycast's ten largest customers accounted for 40% of its revenue for the year ended December 31, 1998 and 34% of its revenue for the nine months ended September 30, 1999. No single customer accounted for more than 10% of Flycast's revenue for the nine months ended September 30, 1999. No Web site contributed more than 5% of Flycast's advertising views served, as measured based on the fees Flycast paid to Web sites, during the nine months ended September 30, 1999.

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

   Flycast has entered into value added reseller relationships with BellSouth, SBC Communications and U S WEST. Under these agreements, Flycast will deliver local Web advertising inventory to BellSouth's, SBC's and U S WEST's sales forces that they, in turn, will offer to local advertisers. To date, these agreements have not accounted for a material percentage of revenue. However, Flycast anticipates that revenue from these agreements will account for an increasing percentage of its revenue in the future.

   Flycast has incurred significant losses since inception and, as of September 30, 1999, had an accumulated deficit of $32.9 million. In addition, Flycast has recorded stock-based compensation, which represents the difference between the exercise price and the fair market value of its common stock issuable upon the exercise of stock options granted to employees. Stock-based compensation of $1.1 million was amortized during the year ended December 31, 1998 and $1.3 million was amortized during the nine months ended September 30, 1999. Stock-based compensation of $1.6 million will be amortized over the remaining vesting periods of the related options, including $303,000 in the remainder of the year ending December 31, 1999.

   In light of the rapidly evolving nature of Flycast's business and Flycast's limited operating history, Flycast believes that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. Flycast currently expects to increase significantly its operating expenses in order to expand its sales and marketing operations, including its reseller network, to enhance its AdEx technology platform and to expand internationally. As a result of these factors, Flycast expects to incur significant losses on a quarterly and annual basis for the foreseeable future.

Recent Developments

   On August 30, 1999, Flycast completed the acquisition of InterStep, Inc. by issuing 480,337 shares of its common stock for all of the outstanding shares of InterStep. Of the 480,337 shares of Flycast common stock, 47,558 shares are held by an escrow agent to serve as security for the indemnity provided by some of the stockholders of InterStep. The information presented in this document reflects the combination of Flycast and InterStep using the pooling-of-interests method of accounting for a business combination.

Results of Operations

   The following table sets forth statements of operations data for the periods indicated as a percentage of revenue. This information should be read in conjunction with Flycast's financial statements and related notes included elsewhere in this proxy statement/prospectus:

                       Flycast Communications Corporation
                            Statements of Operations
                                  (unaudited)

                                          Year Ended           Nine Months
                                         December 31,        Ended Sept 30,
                                        ------------------   -----------------
                                        1996   1997   1998    1998      1999
                                        ----   ----   ----   -------   -------
Revenues...............................  100%   100%  100%       100%     100%
Cost of revenues.......................    4%    64%   66%        64%      70%
                                        ----   ----   ---    -------   ------
  Gross Profit.........................   96%    36%   34%        36%      30%
Operating expenses:
  Sales and marketing..................   90%   149%   56%        70%      59%
  Research and development.............  177%   158%   32%        33%      23%
  General and administrative...........  149%    86%   24%        29%      20%
  Stock-based compensation.............   --     --    12%        15%       5%
                                        ----   ----   ---    -------   ------
    Total operating expenses...........  416%   393%  124%       147%     107%
Operating loss......................... (320)% (357)% (91)%     (112)%    (78)%
Interest income, net...................   (1)%   (1)%  (4)%       (1)%      0%
                                        ----   ----   ---    -------   ------
Net Loss............................... (321)% (358)% (95)%     (113)%    (78)%
                                        ----   ----   ---    -------   ------

Three and Nine Month Periods Ended September 30, 1998 and 1999

 Revenue

   Flycast's revenue is derived primarily from the delivery of advertisements on Web sites in the Flycast Network. Flycast's revenue increased from $2.5 million for the quarter ended September 30, 1998 to $12.5 million for the quarter ended September 30, 1999. Revenue was $24.1 million for the nine months ended September 30, 1999, up from $4.8 million for the same period in 1998. This increase was primarily due to an increase in the number of advertisers purchasing advertisements on the Flycast Network and an increase in purchases made by existing advertisers.

 Cost of Revenues

   Cost of revenues consists primarily of amounts Flycast pays to Web sites on the Flycast Network, which represent a percentage of the revenue generated by delivering advertisements. Cost of revenues also includes costs of the advertising delivery system and Internet access costs. Cost of revenues was $1.6 million for the quarter ended September 30, 1998 and $8.6 million for the quarter ended September 30, 1999. Cost of revenues was $16.8 million for the nine months ended September 30, 1999, up from $3.1 million for the same period in 1998. The increase in cost of revenues was due to the related growth in advertising revenue and associated amounts paid to Web sites, increased expenses from third-party Internet service providers and increased capital investment in infrastructure to increase Flycast's network serving capacity. This investment resulted in a decline in Flycast's overall gross margin from the same quarter in the prior year. These expenses increased in absolute dollars and increased as a percentage of revenue due to investments in upgrading the advertising delivery system.

 Operating Expenses

   Sales and Marketing. Sales and marketing expenses consist primarily of compensation (including commissions), travel, advertising, trade show costs and marketing materials expenses. Sales and marketing expenses were $1.6 million or 64% of revenue for the quarter ended September 30, 1998 and $6.0 million, or 48% of revenue, for the quarter ended September 30, 1999. Sales and marketing expenses were $14.1 million or 59% of revenue for the nine months ended September 30, 1999, up from $3.3 million or 70% of revenue for the same period in 1998. The increase in absolute dollars was due primarily to the increase in sales personnel and costs related to the continued development and implementation of Flycast's marketing campaigns. Flycast expects sales and marketing expenses to increase on an absolute dollar basis in future periods as Flycast hires additional personnel in sales and marketing, expands into new markets and continues to promote its advertising solutions.

   Research and Development. Research and development expenses were $655,000, or 26% of revenue, for the quarter ended September 30, 1998 and $2.6 million, or 21% of revenue, for the quarter ended September 30, 1999. Research and development costs were $5.6 million or 23% of revenues for the nine months ended September 30, 1999 up from $1.6 million or 33% of revenues for the same period in 1998. The increase in absolute dollars was due primarily to increased personnel expenses. Flycast believes that continued investment in research and development is critical to attaining its strategic objectives and, as a result, Flycast expects research and development expenses to increase on an absolute dollar basis in future periods.

   General and Administrative. General and administrative expenses were $490,000, or 19% of revenue, for the quarter ended September 30, 1998, and $2.5 million, or 20% of revenue, for the quarter ended September 30, 1999. General and administrative expenses increased from $1.4 million or 29% of revenues for the nine months ended September 30, 1998 to $4.9 million or 20% of revenues for the nine months ended September 30, 1999. The increase in absolute dollars was due to the growth in staffing and internal administrative expenses related to the staffing growth and expenses related to the pending merger with CMGI. Acquisition related expenses incurred during the quarter ended September 30, 1999 were approximately $1.5 million. Flycast expects general and administrative expenses to increase on an absolute dollar basis in future periods as Flycast hires additional personnel and incurs additional costs related to the growth of its business, but decrease as a percentage of revenue.

   Stock-Based Compensation. Stock-based compensation of $407,000 and $365,000 was amortized during the quarters ended September 30, 1998 and 1999, respectively. Stock-based compensation of $737,000 and $1.3 million was amortized during the nine months ended September 30, 1998 and 1999, respectively. Stock-based compensation of $1.6 million will be amortized over the remaining vesting periods of the related options, including $303,000 in the quarter ending December 31, 1999.

   Interest Income (Expense), Net. Interest income (expense), net consists of interest paid on capital lease and debt obligations, offset in part by interest earnings on Flycast's cash, cash equivalents and investments. Interest expense consisted primarily of interest incurred in connection with debt and capital lease financing and interest income consisted mostly of interest earned on the proceeds from Flycast's initial public offering. Interest expense increased from $77,000 in the quarter ended September 30, 1998 to $206,000 in the quarter ended September 30, 1999 and from $150,000 for the nine months ended September 30, 1998 to $596,000 for the nine months ended September 30, 1999. Interest income decreased from $14,000 in the quarter ended September 30, 1998 to $(102,000) in the quarter ended September 30, 1999 and increased from $78,000 for the nine months ended September 30, 1998 to $652,000 for the nine months ended September 30, 1999.

   Income Taxes. No income tax benefits have been recorded for any of the periods presented due to Flycast's current loss position.

Years Ended December 31, 1996, 1997 and 1998

   Revenue. For the year ended December 31, 1996 revenues were $123,000. Flycast's revenue increased from $934,000 for the year ended December 31, 1997 to $9.3 million for the year ended December 31, 1998. This increase was mainly due to an increase in the number of advertisers purchasing advertisements on the Flycast Network and the acquisition of InterStep.

   Cost of Revenue. For the year ended December 31, 1996 cost of revenues was $5,000. Cost of revenues was $600,000 for the year ended December 31, 1997 and $6.1 million for the year ended December 31, 1998. The increase in cost of revenues was due to the related growth in advertising revenue and associated amounts paid to Web sites, increased expenses from third-party Internet service providers and increased depreciation expenses. These expenses increased in absolute dollars but decreased as a percentage of revenue due to a decrease in the average percentage of revenue paid to Web sites.

   Sales and Marketing. For the period ended December 31, 1996, sales and marketing expenses were $111,000 or 90.2% of revenue. Sales and marketing expenses were $1.4 million, or 149.1% of revenue, for the year ended December 31, 1997, and $5.2 million, or 56.3% of revenue, for the year ended December 31, 1998. The increase in absolute dollars was due primarily to the increase in sales personnel and costs related to the continued development and implementation of Flycast's marketing campaigns.

   Research and Development. For the period ended December 31, 1996, research and development expenses were $218,000 or 177.2% of revenue. Research and development expenses were $1.5 million, or 157.7% of revenue, for the year ended December 31, 1997, and $3.0 million, or 32.4% of revenue, for the year ended December 31, 1998. The increase in absolute dollars was due primarily to increased personnel expenses.

   General and Administrative. For the period ended December 31, 1996, general and administrative expenses were $183,000 or 148.8% of revenue. General and administrative expenses were $807,000, or 86.4% of revenue, for the year ended December 31, 1997, and $2.2 million, or 23.9% of revenue, for the year ended December 31, 1998. The increase in absolute dollars was consistent with Flycast's growth.

   Stock-Based Compensation. Stock-based compensation of $1.2 million was amortized during the year ended December 31, 1998.

   Interest Income (Expense), Net. Interest expense, net consists of interest paid on capital lease and debt obligations, offset in part by interest earnings on Flycast's cash, cash equivalents and investments. Interest expense was $2,000 in 1996, $102,000 in 1997 and $510,000 in 1998. Interest income was
$1,000, in 1996, $95,000 in 1997 and $98,000 in 1998.

   Income Taxes. No income tax benefits have been recorded for any of the periods presented. At December 31, 1998, Flycast had approximately $11.0 million of federal net operating loss carryforwards available to offset future taxable income; these carryforwards expire in various years through 2018. As a result of various equity transactions during 1996, 1997, 1998 and 1999, Flycast believes that it may have undergone an "ownership change" as defined in section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforwards may be limited. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, we have not recorded any benefit for losses and a valuation allowance has been recorded for the entire amount of the net deferred tax asset.

Liquidity and Capital Resources

   Since inception, Flycast has financed its operations primarily through the private placement of equity and convertible debt securities, borrowings from a related party and others and its initial public offering. As of September 30, 1999, Flycast had raised approximately $100.8 million from the issuance of common and preferred stock. As of September 30, 1999, Flycast had $14.2 million of cash and cash equivalents and $57.2 million in short-term investments and had borrowings of $6.1 million under credit and capital lease facilities.

   Net cash used in operating activities was $349,000 for the year ended December 31, 1996, $3.2 million for the year ended December 31, 1997, $7.3 million for the year ended December 31, 1998 and $12.7 million for the nine months ended September 30, 1999. Cash used in operating activities for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999 resulted from net losses and increases in accounts receivable, which were partially offset by increases in accounts payable and accrued liabilities.

   Net cash used in investing activities was $252,000 for the year ended December 31, 1996, $569,000 for the year ended December 31, 1997, $311,000 for the year ended December 31, 1998 and $65.2 million for the nine months ended September 30, 1999. Cash used in investing activities was primarily related to purchases of property and equipment in the first two years, investment of initial public offering proceeds for the nine months ended September 30, 1999 and for short-term investments for the year ended December 31, 1998.

   Net cash provided by financing activities was $614,000 for the year ended December 31, 1996, $7.3 million for the year ended December 31, 1997, $9.2 million for the year ended December 31, 1998 and $87.0 million for the nine months ended September 30, 1999. Cash provided by financing activities in the first two years resulted almost entirely from sales of preferred stock. For the nine months ended September 30, 1999 net cash provided by financing activities resulted almost entirely from the sale of common stock in Flycast's initial public offering. In the year ended December 31, 1998, net cash provided by financing activities resulted primarily from $5.1 million of long-term debt and the sale of $4.5 million of preferred stock.

   While Flycast does not have any material commitments for capital expenditures, Flycast anticipates that it will experience an increase in its capital expenditures consistent with its anticipated growth in operations, infrastructure and personnel. Flycast plans to incur approximately $2.0 million to $4.0 million in capital expenditures during the remainder of 1999. Flycast currently anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses will be a material use of its cash resources. Flycast believes that its existing cash, cash equivalents and short-term investments and available credit facilities will be sufficient to meet its anticipated cash needs for working capital, repayment of debt and capital expenditure for at least the next twelve months.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.


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

   State of Readiness. Flycast has made an assessment of the year 2000 readiness of its information technology, or IT, systems, including the hardware and software that enables Flycast to provide and deliver its solutions, and its non-IT systems. Flycast's assessment plan consisted of (1) an audit, performed by an independent third-party consulting company of AdEx Technology, Flycast's internally developed proprietary software incorporated in its solutions; (2) contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of Flycast solutions to advertisers and the Web sites on the Flycast Network; (3) contacting third-party vendors who provide important business services (non-IT systems); (4) an assessment of repair or replacement requirements; and (5) creating of contingency plans in the event of year 2000 failures.

   Based on the results of the independent audit, Flycast revised the code of its AdEx Technology as necessary to achieve year 2000 compliance. The third party consulting company has verified the results of Flycast's year 2000 remediation efforts. Flycast has contacted its hardware and software component vendors and has been informed by its hardware and software component vendors for its IT systems that the products Flycast uses are currently year 2000 compliant. Because Flycast's AdEx Technology has undergone changes due to maintenance and enhancement since the third-party independent audit, Flycast intends to re-test the current version of the AdEx Technology before the end of 1999 to ensure that it has maintained full year 2000 compliance.

   Flycast has assessed third party vendors that provide important business services (non-IT systems) and is seeking assurance of year 2000 compliance from these providers.

   Costs. To date, Flycast has not incurred significant costs in connection with identifying or evaluating year 2000 compliance issues. Most of Flycast's expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation and conversion process and year 2000 compliance matters generally. At this time, Flycast estimates the potential costs of revisions to its AdEx Technology and the replacement of some third-party software and hardware to be minimal. Although Flycast does not anticipate that these expenses will be material, these expenses, if higher than anticipated, could have a material adverse effect on Flycast's business, results of operations and financial condition.

   Risks. Flycast is not currently aware of any major year 2000 compliance problems relating to AdEx Technology or its IT or non-IT systems that would have a material adverse effect on Flycast's business, results of operations or financial condition, without taking into account Flycast's efforts to avoid or fix these problems. Flycast may discover additional year 2000 compliance problems in its AdEx Technology that will require substantial revisions. In addition, third-party software, hardware or services incorporated into Flycast's material IT and non-IT systems may need to be revised or replaced, all of which could be time consuming and expensive. If Flycast fails to fix its AdEx Technology or to fix or replace third-party software, hardware or services on a timely basis, the result could be lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on Flycast's business, results of operations and financial condition. Moreover, the failure to adequately address year 2000 compliance issues in Flycast's AdEx Technology, and its IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

   In addition, there is no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and non-IT systems providers outside Flycast's control will be year 2000 compliant. The failure by these entities to be year 2000 compliant could result in a systemic failure beyond Flycast's control, including a prolonged Internet, telecommunications or electrical failure, which could also prevent Flycast from delivering services to its customers, decrease the use of the Internet or prevent users from accessing the Web sites in the Flycast Network, which could have a material adverse effect on Flycast's business, results of operations and financial condition.

   Contingency Plan. As discussed above, Flycast is engaged in an ongoing year 2000 compliance assessment. The results of Flycast's year 2000 simulation testing and the responses received from third-party vendors and service providers is being taken into account in determining the nature and extent of Flycast's contingency plans.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   On August 18, 1999, CMGI acquired an 81.495% equity stake in the former AltaVista division of Digital Equipment Corporation, referred to as the AltaVista business, from Compaq Computer Corporation and its wholly owned subsidiary Digital Equipment Corporation. Consideration for the acquisition was preliminarily valued at approximately $2.42 billion, including approximately $4 million of direct costs of the acquisition. The AltaVista business includes the assets and liabilities constituting the AltaVista Internet search service, referred to as AltaVista search, which was a division of Digital, and also includes former Compaq/Digital wholly owned subsidiaries Zip2 Corporation and Shopping.com. In consideration for the acquisition, CMGI issued 18,994,975 shares of its common stock valued at approximately $1.816 billion, 18,090.45 shares of its Series D preferred stock (which were converted into 1,809,045 shares of CMGI common stock on October 28, 1999) valued at approximately $173 million and promissory notes with an aggregate principal amount of $220 million. Additionally, stock options of the AltaVista business and CMGI stock options issued in the transaction, preliminarily valued at approximately $203 million and $4 million, respectively, have been included in the purchase consideration.

   On September 29, 1999, CMGI entered into an agreement to acquire Flycast for consideration preliminarily valued at $920 million, consisting of: CMGI common stock valued at approximately $709 million, options to purchase CMGI common stock valued at approximately $190 million and estimated direct acquisition costs of $21 million. Since the acquisition has not yet been completed, the actual consideration for the acquisition of Flycast can not yet be determined. For the purpose of the following pro forma financial information, the number of shares of CMGI common stock assumed to be issued in the acquisition of Flycast is approximately 7.2 million. This amount is based on the number of shares of Flycast common stock outstanding as of September 29, 1999, the date of the CMGI-Flycast merger agreement. Similarly, the estimated value of the options to purchase CMGI common stock to be issued in the acquisition of Flycast is based on the outstanding options to purchase Flycast common stock as of September 29, 1999. The actual number of CMGI common shares and stock options to be issued will be based on the actual outstanding Flycast common shares and stock options as of the date of completion of the merger. The estimated acquisition related costs consist primarily of investment banker, legal and accounting fees to be incurred directly related to the acquisition of Flycast.

   The following pro forma unaudited combined condensed financial statements give effect to CMGI's acquisitions of the AltaVista business and Flycast, both of which will be accounted for under the purchase method of accounting. The unaudited pro forma condensed combined statement of operations for the fiscal year ended July 31, 1999 gives effect to the acquisitions of the AltaVista business and Flycast by CMGI as if each had occurred on August 1, 1998. The pro forma statement of operations is based on historical results of operations of CMGI for the fiscal year ended July 31, 1999, the historical results of operations of Flycast for the twelve months ended June 30, 1999 and the historical results of operations of the components of the AltaVista business as follows: the carve-out historical results of AltaVista search and the historical results of Zip2 Corporation for the twelve months ended June 30, 1999 and the historical results of Shopping.com for the twelve months ended July 31, 1999. The unaudited pro forma condensed combined balance sheet as of July 31, 1999 gives effect to the acquisitions of the AltaVista business and Flycast as if these transactions had occurred on that date. The pro forma balance sheet is based on the historical balance sheet of CMGI as of July 31, 1999 and the historical balance sheets of the AltaVista business and Flycast as of June 30, 1999. More recent financial statements of Flycast, as of and for the period ended September 30, 1999, are available on page S-1. The following pro forma financial information, consisting of the pro forma statement of operations and the pro forma balance sheet and the accompanying notes, should be read in conjunction with and are qualified by the historical financial statements and notes of CMGI, which are incorporated by reference in this pro forma financial information.

   The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated company after the acquisitions of the AltaVista business and Flycast, or of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisitions of the AltaVista business and Flycast been effected as of the dates described above.

              Unaudited Pro Forma Condensed Combined Balance Sheet

                                 July 31, 1999
                                 (In thousands)

                                               Pro Forma                       Pro Forma
                                    AltaVista Adjustments                     Adjustments  Pro Forma
                            CMGI    Business      (A)       Subtotal  Flycast     (A)     As Adjusted
                         ---------- --------- -----------  ---------- ------- ----------- -----------
Assets
Cash and cash
 equivalents............ $  468,912 $ 16,753  $  (16,753)  $  468,912 $50,099  $    --    $  519,011
Available-for-sale
 securities.............  1,532,327      --          --     1,532,327  31,857       --     1,564,184
Other current assets....     56,095   32,383         --        88,478   9,737       --        98,215
                         ---------- --------  ----------   ---------- -------  --------   ----------
 Total current assets...  2,057,334   49,136     (16,753)   2,089,717  91,693       --     2,181,410
Goodwill and other
 intangible assets, net
 of accumulated
 amortization...........    149,703  733,906   1,790,898    2,674,507     --    839,559    3,514,066
Other non-current
 assets.................    197,557   64,935         --       262,492   6,907       --       269,399
                         ---------- --------  ----------   ---------- -------  --------   ----------
 Total assets........... $2,404,594 $847,977  $1,774,145   $5,026,716 $98,600  $839,559   $5,964,875
                         ========== ========  ==========   ========== =======  ========   ==========
    Liabilities and
  Stockholders' Equity
Deferred income taxes... $  508,348 $    --   $      --    $  508,348 $   --   $    --    $  508,348
Other current
 liabilities............    167,981   55,462       4,000      227,443  14,030    21,000      262,473
                         ---------- --------  ----------   ---------- -------  --------   ----------
 Total current
  liabilities...........    676,329   55,462       4,000      735,791  14,030    21,000      770,821
Non-current
 liabilities............     70,007    3,811     220,000      293,818   4,129       --       297,947
Minority interest.......    184,514      --      142,849      327,363     --        --       327,363
Convertible, redeemable
 preferred stock........    411,283      --      173,000      584,283     --        --       584,283
Stockholders' equity....  1,062,461  788,704   1,234,296    3,085,461  80,441   818,559    3,984,461
                         ---------- --------  ----------   ---------- -------  --------   ----------
 Total liabilities and
  stockholders' equity.. $2,404,594 $847,977  $1,774,145   $5,026,716 $98,600  $839,559   $5,964,875
                         ========== ========  ==========   ========== =======  ========   ==========

         Unaudited Pro Forma Condensed Combined Statement of Operations
                       Twelve Months Ended July 31, 1999
                     (In thousands, except per share data)

                                    AltaVista   Pro Forma                               Pro Forma      Pro Forma
                            CMGI    Business   Adjustments     Subtotal      Flycast   Adjustments    as Adjusted
                          --------  ---------  -----------    ----------     --------  -----------    -----------
Net revenues............  $175,666  $  97,838   $     --      $  273,504     $ 18,596   $     --      $  292,100
Operating expenses:
 Cost of revenues.......   168,909     64,155         --         233,064       12,901         --         245,965
 Research and
  development...........    22,478     27,105         --          49,583        4,760         --          54,343
 In-process research and
  development...........     6,061        --          --           6,061          --          --           6,061
 Selling................    45,667     79,210         --         124,877       12,309         --         137,186
 General and
  administrative........    59,210    203,748     688,465 (B)    942,517        5,326     279,853 (C)  1,225,910
                                                   (8,906)(D)                              (1,786)(D)
                          --------  ---------   ---------     ----------     --------   ---------     ----------
 Total operating
  expenses..............   302,325    374,218     679,559      1,356,102       35,296     278,067      1,669,465
                          --------  ---------   ---------     ----------     --------   ---------     ----------
Operating loss..........  (126,659)  (276,380)   (679,559)    (1,082,598)     (16,700)   (278,067)    (1,377,365)
Other income (expense):
 Interest income
  (expense), net........       269     (7,555)    (23,100)(E)    (30,386)         (39)        --         (30,425)
 Equity in losses of
  affiliates............   (15,737)       --          --         (15,737)         --          --         (15,737)
 Minority interest......     2,331        --       75,870 (F)     78,201          --          --          78,201
 Non-operating gains,
  net...................   889,041        --          --         889,041          --          --         889,041
                          --------  ---------   ---------     ----------     --------   ---------     ----------
                           875,904     (7,555)     52,770        921,119          (39)        --         921,080
                          --------  ---------   ---------     ----------     --------   ---------     ----------
Income (loss) from
 continuing operations
 before income taxes....   749,245   (283,935)   (626,789)      (161,479)     (16,739)   (278,067)      (456,285)
Income tax expense
 (benefit)..............   325,402        --     (292,309)(G)     33,093            2      (5,236)(G)     27,859
                          --------  ---------   ---------     ----------     --------   ---------     ----------
Income (loss) from
 continuing operations
 .......................   423,843   (283,935)   (334,480)      (194,572)     (16,741)   (272,831)      (484,144)
Preferred stock
 accretion..............    (1,662)       --          --          (1,662)        (998)        998 (H)     (1,662)
                          --------  ---------   ---------     ----------     --------   ---------     ----------
Income (loss) from
 continuing operations
 available to common
 stockholders...........  $422,181  $(283,935)  $(334,480)    $ (196,234)    $(17,739)  $(271,833)    $ (485,806)
                          ========  =========   =========     ==========     ========   =========     ==========
Basic earnings (loss)
 from continuing
 operations per share...  $   4.53        --          --      $    (1.73)(I)      --          --      $    (4.02)(J)
                          ========                            ==========                              ==========
Diluted earnings (loss)
 from continuing
 operations per share...  $   4.10        --          --      $    (1.73)(I)      --          --      $    (4.02)(J)
                          ========                            ==========                              ==========
Shares used in computing
 earnings (loss) from
 continuing operations
 per share:
 Basic..................    93,266        --          --         113,718 (I)      --          --         120,948 (J)
                          ========                            ==========                              ==========
 Diluted................   103,416        --          --         113,718 (I)      --          --         120,948 (J)
                          ========                            ==========                              ==========

   Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(1) Pro Forma Adjustments and Assumptions

     (A) The pro forma financial information reflects CMGI's acquisition of an 81.495% equity stake in the AltaVista business for consideration preliminarily valued at approximately $2.42 billion on August 18, 1999, including approximately $4.0 million in costs of acquisition (see description of the components of the consideration above). The acquisition costs consist primarily of investment banker, legal and accounting fees incurred by CMGI directly related to the acquisition of the AltaVista business.

     The pro forma financial information also reflects the acquisition of Flycast for consideration preliminarily valued at $920 million, consisting of: CMGI common stock valued at approximately $709 million, options to purchase CMGI common stock valued at approximately $190 million and estimated direct acquisition costs of $21 million. Since the acquisition has not yet been completed, the actual consideration for the acquisition of Flycast can not yet be determined. For the purpose of the pro forma financial information, the number of shares of CMGI common stock assumed issued in the acquisition of Flycast is approximately 7.2 million. This amount is based on the number of shares of Flycast common stock outstanding as of September 29, 1999, the date of the CMGI-Flycast merger agreement. Similarly, the estimated value of the options to purchase CMGI common stock to be issued in the acquisition of Flycast is based on the outstanding options to purchase Flycast common stock as of September 29, 1999. The actual number of CMGI common shares and stock options to be issued will be based on the actual outstanding Flycast common shares and stock options as of the date of completion of the merger. The estimated acquisition costs consist primarily of investment banker, legal and accounting fees to be incurred which are directly related to the acquisition of Flycast.

     The following represents the allocations of the purchase prices over 81.495% of the historical net book values of the acquired assets and assumed liabilities of the AltaVista business and 100% of the historical net book values of the acquired assets and assumed liabilities of Flycast as of the date of the pro forma balance sheet, and is for illustrative purposes only. The actual purchase price allocation will be based on fair values of the acquired assets and assumed liabilities as of the actual acquisition dates. Assuming the transactions occurred on July 31, 1999, the allocation would have been as follows (in thousands):

                                                         AltaVista
                                                          Business   Flycast
                                                         ----------  --------
   Working capital (deficit), including cash acquired... $  (18,808) $ 77,663
   Other non-current assets.............................     52,919     6,907
   Non-current liabilities..............................     (3,106)   (4,129)
   Goodwill and other intangible assets.................  2,388,995   839,559
                                                         ----------  --------
   Purchase price....................................... $2,420,000  $920,000
                                                         ==========  ========

     The pro forma adjustment reconciles the historical balance sheets of the AltaVista business and Flycast to the allocated purchase prices above and include the accrual of approximately $4.0 million and $21.0 million of estimated acquisition costs to be paid by CMGI related to the acquisitions of the AltaVista business and Flycast, respectively.

     The cash and cash equivalents of the AltaVista business as of August 18, 1999 were retained by Compaq at the date of acquisition and, accordingly, the pro forma adjustment and the allocation of the purchase price as of July 31, 1999 include the effect of this event.

     (B) The pro forma adjustment includes $796.3 million in amortization of goodwill and other intangible assets (per the allocation in (A) above) that would have been recorded during the period covered by the pro forma statement of operations related to the acquisition of the AltaVista business. The adjustment amount has been reduced by $132.8 million, which represents 81.495% of the amortization of

  Notes to the Unaudited Pro Forma Condensed Combined Financial Information--
                                   Continued

   goodwill and other intangible assets recorded in the historical financial statements of the AltaVista business. The historical financial statements of the AltaVista business represented in the pro forma statement of operations include amortization of goodwill and other intangible assets totaling
   $163.0 million. These amounts relate to Compaq's acquisition of Digital in June 1998 and Compaq/Digital's acquisitions of Shopping.com and Zip2 Corporation in January 1999 and April 1999, respectively. The pro forma adjustment also includes an increase in expense of $24.9 million, which represents 18.505% of the incremental amount of goodwill and other intangible assets amortization that would have been recorded in the historical financial statements of the AltaVista business if Compaq/Digital's acquisitions of Shopping.com and Zip2 Corporation had occurred on August 1, 1998.

     The pro forma adjustment is based on the assumption that the entire amount identified as goodwill and other intangible assets in CMGI's acquisition of the AltaVista business will be amortized on a straight-line basis over a three-year period. CMGI has not yet completed the valuation of the actual intangible assets acquired at August 18, 1999. When completed, certain amounts identified as intangible assets may be amortized over periods other than the three-year period represented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results in CMGI's fiscal year 2000 financial statements when the acquisition accounting and valuation amounts are finalized. The pro forma statement of operations does not give effect to any potential in-process research and development charge related to the acquisition of the AltaVista business.

     (C) The pro forma adjustment represents amortization of goodwill and other intangible assets (per the allocation in (A) above) that would have been recorded during the period covered by the pro forma statement of operations related to the acquisition of Flycast.

     The pro forma adjustment is based on the assumption that the entire amount identified as goodwill and other intangible assets in CMGI's acquisition of Flycast will be amortized on a straight-line basis over a three-year period. The valuation of the actual intangible assets will not be completed until the acquisition of Flycast is complete. When completed, certain amounts identified as intangible assets may be amortized over periods other than the three-year period represented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results in CMGI's fiscal year 2000 financial statements when the acquisition accounting and valuation amounts are finalized. The pro forma statement of operations does not give effect to any potential in-process research and development charge related to the acquisition of Flycast.

     (D) The pro forma adjustments relate to stock-based compensation charges recorded in the historical financial statements of the AltaVista business and Flycast. The value of the stock options to which these charges related is included in the calculation of the purchase consideration. Accordingly, on a pro forma basis, these expenses have been eliminated.

     (E) The pro forma adjustment reflects the interest expense that would have been recorded by CMGI related to the $220 million of aggregate principal amounts of notes payable issued in the acquisition of the AltaVista business. The notes bear interest at an annual rate of 10.5%.

     (F) The pro forma adjustment reflects the 18.505% minority interest in the results of operations of the AltaVista business assuming that CMGI's acquisition of 81.495% of the AltaVista business occurred on August 1, 1998.

     Notes to the Unaudited Pro Forma Condensed Combined Financial Information--Continued

     (G) The pro forma adjustments reflect the income tax benefit that would have been recorded by CMGI in its fiscal 1999 consolidated statement of operations related to the AltaVista business' and Flycast's losses for the comparable period and the income tax effect, if any, of the other pre-tax pro forma adjustments. The pro forma adjustments assume that CMGI would recognize a federal tax benefit for the amortization of goodwill and other intangible assets related to the acquisition of the AltaVista business, but would not recognize a federal tax benefit for the amortization of goodwill and other intangible assets related to the acquisition of Flycast. The pro forma adjustments also assume that CMGI would record a valuation allowance for all state tax benefits associated with the AltaVista business and Flycast. Actual effective tax rates may differ from pro forma rates reflected in this pro forma financial information.

     (H) The pro forma adjustment reflects the elimination of preferred stock accretion recorded in Flycast's historical financial statements. Assuming the acquisition of Flycast occurred on August 1, 1998, the preferred stock, to which this accretion relates, would not have been outstanding during the period covered by the pro forma statement of operations.

     (I) Since the pro forma statement of operations results in a loss from continuing operations, the pro forma basic and diluted loss from continuing operations per common share are computed by dividing the loss from continuing operations available to common stockholders by the weighted average number of common shares outstanding. The calculation of the pro forma weighted average number of common shares outstanding assumes that the 18,994,975 shares of CMGI's common stock issued in the acquisition of the AltaVista business were outstanding for the entire period. The calculation of the pro forma weighted average number of common shares outstanding also assumes that the 18,090.45 shares of CMGI's Series D preferred stock were converted into 1,809,045 shares of CMGI common stock on October 11, 1998 (the 71st day after the assumed acquisition date of August 1, 1998) and that such common shares were outstanding for the entire period thereafter. The Series D preferred shares were converted into common stock on October 28, 1999 (the 71st day after the actual acquisition date of August 18, 1999).

     (J) Since the pro forma statement of operations results in a loss from continuing operations, the pro forma basic and diluted loss from continuing operations per common share are computed by dividing the loss from continuing operations available to common stockholders by the weighted average number of common shares outstanding. The calculation of the weighted average number of common shares outstanding assumes that the 18,994,975 shares of CMGI's common stock issued in the acquisition of the AltaVista business and the 7.2 million shares of CMGI's common stock estimated to be issued in the acquisition of Flycast were outstanding for the entire period. The calculation of the weighted average number of common shares outstanding also assumes that the 18,090.45 shares of CMGI's Series D preferred stock were converted into 1,809,045 shares of CMGI common stock on October 11, 1998 (the 71st day after the assumed acquisition date of August 1, 1998) and that such common shares were outstanding for the entire period thereafter. The Series D preferred shares were converted into common stock on October 28, 1999 (the 71st day after the actual acquisition date of August 18, 1999).

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                             AND MANAGEMENT OF CMGI

   The following table sets forth information as to the number of shares of CMGI common stock beneficially owned as of September 30, 1999, and certain pro forma ownership information, assuming that the merger had been consummated as of September 30, 1999, as to the number of shares of CMGI common stock that will be beneficially owned, by:

 . each person that beneficially owns more than 5% of the outstanding shares of CMGI common stock,

 .  each director of CMGI,

 . the chief executive officer and the four other most highly compensated executive officers of CMGI; and

 .  CMGI executive officers and directors, as a group.

   Except as indicated by the notes to the following table, the holders listed below will have sole voting power and investment power over the shares beneficially held by them.

                                                          Amount and Nature of
                               Amount and Nature of       Beneficial Ownership
                              Beneficial Ownership(1)      After the Merger(1)
                              --------------------------- ---------------------
Name and Address of            Number of     Percent of   Number of  Percent of
Beneficial Owner                Shares        Class(2)      Shares    Class(3)
-------------------           -------------- ------------ ---------- ----------
5% Stockholders
Compaq Computer
 Corporation(4)..............     20,804,020        17.6% 20,804,020    16.8%
FMR Corp.(5).................      9,594,100         8.2%  9,594,100     7.8%

Directors
David S. Wetherell(6)........     17,776,828        15.1% 17,776,828    14.2%
William H. Berkman...........            --          --          --      --
Craig D. Goldman(7)..........        195,200           *     195,200       *
Avram Miller(8)..............            --          --          --      --
Robert J. Ranalli(9).........          5,200           *       5,200       *
William D. Strecker..........            --          --          --      --

Other Named Executive
 Officers
Andrew J. Hajducky III(10)...        146,249           *     146,249       *
Hans Hawrysz(11).............         27,800           *      27,800       *
Richard F. Torre(12).........         57,544           *      57,544       *
Paul L. Schaut(13)...........         14,296           *      14,296       *
All executive officers and
 directors, as a group
 (14 persons)(14)............     18,466,714        15.6% 18,466,714    14.7%

--------
 *  Less than 1% of CMGI's outstanding common stock.
 (1) The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any presently exercisable options, which are any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 1999 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
 (2) Number of shares deemed outstanding includes 116,505,138 shares of common stock as of September 30, 1999, plus any shares subject to presently exercisable options held by the person in question.

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

 (3) Number of shares deemed outstanding includes 116,505,138 shares of common stock as of September 30, 1999 and 7,185,187 shares of CMGI common stock to be issued in the merger (based on the number of shares of Flycast common stock outstanding on such date), plus any shares subject to presently exercisable options held by the person in question.
 (4) Consists of shares held of record by Digital Equipment Corporation, a wholly owned subsidiary of Compaq Computer Corporation, as of October 28, 1999. Compaq and Digital share investment and voting control regarding these shares. The address of Compaq Computer Corporation is 20555 State Highway 249, Houston, TX 77070-2698.
 (5) Based on the information provided in Amendment No. 7 to the Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on May 10, 1999. FMR Corp. has sole dispositive power with respect to such shares, and sole voting power with respect to 5,001,060 of such shares. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.
 (6) Includes 1,345,888 shares which may be acquired by Mr. Wetherell pursuant to presently exercisable options. Also includes (i) 8,466,336 shares held by a limited liability company of which Mr. Wetherell owns a membership interest and which is managed by a limited liability company of which Mr. Wetherell is a manager and (ii) 23,372 shares held by Mr. Wetherell and his wife as trustees for the David S. Wetherell Charitable Trust, for a total of 8,489,708 shares with respect to which Mr. Wetherell disclaims beneficial ownership. Mr. Wetherell's address is c/o CMGI, Inc., 100 Brickstone Square, Andover, MA 01810.
 (7) Includes 75,200 shares which may be acquired by Mr. Goldman pursuant to presently exercisable options. Mr. Goldman is also deemed the beneficial owner of (i) 10,000 shares of the common stock, $0.01 par value per share, of SalesLink Corporation, a subsidiary of CMGI, (ii) 10,000 shares of the common stock, $0.01 par value per share, of NaviSite, Inc., a subsidiary of CMGI, and (iii) 41,666 shares of the common stock, $0.01 par value per share, of Engage Technologies, Inc., a subsidiary of CMGI, all of which shares may be acquired by Mr. Goldman pursuant to presently exercisable options. These shares represent less than 1% of the voting power of the outstanding capital stock of SalesLink, NaviSite and Engage, respectively.
 (8) Mr. Miller is deemed the beneficial owner of 5,208 shares of common stock, $0.01 par value per share, of AltaVista Company, a subsidiary of CMGI, which shares may be acquired by Mr. Miller pursuant to presently exercisable options. These shares represent less than one percent of the voting power of the outstanding capital stock of AltaVista Company.
 (9) Consists of 5,200 shares which may be acquired by Mr. Ranalli pursuant to presently exercisable options. Mr. Ranalli is also deemed the beneficial owner of (i) 5,000 shares of the common stock, $0.01 par value per share, of MyWay.com (formerly Planet Direct Corporation), a subsidiary of CMGI, and (ii) 5,208 shares of common stock, $0.01 par value per share, of AltaVista Company, all of which shares may be acquired by Mr. Ranalli pursuant to presently exercisable options. These shares represent less than 1% of the voting power of the outstanding capital stock of MyWay.com and AltaVista Company, respectively.
(10) Includes 125,497 shares which may be acquired by Mr. Hajducky pursuant to presently exercisable options.
(11) Includes 11,800 shares which may be acquired by Mr. Hawrysz pursuant to presently exercisable options. Mr. Hawrysz also owns 250,000 shares of the common stock, $0.01 par value per share, of MyWay.com. These shares represent approximately 3% of the voting power of the outstanding capital stock of MyWay.com.
(12) Includes 36,669 shares which may be acquired by Mr. Torre pursuant to presently exercisable options and 250 shares held in trust for the benefit of Mr. Torre's minor children. Mr. Torre is also deemed the beneficial owner of 261,250 shares of the common stock, $0.01 par value per share, of SalesLink, which shares may be acquired by Mr. Torre pursuant to presently exercisable options. These shares represent approximately 3% of the voting power of the outstanding capital stock of SalesLink.
(13) Includes 13,582 shares which may be acquired by Mr. Schaut pursuant to presently exercisable options. Mr. Schaut is also deemed the beneficial owner of 302,483 shares of the common stock, $0.01 par value per share, of Engage, including 49,999 shares of common stock of Engage which shares may be acquired by Mr. Schaut pursuant to presently exercisable options. These shares represent less than 1% of the voting power of the outstanding capital stock of Engage.
(14) Includes 1,856,905 shares which may be acquired pursuant to presently exercisable options.

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

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                           AND MANAGEMENT OF FLYCAST

   The following table sets forth information concerning the beneficial ownership of common stock of Flycast for the following:

 . each person or entity who is known by Flycast to own beneficially more than 5% of the outstanding shares of Flycast's common stock;

 .  each of Flycast's current directors; and

 .  all directors and executive officers of Flycast as a group.

   The pre-merger percentage ownership is based on 15,165,021 of Flycast common stock outstanding as of September 30, 1999. All shares subject to options and warrants exercisable within 60 days after September 30, 1999 are deemed to be beneficially owned by the person or entity holding that option or warrant and to be outstanding solely for calculating that person's or entity's percentage ownership. Except as indicated by the notes to the following table, the holders listed below will have sole voting power and investment power over the shares beneficially held by them.

   Except as otherwise noted, the address of each person listed in the table is c/o Flycast Communications Corporation, 181 Fremont Street, San Francisco, California 94105. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                 Pre-Merger Amount and Nature
                                                    of Beneficial Ownership
                                               ---------------------------------
Name and Address of Beneficial Owner           Number of Shares Percent of Class
------------------------------------           ---------------- ----------------
5% Stockholders
Entities affiliated with Charles River
 Partnership(1)
 1000 Winter Street, Suite 3300
 Waltham, MA 02154...........................     2,093,837          13.81%
Entities affiliated with St. Paul Venture
 Capital(2)
 8500 Normandale Lake Blvd., Suite 1940
 Bloomington, MN 55437.......................     1,256,302           8.28%
Richard L. Thompson(3).......................     1,030,000           6.87%
Directors and Officers
David J. Cowan
 Entities affiliated with Bessemer Venture
 Partners(4)
 1400 Old Country Rd., Suite 407
 Westbury, NY 11590..........................     2,130,968          14.05%
George R. Garrick(5).........................       900,833           5.94%
Gary L. Prophitt(6)..........................       442,477           2.92%
Lyn Chitow Oakes(7)..........................       131,825              *
Thomas L. Marcus(8)..........................        26,666              *
Jeff Lehman(9)...............................        36,459              *
Michael D. Solomon...........................       140,000              *
Peter T. Nicas(10)...........................       132,604              *
Ralph Harms(11)..............................        28,646              *
Howard C. Draft(12)..........................        25,531              *
All current directors and officers as a group
 (10 persons)(13)............................     3,996,009           26.4%

--------
*   Less than 1% of Flycast's outstanding common stock.
(1) Represents 2,055,928 shares of outstanding common stock held by Charles River Partnership VIII, A Limited Partnership; and 37,909 shares of outstanding common stock held by Charles River VIII-A, LLC.
(2) Represents 34,548 shares of outstanding common stock held by St. Paul Venture Capital Affiliates Fund I, LLC and 1,221,754 shares of outstanding common stock held by St. Paul Venture Capital IV, LLC.
(3) Represents 80,000 shares of outstanding common stock held by Richard L. Thompson (in the name of his individual retirement account); and 950,000 shares of outstanding common stock held by Mr. Thompson. Includes 9,524 shares of common stock issuable within 60 days of September 30, 1999 upon the exercise of an incentive stock option and 2,976 shares of common stock issuable upon the exercise of nonqualified stock options within 60 days of September 30, 1999.
(4) Represents:
   . 761,855 shares of outstanding common stock held by Bessec Ventures IV, L.P.;
   . 209,762 shares of outstanding common stock held by Bessemer Venture Investors, L.P.;
   . 761,852 shares of outstanding common stock held by Bessemer Venture Partners IV, L.P.;
   . 71,884 shares of outstanding common stock held by BVP IV Special Situations, L.P.; and
   . 325,615 shares of outstanding common stock held by various other individuals or entities, including 19,099 shares of outstanding common stock held by David J. Cowan, that are either managers or former members of Deer IV & Co. LLC or employees of Deer II & Co. LLC or individuals or entities associated with Bessemer Securities
      Corporation.
   Mr. Cowan, a director of Flycast and a manager of Deer IV & Co., LLC, which is the general partner of each of these partnerships, shares voting and dispositive power with respect to the shares held by each this entity, and disclaims beneficial ownership of those shares in which he has no pecuniary interest.
(5) Includes 320,000 shares of common stock issuable within 60 days of September 30, 1999 upon the exercise of an incentive stock option, and 410,833 shares of common stock issuable upon the exercise of nonqualified stock options within 60 days of September 30, 1999.
(6) Represents 442,477 shares of common stock held by Intelligent Media Ventures, Inc., an entity of which Mr. Prophitt is an executive officer. Mr. Prophitt disclaims beneficial ownership of these shares except to the extent he has pecuniary interest in these shares.
(7) Includes 5,555 shares of common stock issuable within 60 days of September 30, 1999 upon the exercise of an incentive stock option and 1,270 shares of common stock issuable upon the exercise of nonqualified stock options within 60 days of September 30, 1999.
(8) Includes 5,555 shares of common stock issuable within 60 days of September 30, 1999 upon the exercise of an incentive stock option and 21,111 shares of common stock issuable upon the exercise of nonqualified stock options within 60 days of September 30, 1999.
(9) Includes 9,524 shares of common stock issuable within 60 days of September 30, 1999 upon the exercise of an incentive stock option and 26,935 shares of common stock issuable upon the exercise of nonqualified stock options within 60 days of September 30, 1999.
(10) Includes 57,359 shares of common stock issuable within 60 days of September 30, 1999 upon the exercise of an incentive stock option and 5,245 shares of common stock issuable upon the exercise of nonqualified stock options within 60 days of September 30, 1999.
(11) Includes 10,784 shares of common stock issuable within 60 days of September 30, 1999 upon the exercise of an incentive stock option and 17,862 shares of common stock issuable upon the exercise of nonqualified stock options within 60 days of September 30, 1999.
(12) Represents 5,531 shares of common stock held in the name of DF LLC, an Illinois limited liability company in which Mr. Draft is a managing partner and 20,000 shares of common stock previously exercised through an nonqualified stock option, all of which have vested.
(13) Represents shares listed as to all current directors and executive officers, notwithstanding the fact that some directors or executive officers may disclaim beneficial ownership of these shares, and includes 1,155,178 shares of common stock issuable within 60 days of September 30, 1999 upon the exercise of outstanding options.

                       COMPARISON OF STOCKHOLDER RIGHTS

   Both CMGI and Flycast are corporations organized under the laws of Delaware and are therefore subject to the Delaware corporation statute. However, there are differences in the charters and by-laws of CMGI and Flycast. The following is a brief summary of certain differences between the rights of Flycast stockholders and the rights of CMGI stockholders, and is qualified in its entirety by reference to the relevant provisions of the charter and by-laws of CMGI and Flycast. See "Where You Can Find More Information" on page 91. Following the effective time of the merger, the rights of former Flycast stockholders will be governed by the charter and by-laws of CMGI.

Capitalization

   CMGI. CMGI is authorized to issue 400,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 250 shares are designated Series A convertible preferred stock, 50,000 shares are designated Series B preferred stock and 375,000 shares have been designated as Series C preferred stock. The CMGI board of directors has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights and preferences may be superior to that of CMGI common stock. On November 1, 1999, CMGI had issued and outstanding:

 .  118,314,183 shares of common stock;

 .  no shares of Series A preferred stock;

 . 35,000 shares of Series B preferred stock (convertible into an aggregate of 1,384,538 shares of common stock); and

 . 375,000 shares of Series C preferred stock (convertible into an aggregate of 4,722,215 shares of common stock).

   The maximum number of shares of CMGI common stock into which shares of Series B preferred stock may be converted is 4,166,668, subject to adjustment.

   Flycast. Flycast is authorized to issue 100,000,000 shares of common stock and 2,000,000 shares of preferred stock. Flycast's board of directors has the authority, without stockholder approval, to determine or alter the rights, preferences, privileges and restrictions on any unissued shares of preferred stock. On November 12, 1999, Flycast had issued and outstanding:

 .  15,131,668 shares of common stock; and

 .  no shares of preferred stock

Voting Rights

   CMGI. Each holder of CMGI common stock is entitled one vote for each share. Holders of each of Series B preferred stock and Series C preferred stock have no voting power except as otherwise provided by the Delaware corporation statute and the charter. On such matters where the holders of each of Series B preferred stock and Series C preferred stock have a right to vote with the holders of CMGI common stock, they are entitled to vote their shares on an as converted basis.

   CMGI's charter also gives the holders of each of Series B preferred stock and Series C preferred stock the right to vote on enumerated actions that if taken by CMGI would impair their rights, preferences and privileges. Accordingly, CMGI must first obtain the affirmative vote or written consent of the holders of a majority of the outstanding shares of such series of preferred stock being adversely affected, before taking actions such as:

 . changing the rights, preferences or privileges of such series of preferred stock or any other capital stock of CMGI;

 . increasing the number of authorized shares of such series of preferred stock;

 . authorizing or issuing any new class or series of securities senior or equal to such series of preferred stock; and

 .  increasing the par value of the CMGI common stock.

   Flycast. Each holder of Flycast common stock is entitled to one vote for each share and may not cumulate votes for the election of directors.

Number and Classification of Directors

   CMGI. CMGI's by-laws provide that its board of directors will consist of at least three, but not more than 15, persons, and will designate the authorized number of directors. CMGI's charter and by-laws provide for a classified board of directors with three classes, each elected for a three year term, consisting of as nearly an equal number of directors as possible. The elections are staggered to provide for the election of a different class at each annual meeting of the CMGI stockholders.

   Flycast. Flycast's bylaws provide that its board of directors will consist of at least one person, unless changed by the board of directors. Currently, there are five directors. The board of directors is elected at Flycast's annual meeting and holds office until the next annual meeting.

Removal of Directors

   CMGI. Subject to the rights of holders of any class or series of CMGI capital stock having a preference over the CMGI common stock, CMGI's charter and by-laws provide that the CMGI stockholders may remove directors from office at any annual or special meeting of the stockholders by the affirmative vote of at least 75% of the outstanding shares of capital stock of CMGI entitled to vote in an election of directors.

   Flycast. Flycast's charter and bylaws provide that the Flycast stockholders may remove directors from office at any time with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of Flycast, voting together as a single class. Flycast stockholders may also remove directors without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of Flycast.

Filling Vacancies on the Board of Directors

   CMGI. CMGI's charter and by-laws provide that its board of directors may fill a vacancy on the board, including a vacancy resulting from an increase in the size of the board, by an affirmative vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director, except as may be required by law. A director so elected will hold office until the next election of such director's class and until a successor is elected and qualified. A decrease in the number of authorized directors will not shorten an incumbent director's term.

   Flycast. Flycast's bylaws provide that its board of directors may fill a vacancy on the board, including a vacancy resulting from any increase in the authorized number of directors, by an affirmative vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Charter Amendments

   CMGI. CMGI's charter provides that the affirmative vote of at least 75% of the shares of CMGI capital stock outstanding and entitled to vote is required to amend, repeal or adopt a provision inconsistent with the following provisions of the charter:

 .  stockholder action and special         .  restrictions on repurchases by
   meetings of stockholders;                 CMGI of shares of its capital
                                             stock from a holder who
 .  the board's authority and powers,         beneficially owns more than 5% of
   including the authority to amend          the outstanding shares of CMGI
   the by-laws and provide for the           capital stock entitled to vote in
   issuance of preferred stock               the election of directors;
   without stockholder approval;
                                          .  the requirement for a higher vote
 .  number, election and terms of             of stockholders for business
   directors;                                combination proposals; and

 .  personal liability of directors;       .  CMGI's reservation of its right
                                             to amend, alter, change or repeal
 .  indemnification of directors and          any other provision of the
   officers;                                 charter in the manner prescribed
                                             by Delaware corporate statute.
 .  factors the board may consider in
   determining tender offers or
   offers relating to business
   combinations or sale of assets;

   In addition, any amendment to the charter that would adversely affect the rights and preferences of each of Series B preferred stock and Series C preferred stock must be approved by a majority of the outstanding shares of the holders of the series being so affected.

   Flycast. Flycast's charter provides that the affirmative vote of at least 66 2/3% of the shares of Flycast capital stock outstanding and entitled to vote is required to amend, repeal or adopt a provision inconsistent with the purpose or intent of the following provisions of the charter:

 .  the board's authority and powers,      .  the manner of notice for new
   including the authority to adopt,         business and stockholder
   alter, amend or repeal Flycast's          nominations for directors;
   bylaws;
                                          .  the indemnification of directors
 .  the number of directors;                  of the corporation; and

 .  the election of directors;             .  the status of the corporation as
                                             a Listed Corporation within the
 .  the meeting of stockholders;              meaning of Section 301.5 of the
                                             California Corporations Code
 .  the availability of stockholder           permitting.
   action by written consent;

Amendments to By-Laws

   CMGI. CMGI's charter and by-laws provide that its board of directors may amend the by-laws by a majority vote of the authorized number of directors. In addition, CMGI's charter and by-laws provide that the CMGI stockholders may amend the by-laws by an affirmative vote of 75% of the shares of CMGI capital stock outstanding and entitled to vote in an election of directors, voting together as a single class.

   Flycast. Flycast's charter and bylaws provide that the board of directors may amend the bylaws. In addition, Flycast's charter and bylaws provide that the Flycast stockholders may amend the bylaws by an affirmative vote of 75% of the shares of Flycast capital stock outstanding and entitled to vote in an election of directors, voting together as a single class.

Notice of Stockholder Actions

   CMGI. CMGI's by-laws provide that in order to nominate directors or bring business before an annual meeting, stockholders must provide written notice to the secretary of CMGI at least 120 days before the annual meeting date that was stated in connection with the previous year's annual meeting. However, if CMGI did not hold an annual meeting in the previous year or has changed the annual meeting date by more than 30 days, then a stockholder must provide notice at least 30 calendar days before the date on which the notice of the annual meeting date is first mailed to stockholders.

   Flycast. Flycast's bylaws provide that in order for a stockholder to nominate directors or bring business before an annual meeting, the stockholder's notice must be mailed to and received at Flycast's offices not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. However, if the date of the meeting is changed by more than 30 days from the anniversary of the preceding year's annual meeting, the stockholder's notice must be received not later than the close of business on the tenth day following the earlier of the day on which the notice of the date of the meeting was mailed or public disclosure about the date of the meeting was made.

Right to Call Special Meeting of Stockholders

   CMGI. CMGI's by-laws restrict the persons who may call a special meeting of CMGI stockholders to the chairman of the board, the board of directors if pursuant to a resolution approved by a majority of the total authorized number of directors, or the CMGI stockholders if pursuant to a written request of the holders of 20% of the shares outstanding and entitled to vote at an election of directors. The business to be conducted at any special meeting of CMGI stockholders is limited to the business brought before the meeting by such persons.

   Flycast. Flycast's bylaws restrict the persons who may call a special meeting of Flycast stockholders to the board of directors, the chairman of the board, the president and Flycast stockholders holding not less than 50% of the shares entitled to vote at the meeting. The business to be conducted at any special meeting of Flycast stockholders is limited to the business brought before the meeting by such persons.

Dividends and Distributions

   CMGI. CMGI's charter provides that its board of directors, at its discretion, may declare and pay dividends out of funds legally available for dividends to the holders of CMGI common stock and Series C preferred stock. Series B preferred stock does not bear any dividends. Series C preferred stock ranks senior to CMGI common stock as to payment of dividends.

   Holders of Series C preferred stock are entitled to receive cumulative dividends equal to the annual dividend amount of 2% of its stated value ($1,000), payable semiannually, either in cash or, at CMGI's option, by an upward adjustment to the stated value per share. In addition, in most circumstances, restrictions apply on distributions made to a series or class of CMGI securities junior in rank to each of Series B preferred stock and Series C preferred stock. Accordingly, CMGI must obtain the written consent of the holders of the majority of the outstanding shares of each of Series B preferred stock and Series C preferred stock, each voting as a class, prior to making such a junior security distribution.

   Flycast. The Flycast bylaws provide that the board of directors may declare and pay dividends upon its shares, subject to any restrictions in the DGCL. The DGCL provides that the Flycast board of directors, at its discretion, may declare and pay dividends out of funds legally available to the holders of Flycast common stock.

Redemption

   CMGI. CMGI common stock is not subject to redemption.

   CMGI must redeem shares of Series B preferred stock upon the occurrence of circumstances specified in the charter, including CMGI's assignment of all or substantially all its property or business for the benefit of its creditors and the institution of bankruptcy, insolvency, reorganization or liquidation proceedings by or against

CMGI. In addition, holders of Series B preferred stock have the right to cause CMGI to redeem their shares under specified circumstances, including CMGI's failure either to issue shares of its common stock upon the conversion by holders of shares of Series B preferred stock or to maintain the listing of its common stock on the Nasdaq National Market. The redemption price per share is the greater of a specified percentage of the stated value ($1,000) of Series B preferred stock plus an amount equal to 4% per annum of the stated value and the market price of CMGI common stock during the period specified in CMGI's charter.

   In addition, at any time after December 21, 1999, CMGI has the option to redeem shares of Series B preferred stock in the event that the closing price of CMGI common stock is less than $18.25 for a period of ten consecutive trading days. In such an event, the redemption price per share is 115% of the stated value plus an amount equal to 4% per annum of the stated value.

   Holders of shares of Series C preferred stock have the right to cause CMGI to redeem their shares upon the occurrence of events specified in the charter, including CMGI's failure to issue shares of common stock upon conversion by holders of shares of Series C preferred stock. The redemption price will be an amount per share equal to the liquidation preference on the date of notice to CMGI from the holder of Series C preferred stock demanding redemption.

   Flycast. Flycast common stock is not subject to redemption.

Liquidation

   CMGI. In the event of any liquidation or dissolution of CMGI, holders of CMGI capital stock are entitled to liquidation distributions. Series B preferred stock ranks senior to Series C preferred stock which ranks senior to CMGI common stock as to liquidation distributions.

   Holders of Series B preferred stock are entitled to an amount per share equal to the sum of the stated value plus an amount equal to 4% per annum of the stated value for the period beginning on the issue date and ending on the date of final distribution to the holder (prorated for any portion of such period). CMGI's charter specifies corporate events, including a consolidation or merger where CMGI is not the surviving corporation, that holders of Series B preferred stock may elect to treat as a liquidation event and receive a liquidation distribution equal to 118% of the stated value plus an amount equal to 4% per annum of the stated value. Alternatively, holders of Series B preferred stock may elect to have the conversion price for each share of Series B preferred stock be adjusted accordingly. An affirmative vote of the holders of a majority of the outstanding shares of Series B preferred stock is required for either election.

   Holders of Series C preferred stock are entitled to receive an amount per share equal to the sum of the stated value, as adjusted, plus accrued but unpaid dividends. CMGI's charter specifies corporate events, including a consolidation or merger in which the CMGI stockholders do not own at least 50% of the voting power of the acquiring company, that holders of Series C preferred stock may elect either to treat as a liquidation event and receive a liquidation distributions or to have the conversion price for each share of Series C preferred stock be adjusted accordingly. An affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C preferred stock is required for either election.

   Flycast. Flycast's charter does not provide liquidation rights for any class of Flycast capital stock.

                             STOCKHOLDER PROPOSALS

   Although it is expected that the closing of the merger with CMGI will occur promptly after the stockholder's special meeting, in the event the closing of the merger is delayed and Flycast is required to hold an annual meeting in 2000, it is expected that such annual meeting will be held on or about June 6, 2000. In such event, stockholder proposals for inclusion in the proxy material for Flycast's 2000 annual meeting of stockholders should be submitted to the secretary of Flycast in writing and received at the executive offices of Flycast by March 31, 2000. Such proposals must also have met the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals and must have satisfied the notice procedures for stockholder proposals set forth in the Flycast by-laws.

   The Flycast bylaws require that for business to be properly brought before a meeting called by a stockholder, the stockholder must have given timely written notice thereof, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail to the to the chairman of the board, the president, any vice president, or the secretary of Flycast.

                                 LEGAL MATTERS

   The validity of the shares of CMGI common stock to be issued in connection with the merger will be passed upon for CMGI by Hale and Dorr LLP.

                                    EXPERTS

   The consolidated financial statements and schedule of CMGI as of July 31, 1999 and 1998, and for each of the years in the three-year period ended July 31, 1999, have been incorporated by reference herein and elsewhere in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

   The financial statements of AltaVista Company for each of the years in the three-year period ended December 31, 1998, the financial statements of Zip2 for each of the years in the three-year period ended December 31, 1998, and the financial statements of Shopping.com for each of the years in the two-year period ended January 31, 1999, have been incorporated by reference herein in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting. The financial statements of Shopping.com as of the year ended January 31, 1997, have been incorporated by reference herein in reliance upon the report of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Flycast as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included in this proxy statement/prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   CMGI and Flycast each files annual, quarterly and special reports, proxy statement/prospectus and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that CMGI or Flycast files at the Securities Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities Exchange

Commission at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   CMGI filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 to register with the Securities and Exchange Commission the CMGI common stock issuable pursuant to the merger agreement. This proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to CMGI, Flycast and the CMGI common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and CMGI refers you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

   The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that CMGI can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that CMGI has previously filed with the Securities and Exchange Commission. These documents contain important information about CMGI and its finances that you should read.

 CMGI Securities and Exchange
 Commission Filings (File No. 000-23262)      Period
 ---------------------------------------      ------
 Annual Report on Form 10-K.................. Fiscal year ended July 31, 1999

 Current Reports on Form 8-K................. Filed on August 12, 1999,
                                              September 2, 1999, September 3,
                                              1999, September 27, 1999 and
                                              October 1, 1999

 Current Reports on Form 8-K/A............... Filed on November 1, 1999
                                              (amending the Current Report on
                                              Form 8-K filed on September 2,
                                              1999) and filed on November 17,
                                              1999 (further amending the
                                              Current Report on Form 8-K filed
                                              on September 2, 1999)

 Definitive Proxy Statement on Schedule 14A.. Annual Meeting of Stockholders to
                                              be held on December 17, 1999

 Registration Statement on Form 8-A.......... Filed on January 11, 1994

   CMGI is also incorporating by reference additional documents that CMGI may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the special meeting of Flycast stockholders.

   CMGI has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to CMGI, and Flycast has supplied all information contained in this proxy statement/prospectus relating to Flycast.

   Documents incorporated by reference are available from CMGI without charge, excluding all exhibits unless CMGI has specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus from CMGI by requesting them in writing or by telephone at the following address:

                                   CMGI, Inc.
                          Attention: Catherine Taylor
                         Director of Investor Relations
                             100 Brickstone Square
                               Andover, MA 01810
                           Telephone: (978) 684-3600
                     Internet address: http://www.cmgi.com

   If you would like to request documents from CMGI, please do so by January 6, 2000, to receive them before the Flycast special meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. CMGI and Flycast have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated December 7, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than December 7, 1999, and neither the mailing of the proxy statement/prospectus to Flycast stockholders nor the issuance of CMGI common stock in the merger shall create any implication to the contrary.

                       Flycast Communications Corporation

                                                                          Page
                                                                          ----
Independent Auditors' Report.............................................  F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998.............  F-3

Consolidated Statements of Operations for the years ended December 31,
 1996, 1997 and 1998.....................................................  F-4

Consolidated Statements of Common Stockholders' Equity (Deficit) for the
 years ended December 31, 1996, 1997 and 1998............................  F-5

Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998.....................................................  F-6

Notes to Consolidated Financial Statements...............................  F-7

Independent Auditors' Report on Schedule................................. F-18

Schedule II--Valuation and Qualifying Accounts........................... F-19

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Flycast Communications Corporation:

   We have audited the accompanying consolidated balance sheets of Flycast Communications Corporation and subsidiary (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of InterStep, Inc. with and into Flycast Communications Corporation on August 30, 1999, which has been accounted for as a pooling-of-interests as described in Note 9 to the consolidated financial statements.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Flycast Communications Corporation and subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
October 18, 1999

                       FLYCAST COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                               1997      1998
                                                              -------  --------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 3,593  $  5,197
  Investments...............................................                183
  Accounts receivable, net of allowance for doubtful
   accounts of $12 and $178, respectively...................      531     3,802
  Prepaid expenses and other assets.........................       40       267
                                                              -------  --------
   Total current assets.....................................    4,164     9,449
PROPERTY AND EQUIPMENT, NET.................................      703     1,945
OTHER ASSETS................................................       18       108
                                                              -------  --------
TOTAL ASSETS................................................  $ 4,885  $ 11,502
                                                              =======  ========
  LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
            COMMON STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $   361  $  2,561
  Accrued liabilities.......................................       82       375
  Accrued compensation and related expenses.................       63       460
  Notes payable to stockholders.............................       58        62
  Short-term capital lease obligations......................       31       490
  Short-term debt...........................................      --        983
                                                              -------  --------
   Total current liabilities................................      595     4,931
LONG-TERM CAPITAL LEASE OBLIGATIONS.........................       40     1,041
LONG-TERM DEBT..............................................      --      3,682
                                                              -------  --------
   Total liabilities........................................      635     9,654
                                                              -------  --------
MANDATORILY REDEEMABLE PREFERRED STOCK:
  Mandatorily redeemable convertible preferred stock,
   $0.0001 par value, 9,904,000 shares authorized:
  Series A, 920,000 shares designated, 911,295 shares issued and outstanding in 1997 and 1998 (aggregate liquidation
   preference $911).........................................      951     1,027
  Series B, 5,500,000 shares designated, 5,324,532 shares
   issued and outstanding in 1997 and 1998 (aggregate
   liquidation preference $7,082)...........................    7,244     7,824
  Series C, 3,484,000 shares designated, 497,785 shares
   issued and outstanding in 1998 (aggregate liquidation
   preference $4,500).......................................      --      5,004
                                                              -------  --------
   Total mandatorily redeemable preferred stock.............    8,195    13,855
                                                              -------  --------
COMMON STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $0.0001 par value, 20,000,000 shares
   authorized, 2,827,615 and 3,132,219 shares issued and
   outstanding in 1997 and 1998, respectively...............      247       922
  Common stock options......................................              2,929
  Deferred stock compensation...............................             (1,771)
  Notes receivable from stockholders........................     (227)     (606)
  Accumulated deficit.......................................   (3,965)  (13,481)
                                                              -------  --------
   Total common stockholders' equity (deficit)..............   (3,945)  (12,007)
                                                              -------  --------
TOTAL LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
 AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)..................  $ 4,885  $ 11,502
                                                              =======  ========

                See notes to consolidated financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                   Years Ended December 31,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------- --------  --------
REVENUE..........................................  $   123  $    934  $  9,282
COST OF REVENUE..................................        5       600     6,118
                                                   -------  --------  --------
GROSS PROFIT.....................................      118       334     3,164
                                                   -------  --------  --------
OPERATING EXPENSES:
  Sales and marketing............................      111     1,393     5,228
  Research and development.......................      218     1,473     3,010
  General and administrative.....................      183       807     2,216
  Stock-based compensation.......................                        1,158
                                                   -------  --------  --------
    Total operating expenses.....................      512     3,673    11,612
                                                   -------  --------  --------
OPERATING LOSS...................................     (394)   (3,339)   (8,448)
INTEREST INCOME..................................        1        95        98
INTEREST EXPENSE.................................       (2)     (102)     (510)
                                                   -------  --------  --------
NET LOSS.........................................  $  (395) $ (3,346) $ (8,860)
                                                   =======  ========  ========
ACCRETION OF MANDATORILY
REDEEMABLE PREFERRED STOCK.......................               (206)     (656)
                                                   -------  --------  --------
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS.........  $  (395) $ (3,552) $ (9,516)
                                                   =======  ========  ========
BASIC AND DILUTED LOSS PER SHARE.................  $ (0.83) $  (6.03) $  (7.26)
                                                   =======  ========  ========
SHARES USED IN BASIC AND DILUTED LOSS PER SHARE..      476       589     1,311
                                                   =======  ========  ========
PRO FORMA BASIC AND DILUTED LOSS PER SHARE (Note
 1)..............................................                     $  (1.25)
                                                                      ========
SHARES USED IN PRO FORMA BASIC AND DILUTED LOSS
 PER SHARE (Note 1)..............................                        7,589
                                                                      ========


                See notes to consolidated financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

        CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)

                          Common Stock
                          --------------    Common     Deferred Stock   Notes    Accumulated
                          Shares  Amount Stock Options  Compensation  Receivable   Deficit    Total
                          ------  ------ ------------- -------------- ---------- ----------- --------
BALANCE, JANUARY 1,
 1996...................    475    $ 10                                           $    (18)  $     (8)
ISSUANCE OF COMMON STOCK
 FOR CASH AND NOTES
 RECEIVABLE.............      1     611                                 $ (16)                    595
NET LOSS................                                                              (395)      (395)
                          -----    ----                                 -----     --------   --------
BALANCE, DECEMBER 31,
 1996...................    476     621                                   (16)        (413)       192
CONVERSION OF COMMON
 STOCK TO SERIES A
 PREFERRED STOCK........     (1)   (611)                                   16                    (595)
ISSUANCE OF COMMON STOCK
 FOR CASH AND NOTES
 RECEIVABLE.............  2,284     228                                  (227)                      1
EXERCISE OF COMMON STOCK
 OPTIONS................     68       7                                                             7
ISSUANCE OF COMMON
 WARRANTS IN CONNECTION
 WITH ISSUANCE OF DEBT..              2                                                             2
ACCRETION OF MANDATORILY
 REDEEMABLE PREFERRED
 STOCK..................                                                              (206)      (206)
NET LOSS................                                                            (3,346)    (3,346)
                          -----    ----                                 -----     --------   --------
BALANCE, DECEMBER 31,
 1997...................  2,827     247                                  (227)      (3,965)    (3,945)
EXERCISE OF COMMON STOCK
 OPTIONS................    686     492                                  (446)                     46
REPURCHASE OF COMMON
 STOCK..................   (425)    (42)                                   42
PAYMENT ON NOTES
 RECEIVABLE.............                                                   25                      25
ISSUANCE OF COMMON STOCK
 FOR SERVICES...........     44      47                                                            47
COMPENSATORY STOCK
 ARRANGEMENTS...........                    $2,929        $(2,929)
AMORTIZATION OF DEFERRED
 STOCK COMPENSATION.....                                    1,158                               1,158
ISSUANCE OF COMMON STOCK
 OPTIONS AND WARRANTS
 FOR SERVICES...........            178                                                           178
ACCRETION OF MANDATORILY
 REDEEMABLE PREFERRED
 STOCK..................                                                              (656)      (656)
NET LOSS................                                                            (8,860)    (8,860)
                          -----    ----     ------        -------       -----     --------   --------
BALANCE, DECEMBER 31,
 1998...................  3,132    $922     $2,929        $(1,771)      $(606)    $(13,481)  $(12,007)
                          =====    ====     ======        =======       =====     ========   ========

                See notes to consolidated financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    ----------------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..........................................  $ (395) $ (3,346) $ (8,860)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Depreciation....................................      30       204       585
  Provision for bad debts.........................                12       236
  Loss on sale of property and equipment..........                           5
  Stock and warrants issued for services..........                         225
  Noncash interest expense........................                71       248
  Stock-based compensation expense................                       1,158
  Changes in operating assets and liabilities:
    Accounts receivable...........................     (50)     (493)   (3,507)
    Prepaid expenses and other assets.............      (4)      (54)     (317)
    Accounts payable..............................      40       321     2,200
    Accrued liabilities...........................      30       121       694
                                                    ------  --------  --------
      Net cash used in operating activities.......    (349)   (3,164)   (7,333)
                                                    ------  --------  --------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchases of property and equipment.............    (252)     (569)     (132)
  Proceeds from sale of property and equipment....                           4
  Purchases of short term investments.............                        (183)
                                                    ------  --------  --------
      Net cash used in investing activities.......    (252)     (569)     (311)
                                                    ------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long term debt....................                       5,100
  Payments on long term debt......................                        (179)
  Payments on capital leases......................               (28)     (244)
  Proceeds from notes payable to shareholders.....      19
  Payment on notes payable to shareholders........                (5)
  Proceeds from payment of notes receivable from
   stockholders...................................                16        25
  Proceeds from issuance of common stock..........     595         8        46
  Proceeds from issuance of preferred stock.......             7,308     4,500
                                                    ------  --------  --------
      Net cash provided by financing activities...     614     7,299     9,248
                                                    ------  --------  --------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........      13     3,566     1,604
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....      14        27     3,593
                                                    ------  --------  --------
CASH AND CASH EQUIVALENTS, END OF PERIOD..........  $   27  $  3,593  $  5,197
                                                    ======  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest..........................          $     27  $    258
                                                            ========  ========
  Noncash financing and investing activities:
    Purchase of equipment under capital lease.....          $    100  $  1,704
                                                            ========  ========
    Issuance of common stock for notes
     receivable...................................  $   16  $    228  $    446
                                                    ======  ========  ========
    Repurchase of common stock for extinguishment
     of debt......................................                    $     42
                                                                      ========
    Conversion of common stock to preferred
     stock........................................          $    611
                                                            ========

                See notes to consolidated financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization--Flycast Communications Corporation ("Flycast") commenced operations on April 14, 1996 (inception). Flycast is a leading provider of Web-based advertising solutions designed to maximize the return on investment for direct response advertisers and e-commerce companies. Flycast is headquartered in San Francisco.

   Basis of Presentation--On August 30, 1999, Flycast completed a merger with InterStep, Inc. ("InterStep") a Massachusetts corporation which commenced operations in 1995. The transaction has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements of Flycast Communications Corporation (the "Company") for all periods presented have been restated to include the accounts of InterStep (see Note 9). No adjustments were required to conform accounting policies of the entities. There were no significant intercompany transactions requiring elimination for any periods presented.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company performs ongoing credit evaluations of its customers' respective financial conditions, and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based on the expected collectibility of accounts receivable.

   Cash equivalents consist of money market funds and certificates of deposit with original maturities of three months or less at the time of acquisition.

   Investments consist of certificates of deposit with an original maturity date of greater than three months at the time of acquisition. Such investments are considered available for sale and have carrying values which approximate fair value.

   Property and Equipment--Property and equipment are stated at cost. Equipment held under capital leases is stated at the present value of minimum lease payments. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

   Revenue Recognition--Revenues derived from the delivery of advertising impressions through third-party Web sites and delivery of e-mail content are recognized in the period the advertising impressions or e-mail contents are delivered provided collection of the resulting receivable is probable. Revenues from list management and distribution services are recognized when services have been performed. Amounts payable to third party Web sites for advertisements displayed on such sites are recorded as cost of revenue in the period the advertising impressions or e-mails are delivered.

   Advertising expenses are charged to operations as incurred. Advertising expenses were not significant in 1996 or 1997 and were $634,000 in 1998.

   Research and development expenses are charged to operations as incurred.

   Income Taxes--Deferred tax liabilities are recognized for future taxable amounts, and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

                       FLYCAST COMMUNICATIONS CORPORATION

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. The Company's credit risk is mitigated by the Company's credit evaluation process and the reasonably short collection terms. The Company does not require collateral or other security to support accounts receivable and maintains reserves for potential credit losses.

   Financial Instruments--The Company's financial instruments include cash and cash equivalents, short-term investments, notes receivable from stockholders and long-term debt. At December 31, 1997 and 1998, the fair values of these instruments approximated their financial statement carrying amounts.

   Stock-Based Compensation--The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no accounting recognition is given to stock options granted to employees (including directors) at fair market value until they are exercised. Upon exercise, the net proceeds are credited to stockholders' equity (deficit). Compensation expense is recognized for stock options granted to employees (including directors) at less than fair market value.

   The Company accounts for stock options issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" and Emerging Issues Task Force Issue No. 96-18 under the fair value based method.

   Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of--The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

   Loss per Common Share--Basic loss per common share excludes dilution and is computed by dividing loss attributable to common stockholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common share equivalents are excluded from the computation in loss periods as their effect would be antidilutive.

   Pro Forma Net Loss per Common Share--Pro forma basic and diluted loss per common share is computed by dividing loss attributable to common stockholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) and the weighted average number of common shares resulting from the assumed conversion of outstanding shares of mandatorily redeemable preferred stock.

   Recently Issued Accounting Standards--In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company had no comprehensive income items to report for the three years in the period ended December 31, 1998. The Company currently operates one reportable segment under SFAS No. 131. Adoption of these statements in 1998 did not impact the Company's financial position, results of operations or cash flows.

                       FLYCAST COMMUNICATIONS CORPORATION

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in fiscal 2001. Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe that adoption of this statement will have a material impact on the Company's financial position or results of operations.

2. PROPERTY AND EQUIPMENT

   Property and equipment as of December 31, 1997 and 1998 consisted of the following (in thousands):

                                                                  1997    1998
                                                                  -----  ------
   Computer equipment and purchased software..................... $ 810  $  904
   Computer equipment under capital lease........................   100   1,796
   Furniture, fixtures and office equipment......................    29      60
                                                                  -----  ------
       Total.....................................................   939   2,760
   Less accumulated depreciation.................................  (236)   (815)
                                                                  -----  ------
   Net........................................................... $ 703  $1,945
                                                                  =====  ======

   The accumulated depreciation associated with computer equipment under capital lease was $24,000 and $312,000 at December 31, 1997 and 1998, respectively.

3. NOTES PAYABLE TO STOCKHOLDERS

   The Company has notes payable to two stockholders, payable on demand, with interest of 6.74%. The outstanding amount as of December 31, 1997 and 1998 is $58,000 and $62,000, respectively.

4. DEBT

   In 1998, the Company borrowed $600,000 from a lending institution at an 8% interest rate. Principal and interest payments are due in monthly installments through July 2001. As of December 31, 1998, the outstanding obligation was $445,000.

   In 1998, the Company obtained a $175,000 letter of credit as a security deposit on office space leased. The letter of credit is collateralized by all assets of the Company.

   In 1998, the Company entered into a financing agreement with a preferred stockholder and lender for $2,500,000, due in April 2002 with interest at 11% per annum, and for an additional $5,000,000, due in August 2001 with interest at 14%. The Company granted this lender Series C preferred stock warrants to purchase 55,409 shares at $4.51 per share, and 72,324 shares of preferred stock at $4.42 per share. The estimated fair value allocated to the warrants of $304,000 is being accreted over the life of the financing agreements. As of December 31, 1998, the recorded obligation totaled $4,220,000 and $3,000,000 is available for future borrowing.

   Debt outstanding excluding capital lease obligations (Note 8) as of December 31, 1998 will be due in annual principal payments of $983,000, $1,876,000, $1,646,000 and $160,000 in 1999, 2000, 2001 and 2002, respectively.

                       FLYCAST COMMUNICATIONS CORPORATION

5. INCOME TAXES

   The Company's deferred income tax assets are comprised of the following (in thousands):

                              1997    1998
                             ------  ------
   Deferred tax assets:
   Net operating loss
    carryforwards..........  $1,368  $4,239
   Reserves and accruals
    not currently
    deductible.............      28     807
   Research and development
    tax credit.............      40     135
   Other...................      23      28
                             ------  ------
   Total gross deferred tax
    assets before valuation
    allowance..............   1,459   5,209
   Valuation allowance.....  (1,452) (4,945)
                             ------  ------
                                  7     264
   Deferred tax
    liabilities:
   Accrual to cash
    adjustments............            (264)
   Other...................      (7)
                             ------  ------
   Total gross deferred
    liabilities............      (7)   (264)
                             ------  ------
   Net deferred tax
    assets.................  $    0  $    0
                             ======  ======

   The Company established 100% valuation allowance at December 31, 1996, 1997 and 1998 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

   At December 31, 1998, the Company had net operating loss ("NOL") carryforwards of approximately $11,000,000 for federal and state income tax purposes. These carryforwards begin to expire in 2004 for state and 2011 for federal purposes. The Company also has available federal and state research and development tax credit carryforwards of $77,000 and $58,000, respectively, which had no expiration date as of December 31, 1998.

   Internal Revenue Code Section 382 and similar California rules place a limitation on the amount of taxable income which can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership). Due to these provisions, utilization of the NOL and tax credit carryforwards may be limited.

6. STOCKHOLDERS' EQUITY (DEFICIT)

 Common Stock Reserved For Future Issuance

   At December 31, 1998, the Company has reserved the following shares of common stock for issuance in connection with:

   Conversion of Series A preferred stock.............................   911,295
   Conversion of Series B preferred stock............................. 5,324,532
   Conversion of Series C preferred stock.............................   497,785
   Warrants issued and outstanding....................................   386,237
   Options issued and outstanding..................................... 1,938,705
   Options available under stock option plans.........................   132,230
                                                                       ---------
   Total.............................................................. 9,190,784
                                                                       =========

                      FLYCAST COMMUNICATIONS CORPORATION

 Mandatorily Redeemable Preferred Stock

   In July 1997, the Company issued 611,295 shares of Series A redeemable convertible stock in exchange for all 1,000 shares of outstanding common stock. Additionally, in July 1997, 300,000 shares of Series A preferred stock were issued upon conversion of $300,000 of convertible notes. In July, August and December 1997, the Company issued 5,324,532 shares of Series B preferred stock for $1.33 per share. In December 1998, the Company issued 497,785 shares of Series C preferred stock for $9.04 per share.

   Significant terms of the Series A, B and C redeemable convertible preferred stock are as follows (see Note 9):

  . At the option of the holder, each share of preferred stock is convertible at any time into one share of common stock, subject to adjustment for certain dilutive issuances. As of December 31, 1998, no such adjustments had occurred. Shares automatically convert into common stock upon the earlier of (a) completion of a public offering with aggregate proceeds greater than $15,000,000 at not less than $8.00 per share or (b) upon the consent of more than 50% of the holders of the preferred stock, voting together as a single class.

  . Series A, B and C convertible preferred stock are entitled to annual noncumulative cash dividends of $0.08, $0.106 and $0.723 per share, respectively, when and if declared by the Board of Directors.

  . In the event of any liquidation of the Company (which includes the acquisition of the Company by another entity), the holders of Series B and Series C preferred stock have a liquidation preference over common stock and Series A preferred stock of $1.33 per share and $9.04 per share, respectively, plus all declared but unpaid dividends. After such payment, the holders of Series A preferred stock have a liquidation preference of $1.00 per share plus any declared but unpaid dividends. Upon payment of all preferred stock liquidation preferences, any remaining proceeds will be allocated to the common stockholders.

  . Any time after May 31, 2002, upon the vote of at least two-thirds of the then outstanding redeemable convertible preferred stock, the Company will be required to redeem all of the redeemable convertible preferred stock at the liquidation preference plus an amount equal to $0.08, $0.106 and $0.723 per share per year compounded annually for Series A, B and C, respectively, less any cash dividends paid. As a result, the Company has recorded an increase to the carrying values by the accretion of the mandatorily redeemable preferred stock of $206,000 in 1997 and $656,000 in 1998.

  . Holders of preferred stock have the same voting rights as the holders of common stock.

 Preferred Stock Warrants

   In 1997, in connection with certain loan arrangements, the Company issued five year warrants to purchase 33,834 shares of Series B preferred stock at $1.33 per share and 7,500 shares of Series A preferred stock at $1.00 per share to a bank. The warrants expire in 2002. The fair value of these warrants of $33,000 was recognized as interest expense in 1997.

   Also in 1997, in connection with a bridge loan arrangement, the Company issued a five year warrant to purchase 43,854 shares of Series B preferred stock at $1.33 per share. The warrant expires in 2002 or upon closing of an underwritten public offering. The fair value of these warrants of $36,000 was recognized as interest expense in 1997.

   As discussed in Note 4, in 1998, the Company granted a lender Series C preferred stock warrants to purchase 55,409 shares at $4.51 per share, and 72,324 shares at $4.42 per share. The warrants expire upon the earlier of five years from the grant date or two years from closing of an underwritten public offering. The fair value of the warrants of $304,000 is being accreted to interest expense over the life of the financing agreements.

                       FLYCAST COMMUNICATIONS CORPORATION

   In 1998, in connection with certain bridge loan arrangements, the Company issued warrants to purchase 132,840 shares of Series C preferred stock at $9.04 per share to various lenders. The warrants expire in 2003 or upon closing of an underwritten public offering. The fair value of these warrants of $200,000 was recognized as interest expense in 1998.

 Notes Receivable from Stockholders

   In July 1997, the Company issued an aggregate of 2,275,011 shares of common stock to officers and members of the Board of Directors. In connection with such issuance, the Company's board members paid for the stock by issuing notes payable (secured by the shares of the Company's common stock purchased) to the Company. The secured note payable bears interest at 6.65% per annum with the entire principal balance of the note, together with all accrued and unpaid interest, due and payable on the earlier of (a) nine months after the closing of an initial public offering of the Company's common stock or (b) July 2002 or
(c) termination of employment. The shares vest over a four year period. Any unvested shares purchased are subject to repurchase rights by the Company upon occurrence of certain events or conditions, such as employment termination, at the original purchase price. Of such shares, there were 1,990,635 and 997,500 shares subject to repurchase at December 31, 1997 and 1998, respectively.

   Additionally, in September 1998, two officers of the Company exercised options to purchase 357,000 shares with an exercise price of $1.25 by issuing notes payable (secured by the shares of the Company's common stock purchased). The secured note payable bear interest at 5.54% per annum with the entire principal balances of the notes, together with all accrued and unpaid interest, due and payable on the earlier of (a) nine months after the closing of an underwritten public offering, (b) September 2003 or (c) termination of employment.

 Stock Option Plans

   The Company's stock option plans (the "Plans") provide for the grant of up to 2,850,000 incentive or nonstatutory options to employees, directors and consultants of the Company at the fair market value of the common stock on the date of grant as determined by the Board of Directors. Options granted under the Plans generally vest ratably over periods of up to four years and expire ten years from the date of grant. The Plans also provide for early exercise of options prior to full vesting. Any unvested shares purchased are subject to repurchase rights by the Company upon occurrence of certain events or conditions, such as employment termination, at the original purchase price. There were 528,289 shares subject to repurchase at December 31, 1998.

 Options and Warrants Granted to Nonemployees

   In 1998, the Company granted options and warrants for common stock to nonemployees for services performed and to be performed through 2002. In connection with these awards, the Company recognized $178,000 in stock-based compensation expense related to such options which vested during 1998. At December 31, 1998, unvested options granted to nonemployees totaled 24,479 shares.

 Stock-Based Compensation

   During 1998, the Company issued common stock options at less than the fair value of its common stock. The fair value of the common stock, weighted based on options granted in 1998, was $2.75 per share. Accordingly, the Company recorded $2,929,000 as the value of such options in 1998. Stock-based compensation of $1,158,000 was amortized to expense in 1998 and at December 31, 1998, the Company had $1,771,000 in deferred stock compensation related to such options, which will be amortized to expense through 2002.

                       FLYCAST COMMUNICATIONS CORPORATION

   During 1997, the Company issued common stock options at exercise prices equal to the fair value of its common stock. Accordingly, no stock-based compensation was recorded for that period.

 Stock Option Activity

   A summary of the Company's stock option activity follows (in thousands):

                                                                      Weighted
                                                                      Average
                                                          Outstanding Exercise
                                                            Options    Price
                                                          ----------- --------
Balance, January 1, 1997
Granted..................................................    497,125   $0.11
Exercised................................................    (68,020)   0.10
Canceled or expired......................................    (27,605)   0.10
                                                           ---------
Balance, December 31, 1997 (68,503 shares vested at a
 weighted average exercise price of $0.11)...............    401,500    0.11
Granted..................................................  2,551,756    1.61
Exercised................................................   (686,076)   0.73
Canceled or expired......................................   (328,475)   0.24
                                                           ---------
Balance, December 31, 1998...............................  1,938,705   $1.85
                                                           =========
Available for grant at December 31, 1998.................    132,230
                                                           =========

   The following table summarizes information about currently outstanding and vested stock options at December 31, 1998:

                          Options Outstanding              Options Vested
                    -----------------------------------  ---------------------
                                 Weighted
                                  Average     Weighted               Weighted
      Range of                   Remaining    Average                Average
      Exercise      Number of   Contractual   Exercise   Number of   Exercise
       Price         Shares        Life        Price      Shares      Price
   --------------   ---------   -----------   --------   ---------   --------
   $0.10 to $0.13     416,799      8.76        $0.12      333,348     $0.12
        1.25          866,500      9.46         1.25      176,135      1.25
        1.40          270,400      9.67         1.40       24,871      1.40
        1.48            4,506      9.67         1.48          250      1.48
        1.75          156,050      9.75         1.75        9,753      1.75
        8.00          224,450      9.92         8.00        4,676      8.00
                    ---------                  -----      -------     -----
                    1,938,705                  $1.85      549,033     $0.64
                    =========                  =====      =======     =====

 Additional Stock Plan Information

   As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations.

   SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use

                       FLYCAST COMMUNICATIONS CORPORATION
of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards.

   The Company's calculations for employee grants were made using the minimum value option pricing model with the following weighted average assumptions:

                                                       Year Ended December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
   Dividend yield.....................................        None         None
   Risk free interest rate............................         6.1%         5.2%
   Expected term, in years............................         2.5          2.5

   The weighted average minimum value per option as of the date of grant for options granted during 1997 and 1998 was $0.02 and $1.31, respectively.

   If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, loss attributable to common stockholders and basic and diluted loss per share on a pro forma basis (as compared to such items as reported) would have been (in thousands):

                                                      Year Ended December 31,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
   Loss attributable to common stockholders:
     As reported..................................... $    (3,552) $    (9,516)
     Pro forma....................................... $    (3,555) $    (9,640)
   Basic and diluted net loss per share:
     As reported..................................... $     (6.03) $     (7.26)
     Pro forma....................................... $     (6.03) $     (7.35)

7. NET LOSS PER SHARE

   The following is a reconciliation of the denominators used in computing basic and diluted net loss per share.

                                                 Years Ended December 31,
                                               ------------------------------
                                                1996      1997        1998
                                               ------- ----------  ----------
   Shares (denominator):
     Weighted average common shares
      outstanding............................. 476,584  1,644,053   2,834,981
     Weighted average common shares
      outstanding subject to repurchase.......       0 (1,054,562) (1,524,202)
                                               ------- ----------  ----------
   Shares used in computation, basic and
    diluted................................... 476,584    589,491   1,310,779
                                               ======= ==========  ==========

   For the three years ended December 31, 1996, 1997 and 1998, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following at December 31, 1998:
6,733,612 shares of convertible preferred stock, warrants to purchase 345,761 shares of preferred stock, and options and warrants to purchase 1,979,181 shares of common stock. There were 1,990,635 and 1,525,789 shares subject to repurchase by the Company at December 31, 1997 and 1998, respectively.

                       FLYCAST COMMUNICATIONS CORPORATION

8. COMMITMENTS AND CONTINGENCIES

 Leases

   Future minimum net lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1998 are as follows (in thousands):

                                                            Capital  Operating
                                                            Leases    Leases
                                                            -------  ---------
   Year ending December 31:
   1999.................................................... $  598    $  366
   2000....................................................    561       369
   2001....................................................    464       343
   2002....................................................     34       322
   2003....................................................              319
   Thereafter..............................................              346
                                                            ------    ------
     Total.................................................  1,657    $2,065
                                                                      ======
   Less amount representing interest.......................   (126)
                                                            ------
   Present value of net minimum capital lease payments.....  1,531
   Less current installments of obligations under capital
    leases.................................................   (490)
                                                            ------
   Obligations under capital leases, excluding current
    installments........................................... $1,041
                                                            ======

   Total rent expense under operating leases for the years ended 1996, 1997 and 1998 was $22,000, $127,000 and $400,000, respectively.

 Legal Matters

   In connection with the termination of employment of an officer, the Company foreclosed on 264,560 shares of the Company's common stock securing a promissory note from that officer. If that officer should elect to legally contest the number of shares issued to him, and if additional shares are ultimately issued, the Company could incur a charge equal to the fair market value of such shares. The ultimate outcome of this matter cannot be determined at this time.

   Additionally, the Company is involved in various other claims and legal actions. Management does not expect that the outcome of these other claims and actions will have a material effect on the Company's financial position or results of operations.

9. SUBSEQUENT EVENTS

   In January 1999, the Company sold 1,496,347 shares of Series C preferred stock at $9.04 per share for proceeds of $13,527,000.

   On January 4, 1999, the Board of Directors adopted, subject to stockholder approval, the 1999 Stock Option Plan (the "1999 Stock Plan"). The 1999 Stock Plan will serve as the successor equity incentive program to the Company's existing 1997 Stock Option Plan. A total of 2,000,000 shares of common stock were initially reserved for issuance under the 1999 Stock Plan. On March 30, 1999, the Board of Directors adopted an amendment to the 1999 Stock Plan that increased the shares of common stock reserved for issuance to 3,500,000. The number of shares reserved will increase for each of the next five years by the lesser of 1,000,000 shares or 3% of the number of shares of common stock outstanding at the beginning of the year.

                       FLYCAST COMMUNICATIONS CORPORATION

   On January 28, 1999, the Board of Directors adopted, subject to stockholder approval, the 1999 Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each person who becomes a nonemployee director after the effective date of the Directors' Plan may be granted nonstatutory stock options. A total of 200,000 shares of common stock have initially been reserved for issuance under the Directors' Plan.

   On January 28, 1999, the Board of Directors approved, subject to stockholder approval, the reincorporation of the Company in the State of Delaware and the associated exchange of one share of common stock or preferred stock of the Company for every share of common stock or preferred stock, as the case may be, of the Company's California predecessor. Such reincorporation and stock exchange will become effective prior to the effective date of the initial public offering contemplated by the Company.

   Additionally, on January 28, 1999, the Board of Directors adopted, subject to stockholder approval, the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period commences upon the effective date for the initial public offering of the Company's common stock. The Company has initially reserved 350,000 shares of common stock for issuance under this plan, and the number of shares reserved will increase for each of the next five years by the lesser of 75,000 shares or 0.5% of the shares of common stock outstanding at the beginning of the year.

   On May 4, 1999, Flycast completed an initial public offering of 3,000,000 shares of the Flycast's common stock. In addition, on June 4, 1999, the Company sold an additional 200,000 shares under the underwriters' overallotment option. Total net proceeds were $74.4 million. Upon the closing of the initial public offering, Flycast's mandatorily redeemable preferred stock converted into 6.9 million shares of common stock.

   On August 30, 1999, Flycast completed a merger with InterStep, Inc., a Massachusetts corporation which commenced operations in 1995. InterStep provides publishers with e-mail content management, list management and distribution services on an outsourced basis. In the transaction, Flycast issued 480,337 shares of common stock to InterStep's stockholders, of which 47,558 shares are held by an escrow agent to serve as security for the indemnity provided by stockholders of InterStep. The Company also assumed all outstanding InterStep common stock options, which were converted to options to purchase approximately 10,012 shares of the Company's common stock. No adjustments were required to conform accounting policies of the entities. There were no significant intercompany transactions requiring elimination for any periods presented.

   The above transaction has been accounted for as a pooling-of-interests and, accordingly, the supplemental consolidated financial statements of the Company for all periods presented have been restated to include the accounts of InterStep.

                       FLYCAST COMMUNICATIONS CORPORATION

   Revenue and net income (loss) of the separate companies for the periods preceding the acquisition were as follows (in thousands):

                                                                      Net Income
                                                              Revenue   (Loss)
                                                              ------- ----------
Fiscal year ended December 31, 1998
  Flycast.................................................... $8,029   $(9,306)
  InterStep..................................................  1,253       446
                                                              ------   -------
  Combined................................................... $9,282   $(8,860)
                                                              ======   =======
Fiscal year ended December 31, 1997
  Flycast.................................................... $  630   $(3,417)
  InterStep..................................................    304        71
                                                              ------   -------
  Combined................................................... $  934   $(3,346)
                                                              ======   =======
Fiscal year ended December 31, 1996
  Flycast.................................................... $  --    $  (445)
  InterStep..................................................    123        50
                                                              ------   -------
  Combined................................................... $  123   $  (395)
                                                              ======   =======

   On September 30, 1999, the Company announced that a definitive agreement was entered into to be acquired by CMGI, Inc. ("CMGI") in a stock-for-stock merger. Under the terms of the agreement, CMGI will issue 0.4738 CMGI shares for every Flycast share held on the closing date of the transaction. Closing of the merger is subject to customary conditions, including formal approval by the Company's shareholders. In connection with the merger, the Company also entered into a Stock Option Agreement dated as of September 29, 1999, whereby the Company granted CMGI an option to purchase up to 19.9% of the outstanding shares of the Company common stock, which option may be exercised in the event that the Merger Agreement is terminated under certain circumstances. Related to the acquisition, the Company incurred $1,350,000 in expenses in the quarter ended September 30, 1999.

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Flycast Communications Corporation

   Our audits of the consolidated financial statements of Flycast Communications Corporation for the years ended December 31, 1996, 1997 and 1998 also include the financial statement schedule of Flycast Communications Corporation. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
October 18, 1999

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                  Balance at   Charged               Balance at
                                  Beginning  to cost and Deductions/   end of
                                  of period   expenses   write-offs    period
                                  ---------- ----------- ----------- ----------
Year ended December 31, 1996
  Allowance for doubtful
   accounts......................  $   --     $    --      $   --     $    --

Year ended December 31, 1997
  Allowance for doubtful
   accounts......................  $   --     $ 12,000     $   --     $ 12,000

Year ended December 31, 1998
  Allowance for doubtful
   accounts......................  $12,000    $236,000     $70,000    $178,000

                       FLYCAST COMMUNICATIONS CORPORATION

                   Interim Consolidated Financial Statements

                                                                           Page
                                                                           ----
Consolidated Balance Sheets as of December 31, 1998 and September 30,
 1999 (unaudited)........................................................  S-2
Consolidated Statements of Operations for the three and nine months ended
 September 30, 1998 and 1999 (unaudited).................................  S-3
Consolidated Statements of Cash Flows for the nine months ended September
 30, 1998 and 1999 (unaudited)...........................................  S-4
Notes to Consolidated Financial Statements (unaudited)...................  S-5

                       FLYCAST COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)
                                  (unaudited)

                                                                Dec.     Sept.
                                                                 31,      30,
                                                                1998     1999
                                                               -------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents..................................  $ 5,197  $14,221
  Short-term investments.....................................      183   57,195
  Accounts receivable, net...................................    3,802   11,336
  Prepaid expenses...........................................      267    2,002
                                                               -------  -------
    Total current assets.....................................    9,449   84,754
Property and equipment, net..................................    1,945    9,606
Other assets.................................................      108      315
                                                               -------  -------
TOTAL ASSETS.................................................  $11,502  $94,675
                                                               =======  =======
   LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
                STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...........................................  $ 2,561  $10,270
  Accrued liabilities........................................      375    3,141
  Accrued compensation and benefits..........................      460    2,392
  Short-term capital lease obligations.......................      490      841
  Short-term debt............................................    1,045    1,817
                                                               -------  -------
    Total current liabilities................................    4,931   18,461
Long-term capital lease obligations..........................    1,041    1,189
Long-term debt...............................................    3,682    2,224
                                                               -------  -------
    Total liabilities........................................    9,654   21,874
                                                               -------  -------
Mandatorily redeemable preferred stock, $0.0001 par value,
 9,904,000 shares authorized:
  Series A, 920,000 designated, 918,295 shares issued and
   outstanding at December 31, 1998; none at September 30,
   1999......................................................    1,027
  Series B, 5,500,000 designated, 5,324,532 shares issued and outstanding at December 31, 1998; none at September 30,
   1999......................................................    7,824
  Series C, 3,484,000 designated, 497,785 shares issued and
   outstanding at December 31, 1998; none at September 30,
   1999......................................................    5,004
                                                               -------  -------
                                                                13,855      --
                                                               -------  -------
Stockholders' equity (deficit):
  Common stock, $.001 par value: 20,000,000 shares
   authorized; issued 2,690,787 shares--December 31, 1998;
   15,165,021 shares--September 30, 1999.....................      922  103,747
  Common stock options.......................................    2,929    3,931
  Deferred stock compensation................................   (1,771)  (1,556)
  Notes receivable from stockholders.........................     (606)    (404)
  Accumulated deficit........................................  (13,481) (32,917)
                                                               -------  -------
    Total stockholders' equity (deficit).....................  (12,007)  72,801
                                                               -------  -------
TOTAL LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
 STOCKHOLDERS' EQUITY (DEFICIT)..............................  $11,502  $94,675
                                                               =======  =======

                 See notes to consolidated financial statements

                       FLYCAST COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (unaudited)

                                            Three Months       Nine Months
                                                Ended             Ended
                                            September 30,     September 30,
                                           ----------------  -----------------
                                            1998     1999     1998      1999
                                           -------  -------  -------  --------
Revenues.................................  $ 2,544  $12,531  $ 4,765  $ 24,066
Cost of revenues.........................    1,630    8,592    3,066    16,811
                                           -------  -------  -------  --------
  Gross profit...........................      914    3,939    1,699     7,255
Operating expenses:
  Sales and marketing....................    1,627    5,981    3,330    14,136
  Research and development...............      655    2,576    1,574     5,623
  General and administrative.............      490    2,481    1,389     4,922
  Stock-based compensation...............      407      365      737     1,323
                                           -------  -------  -------  --------
    Total operating expenses.............    3,179   11,403    7,030    26,004
Operating loss...........................   (2,265)  (7,464)  (5,331)  (18,749)
Interest income (expense), net...........      (63)    (309)     (71)       56
                                           -------  -------  -------  --------
Net loss.................................  $(2,328) $(7,773) $(5,402) $(18,693)
                                           =======  =======  =======  ========
Accretion of mandatorily redeemable
 preferred stock.........................     (165)     --      (491)     (667)
                                           =======  =======  =======  ========
Loss attributable to common
 stockholders............................  $(2,493) $(7,773) $(5,893) $(19,360)
                                           =======  =======  =======  ========
Basic and diluted loss per common share..  $ (1.75) $ (0.57) $ (4.77) $  (2.18)
                                           =======  =======  =======  ========
Shares used in computing basic and
 diluted loss per common share...........    1,426   13,645    1,235     8,895
                                           =======  =======  =======  ========
Proforma basic and diluted loss per
 common share............................  $ (0.33) $ (0.57) $ (0.79) $  (1.61)
                                           =======  =======  =======  ========
Shares used in computing proforma basic
 and diluted loss per common share.......    7,662   13,645    7,471    12,027
                                           =======  =======  =======  ========


                 See notes to consolidated financial statements

                       FLYCAST COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands) (unaudited)

                                                               Nine Months
                                                             Ended September
                                                                   30,
                                                             -----------------
                                                              1998      1999
                                                             -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................. $(5,402) $(18,693)
  Adjustments to reconcile net loss to net cash used by
   operating activities:
Depreciation and amortization...............................     388     1,590
Provision for doubtful accounts.............................     107       735
Loss on sale of property and equipment......................       5
Stock and warrants issued for services......................     180       139
Non-cash interest expense...................................      43
Stock-based compensation expense............................     736     1,323
Changes in operating assets and liabilities:
    Accounts receivable.....................................  (1,936)   (8,269)
    Prepaids and other assets...............................    (372)   (1,942)
    Accounts payable........................................   1,212     7,710
    Accrued liabilities.....................................     181     4,684
                                                             -------  --------
      Net cash used by operations...........................  (4,858)  (12,723)
                                                             -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (93)   (8,197)
  Proceeds from sales of property and equipment.............       3
  Purchase of short term investments, net...................    (180)  (57,025)
                                                             -------  --------
      Net cash used by financing activities.................    (270)  (65,222)
                                                             -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................   2,100
  Payments on long-term debt................................    (115)     (673)
  Payments on capital leases................................    (163)     (492)
  Proceeds from payment of notes receivable from
   stockholders.............................................                58
  Payments on note payable to shareholders..................               (49)
  Shareholder distributions.................................               (79)
  Proceeds from issuance of common stock....................      25    73,668
  Proceeds from issuance of preferred stock.................     --     14,536
                                                             -------  --------
      Net cash provided by investing activities.............   1,847    86,969
                                                             -------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........  (3,281)    9,024
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD..............   3,593     5,197
                                                             -------  --------
CASH AND CASH EQUIVALENTS--END OF PERIOD.................... $   312  $ 14,221
                                                             =======  ========
Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest.................................... $   101  $    575
                                                             =======  ========
  Non-cash financing and investing activities:
    Purchase of equipment under capital leases.............. $ 1,612  $  1,041
                                                             =======  ========
    Issuance of common stock for notes receivable........... $   446  $     31
                                                             =======  ========
    Repurchase of common stock for extinguishment of debt... $    35  $    175
                                                             =======  ========
    Conversion of preferred stock to common stock........... $   --   $ 28,856
                                                             =======  ========

                 See notes to consolidated financial statements

                       FLYCAST COMMUNICATIONS CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1. Basis of Presentation

   The interim consolidated financial statements are unaudited and have been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial statement includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of September 30, 1999 and the results of operations for the three and nine months ended September 30, 1998 and 1999 and cash flows for the nine months ended September 30, 1998 and 1999.

   The unaudited financial statements should be read in conjunction with Flycast's audited financial statements and the notes thereto as included in Flycast's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 1999, and its periodic filings with the Securities and Exchange Commission thereafter. The results of operations for the three and nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for any subsequent quarter or the entire year ending December 31, 1999.

   On August 30, 1999, Flycast acquired InterStep by issuing 480,337 shares of common stock for all of the outstanding shares of InterStep, Inc. in transaction that was accounted for as a pooling-of-interests. As a result, InterStep became a wholly owned subsidiary of Flycast. For purposes of financial statement presentation, historical financial information for InterStep has been consolidated into the statements presented herein.

   Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

2. Initial Public Offering

   On May 4, 1999, Flycast completed an initial public offering of 3,000,000 shares of the Flycast's common stock. In addition, on June 4, 1999, the Company sold an additional 200,000 shares under the underwriters' overallotment option. Total net proceeds were $74.4 million. Upon the closing of the initial public offering, Flycast's mandatorily redeemable preferred stock converted into 6.9 million shares of common stock.

3. Acquisitions

   On August 30, 1999, we acquired InterStep by issuing 480,337 shares of common stock for all of the outstanding shares of InterStep, Inc. Of the 480,337 shares of common stock, 47,558 shares are held by an escrow agent to serve as security for the indemnity provided by some of the shareholders of InterStep. The information presented herein reflects the combination of Flycast and InterStep accounted for as a pooling-of-interests.

   On September 30, 1999, we announced that we had signed a definitive agreement to be acquired by CMGI, Inc. in a stock-for-stock merger. Under the terms of the agreement, CMGI will issue 0.4738 CMGI shares for every Flycast share held on the closing date of the transaction. Closing of the merger is subject to customary conditions, including formal approval by our shareholders. It is anticipated that the transaction will close in January 2000. A significant percentage of our shareholders have agreed to vote in favor of the merger. In connection with the merger, we also entered into a Stock Option Agreement dated as of September 29, 1999, whereby we granted CMGI an option to purchase up to 19.9% of the outstanding shares of our common stock, which option may be exercised in the event that the Merger Agreement is terminated under certain circumstances. We incurred approximately $1.5 million in expenses, which are reflected as general and administrative operating expenses herein for the quarter ended September 30, 1999. We expect to incur additional financial advisory accounting and legal fees estimated to be between $6.0 million and $8.0 million contingent upon completion of the acquisition. This range is a preliminary estimate only and is, therefore, subject to change.

                       FLYCAST COMMUNICATIONS CORPORATION

                                  (unaudited)

4. Basic and Diluted Loss per Share

   Basic net loss per share is computed by dividing the loss attributable to common shareholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common share equivalents are excluded from the computation in loss periods, as their effect would be antidilutive.

   The following is a reconciliation of the denominators used in calculating basic and diluted net loss per share (in thousands):

                                               Three Months     Nine Months
                                                   Ended           Ended
                                               September 30,   September 30,
                                               --------------  --------------
                                                1998    1999    1998    1999
                                               ------  ------  ------  ------
Shares (denominator)
Weighted average common shares outstanding....  2,677  14,980   2,744  10,310
Weighted average common shares outstanding
 subject to repurchase........................ (1,251) (1,335) (1,509) (1,415)
                                               ------  ------  ------  ------
Shares used in computation, basic and
 diluted......................................   1426  13,645   1,235   8,895
                                               ======  ======  ======  ======

5. Pro Forma Loss per Common Share

   Pro forma basic and diluted loss per common share is computed by dividing loss attributable to common shareholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) and the weighted average number of common shares resulting from the assumed conversion of outstanding mandatorily redeemable preferred stock.

6. Combining Financial Information

   The acquisition of InterStep has been accounted for as a pooling-of-interests and, accordingly, our historical consolidated financial statements have been restated to include the accounts and results of operations of InterStep. The results of operations previously reported by the separate businesses and the combined amounts presented in the accompanying consolidated financial statements are presented below.

                                           Three months ended Nine months ended
                                           September 30, 1998 September 30, 1998
                                           ------------------ ------------------
                                              (unaudited)        (unaudited)
Revenues:
Flycast...................................      $ 2,126            $ 3,890
InterStep.................................          418                875
                                                -------            -------
Combined..................................      $ 2,544            $ 4,765
                                                =======            =======
Net income (loss):
Flycast...................................      $(2,321)           $(5,775)
InterStep.................................           (7)               373
                                                -------            -------
Combined..................................      $(2,328)           $(5,402)
                                                =======            =======

   We have restated our results of operations for the three and nine month periods ended September 30, 1998 and 1999 by combining InterStep's financial statements with our financial statements. We have restated the balance sheet as of December 31, 1998 to include our balance sheet and InterStep's balance sheet as of December 31, 1998. The equity accounts of the separate entities were combined. There were no significant transactions between our Company and InterStep prior to the combination.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                  CMGI, INC.,

                              FREEMONT CORPORATION

                                      and

                       FLYCAST COMMUNICATIONS CORPORATION

                         Dated as of September 29, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I THE MERGER                                                        A-1
  1.1 Effective Time of the Merger.......................................   A-1
  1.2 Closing............................................................   A-2
  1.3 Effects of the Merger..............................................   A-2
  1.4 Directors and Officers.............................................   A-2

ARTICLE II CONVERSION OF SECURITIES                                         A-2
  2.1 Conversion of Capital Stock........................................   A-2
  2.2 Exchange of Certificates...........................................   A-3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY                   A-5
  3.1 Organization, Standing and Power; Subsidiaries.....................   A-5
  3.2 Capitalization.....................................................   A-6
  3.3 Authority; No Conflict; Required Filings and Consents..............   A-7
  3.4 SEC Filings; Financial Statements..................................   A-8
  3.5 No Undisclosed Liabilities.........................................   A-9
  3.6 Absence of Certain Changes or Events...............................   A-9
  3.7 Taxes..............................................................   A-9
  3.8 Owned and Leased Real Properties...................................  A-10
  3.9 Intellectual Property..............................................  A-11
  3.10 Agreements, Contracts and Commitments.............................  A-11
  3.11 Litigation........................................................  A-12
  3.12 Environmental Matters.............................................  A-12
  3.13 Employee Benefit Plans............................................  A-13
  3.14 Compliance With Laws..............................................  A-14
  3.15 Permits...........................................................  A-14
  3.16 Registration Statement; Proxy Statement/Prospectus................  A-14
  3.17 Labor Matters.....................................................  A-14
  3.18 Insurance.........................................................  A-15
  3.19 Business Activity Restrictions....................................  A-15
  3.20 Year 2000 Compliance..............................................  A-15
  3.21 Assets............................................................  A-16
  3.22 Customers.........................................................  A-16
  3.23 No Existing Discussions...........................................  A-16
  3.24 Opinion of Financial Advisor......................................  A-16
  3.25 Section 203 of the DGCL Not Applicable............................  A-16
  3.26 Tax Matters.......................................................  A-16
  3.27 Transactions with Affiliate.......................................  A-17
  3.28 Brokers; Schedule of Fees and Expenses............................  A-17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY
 SUBSIDIARY                                                                A-17
  4.1 Organization, Standing and Power...................................  A-17
  4.2 Capitalization.....................................................  A-17
  4.3 Authority; No Conflict; Required Filings and Consents..............  A-18
  4.4 SEC Filings; Financial Statements..................................  A-18
  4.5 Absence of Certain Changes or Events...............................  A-19
  4.6 Tax Matters........................................................  A-19
  4.7 Litigation.........................................................  A-19
  4.8 Compliance with Laws...............................................  A-19
  4.9 Registration Statement; Proxy Statement/Prospectus.................  A-19
  4.10 Operations of the Transitory Subsidiary...........................  A-20

                                                                           Page
                                                                           ----
ARTICLE V CONDUCT OF BUSINESS                                              A-20
  5.1 Covenants of the Company............................................ A-20
  5.2 Cooperation......................................................... A-22
  5.3 Confidentiality..................................................... A-22

ARTICLE VI ADDITIONAL AGREEMENTS                                           A-22
  6.1  No Solicitation.................................................... A-22
  6.2  Proxy Statement/Prospectus; Registration Statement................. A-23
  6.3  Nasdaq Quotation................................................... A-24
  6.4  Access to Information.............................................. A-24
  6.5  Stockholders Meeting............................................... A-24
  6.6  Legal Conditions to the Merger..................................... A-25
  6.7  Public Disclosure.................................................. A-26
  6.8  Tax-Free Reorganization............................................ A-26
  6.9  Affiliate Agreements............................................... A-26
  6.10 Nasdaq National Market Listing..................................... A-26
  6.11 Company Stock Plans and the Company Warrants....................... A-26
  6.12 Stockholder Litigation............................................. A-27
  6.13 Indemnification.................................................... A-27
  6.14 Notification of Certain Matters.................................... A-27

ARTICLE VII CONDITIONS TO MERGER                                           A-28
  7.1 Conditions to Each Party's Obligation To Effect the Merger.......... A-28
  7.2 Additional Conditions to Obligations of the Buyer and the Transitory
      Subsidiary.......................................................... A-28
  7.3 Additional Conditions to Obligations of the Company................. A-29

ARTICLE VIII TERMINATION AND AMENDMENT                                     A-30
  8.1 Termination......................................................... A-30
  8.2 Effect of Termination............................................... A-30
  8.3 Fees and Expenses................................................... A-31
  8.4 Amendment........................................................... A-31
  8.5 Extension; Waiver................................................... A-31

ARTICLE IX MISCELLANEOUS                                                   A-32
  9.1  Nonsurvival of Representations and Warranties...................... A-32
  9.2  Notices............................................................ A-32
  9.3  Entire Agreement................................................... A-33
  9.4  No Third Party Beneficiaries....................................... A-33
  9.5  Assignment......................................................... A-33
  9.6  Severability....................................................... A-33
  9.7  Counterparts and Signature......................................... A-33
  9.8  Interpretation..................................................... A-33
  9.9  Governing Law...................................................... A-34
  9.10 Remedies........................................................... A-34
  9.11 Waiver of Jury Trial............................................... A-34

EXHIBITS

Exhibit A    Form of Company Stock Option Agreement
Exhibit B    Form of Stockholder Agreement
Exhibit C-1  Form of Employee Lock-up
Exhibit C-2  Form of Stockholder Lock-up
Exhibit D    Form of Company Affiliate Agreement

                            TABLES OF DEFINED TERMS

                                                                 Cross Reference
Terms                                                             in Agreement
-----                                                            ---------------
Affiliate....................................................... Section 6.9
Affiliate Agreement............................................. Section 6.9
Agreement....................................................... Preamble
Alternative Transaction......................................... Section 6.1
Antitrust Laws.................................................. Section 6.6(b)
Antitrust Order................................................. Section 6.6(b)
Buyer........................................................... Preamble
Buyer Balance Sheet............................................. Section 4.4(b)
Buyer Common Stock.............................................. Section 2.1(c)
Buyer Disclosure Schedule....................................... Article IV
Buyer Material Adverse Effect................................... Section 4.1
Buyer Preferred Stock........................................... Section 4.2
Buyer Rights.................................................... Section 2.1(c)
Buyer Rights Plan............................................... Section 2.1(c)
Buyer SEC Reports............................................... Section 4.4(a)
Certificates.................................................... Section 2.2(b)
Closing......................................................... Section 1.2
Closing Date.................................................... Section 1.2
Code............................................................ Preamble
Company......................................................... Preamble
Company Balance Sheet........................................... Section 3.4(b)
Company Common Stock............................................ Section 2.1(b)
Company Disclosure Schedule..................................... Article III
Company Employee Plans.......................................... Section 3.13(a)
Company Intellectual Property Rights............................ Section 3.9(a)
Company Leases.................................................. Section 3.8(b)
Company Material Adverse Effect................................. Section 3.1
Company Material Contracts...................................... Section 3.10
Company Meeting................................................. Section 3.16
Company Permits................................................. Section 3.15
Company Preferred Stock......................................... Section 3.2(a)
Company Products................................................ Section 3.20(b)
Company SEC Reports............................................. Section 3.4(a)
Company Stock Options........................................... Section 3.2(b)
Company Stock Option Agreement.................................. Preamble
Company Stock Plans............................................. Section 3.2(b)
Company Systems................................................. Section 3.20(b)
Company Voting Proposal......................................... Section 6.5(a)
Company Warrants................................................ Section 3.2(b)
Confidentiality Agreement....................................... Section 5.3
Constituent Corporations........................................ Section 1.3
DGCL............................................................ Section 1.1
Effective Time.................................................. Section 1.1
Employee Benefit Plans.......................................... Section 3.13(a)
Environmental Law............................................... Section 3.12(b)
ERISA Affiliate................................................. Section 3.13(a)
ERISA........................................................... Section 3.13(a)
Exchange Agent.................................................. Section 2.2(a)
Exchange Fund................................................... Section 2.2(a)

                                                                Cross Reference
Terms                                                            in Agreement
-----                                                           ---------------
Exchange Act................................................... Section 3.3(c)
Exchange Ratio................................................. Section 2.1(c)
Governmental Entity............................................ Section 3.3(c)
Hazardous Substance............................................ Section 3.12(c)
HSR Act........................................................ Section 3.3(c)
Indemnified Parties............................................ Section 6.13
Insurance Policies............................................. Section 3.18
Liens.......................................................... Section 3.22
Lock-up Agreements............................................. Preamble
Merger......................................................... Preamble
Outside Date................................................... Section 8.1(b)
Proxy Statement................................................ Section 3.16
Registration Statement......................................... Section 3.16
Rule 145....................................................... Section 6.10
SEC............................................................ Section 3.3(c)
Securities Act................................................. Section 3.4(a)
Stockholder Agreements......................................... Preamble
Subsidiary..................................................... Section 3.1
Superior Proposal.............................................. Section 6.1(a)
Surviving Corporation.......................................... Section 1.3
Tax Returns.................................................... Section 3.7(a)
Taxes.......................................................... Section 3.7(a)
Third Party.................................................... Section 8.3(g)
Transitory Subsidiary.......................................... Preamble
Year 2000 Compliant............................................ Section 3.20

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 29, 1999, is by and among CMGI, Inc., a Delaware corporation (the "Buyer"), Freemont Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (the "Transitory Subsidiary"), and Flycast Communications Corporation, a Delaware corporation (the "Company").

   WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and its respective stockholders that the Buyer and the Company combine in order to advance the long-term business interests of the Buyer and the Company;

   WHEREAS, the combination of the Buyer and the Company shall be effected by the terms of this Agreement through a merger of the Transitory Subsidiary into the Company, as a result of which the stockholders of the Company will become stockholders of the Buyer (the "Merger");

   WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, the Company has entered into a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Company Stock Option Agreement"), pursuant to which the Company granted the Buyer an option to purchase shares of common stock of the Company under certain circumstances;

   WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, the stockholders of the Company specified in Section 6.5(c) of this Agreement have entered into a Stockholder Agreement dated as of the date of this Agreement in the form attached as Exhibit B (the "Stockholder Agreement"), pursuant to which such stockholders agreed to give the Buyer a proxy to vote all of the shares of capital stock of the Company that such stockholders own; and

   WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, certain employees and stockholders of the Company have entered into Stock Lock-Up Agreements dated as of the date of this Agreement and attached hereto as Exhibit C-1 and C-2, respectively (collectively, the "Lock-Up Agreements"), pursuant to which such parties have agreed to certain restrictions relating to the disposition of Buyer Common Stock following the Effective Time (as defined in Section 1.1) under certain circumstances;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing (as defined in Section 1.2), the Buyer shall prepare, and on the Closing Date (as defined in Section 1.2) or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Surviving Corporation (as defined in Section 1.3) in accordance with, the relevant provisions of the Delaware General Corporation Law ("DGCL") and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the "Effective Time").

   1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Boston time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

   1.3 Effects of the Merger. At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Transitory Subsidiary and the Company are sometimes referred to below as the "Constituent Corporations" and the Company following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of common stock, $.01 par value per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation. The Merger shall have the effects set forth in
Section 259 of the DGCL.

   1.4 Directors and Officers. The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

   2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

     (a) Capital Stock of the Transitory Subsidiary. Each issued and outstanding share of the capital stock of the Transitory Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $.0001 par value per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock or by any wholly owned Subsidiary (as defined in Section 3.1) of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer shall be canceled and retired and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefore.

     (c) Exchange Ratio for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall be automatically converted into 0.4738 shares (the "Exchange Ratio") of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

    (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

    (e) Unvested Stock. At the Effective Time, any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be converted to unvested shares of Buyer Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by the terms such unvested shares of Company Common Stock vest at the Effective Time and copies of the relevant agreements governing such vesting had been provided to Buyer. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by Buyer by Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be adjusted to reflect the Exchange Ratio.

    (f) Treatment of Company Options and Company Warrants. Outstanding Company Options and Company Warrants (in each case as defined in Section 3.2(b)) shall be treated following the Effective Time in the manner set forth in Section 6.11.

   2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

    (a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with a bank or trust company designated by the Buyer (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of the Company Common Stock, (ii) cash in an amount sufficient to make payments required pursuant to Section 2.2(e), and (iii) any dividends or distributions to which holders of Certificates (as defined below) may be entitled pursuant to Section 2.2(c).

    (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to
  Section 2.2(c), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the

  Company, a certificate representing the proper number of shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to Section 2.2(c) may be issued and paid to a person other than the person in whose name the Certificate so surrender is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to Section 2.2(c) as contemplated by this Section 2.2.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
  Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, (i) certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

    (d) No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

    (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices of the Buyer Common Stock on the Nasdaq National Market during the ten (10) consecutive trading days ending on and including the last trading day prior to the Effective Time.

    (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer for payment of its claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

    (g) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(c))), any such shares of Buyer Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    (h) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

    (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

   3.1 Organization, Standing and Power; Subsidiaries.

   (a) Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would have a Company Material Adverse Effect. "Company Material Adverse Effect" shall mean a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or the Company Stock Option Agreement, excluding any material adverse effect (a) demonstrably shown to have been proximately caused by the public announcement of this Agreement, the Company Stock Option Agreement or any of the transactions contemplated thereby, (b) attributable to any legal proceeding brought by or on behalf of stockholders of the Company alleging that the Board of Directors of the Company breached its fiduciary duties in connection with its approval of this Agreement or the Company Stock Option Agreement, or (c) arising or resulting from general industry, economic or stock market conditions that affect the Company (or the markets in which the Company competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which the Company competes.

(b) Except as set forth in the Company SEC Reports (as defined in Section 3.4) filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. As used in this Agreement, the word "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

(c) The Company has delivered to the Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of the Company and of the charter, by-laws or other organization documents of each Subsidiary of the Company.

   3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, $.0001 par value per share ("Company Preferred Stock"). As of the close of business on the date of this Agreement, (i) 15,260,089 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of the Company Preferred Stock were issued and outstanding.

(b) Section 3.2(b) of Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options") under the Company Stock Plans, indicating the number of shares of Company Common Stock subject to each Company Stock Option, and the exercise price, the date of grant, vesting schedule and the expiration date thereof. Section 3.2 of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the "Company Warrants") and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number and type of shares of Company Common Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. Except
(x) as set forth in this Section 3.2 and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. To the knowledge of the Company, other than the Stockholders Agreements, there are no agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company or any of its Subsidiaries.

(c) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business.

(d) All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer's designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature.

(e) No consent of the holders of Company Stock Options is required in connection with the conversion of such options contemplated by Section 6.11.

   3.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the Company Stock Option Agreement and to consummate the transactions contemplated by this Agreement and the Company Stock Option Agreement. The execution and delivery of this Agreement and the Company Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and the Company Stock Option Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders under the DGCL. This Agreement and the Company Stock Option Agreement have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms.

(b) The execution and delivery of this Agreement and the Company Stock Option Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement and the Company Stock Option Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or the charter, by-laws, or other organizational document of any Subsidiary of the Company,
(ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

   (c) No consent, approval, license, permit, order or authorization of, or, registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Company Stock Option Agreement by the Company or the consummation of the transactions contemplated by this Agreement or the Company Stock Option Agreement, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State,
(iii) the filing of the Proxy Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of such reports or schedules under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

   (d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting (as defined below) is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

   3.4 SEC Filings; Financial Statements.

   (a) The Company has filed and made available to the Buyer all forms, reports and other documents required to be filed by the Company with the SEC since May 4, 1999. All such required forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and
(iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Company as of August 31, 1999 is referred to herein as the "Company Balance Sheet."

   3.5 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except for normal or recurring liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which, individually or in the aggregate, would have a Company Material Adverse Effect.

   3.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, change or development in the business, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (iii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

   3.7 Taxes.

   (a) The Company and each of its Subsidiaries has filed all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid on a timely basis all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

   (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since inception. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 1996. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

   (c) Neither the Company nor any of its Subsidiaries: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or its Subsidiaries are subject to an election under
Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

   (d) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or
(iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

   (e) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

   (f) No state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

   (g) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

   3.8 Owned and Leased Real Properties.

   (a) The Company does not and has never owned any real property.

   (b) The Company has provided to the Buyer a complete and accurate list of all real property leased by the Company or its Subsidiaries (collectively "Company Leases") and the location of the premises. The Company is not in default under any of the Company Leases. Each of the Company Leases is in full force and effect and will not cease to be in full force and effect as a result of the transactions contemplated by this Agreement.

   3.9 Intellectual Property.

   (a) The Company and its Subsidiaries exclusively own, or are licensed or otherwise possess legally enforceable rights to use on an exclusive basis, without any obligation to make any fixed or contingent payments, including any royalty payments, all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the "Company Intellectual Property Rights").

   (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets (the "Company Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by a Company or any of its Subsidiaries.

   (c) All patents, registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property Rights that are material to the business of the Company and its Subsidiaries, taken as a whole, and to maintain in confidence all trade secrets and confidential information owned or used by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property Rights. None of the activities or business previously or currently conducted by the Company or any of the Subsidiaries infringes, violates or constitutes a misappropriation of, any patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material of any other person or entity, except for any infringement, violation or misappropriation that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

   3.10 Agreements, Contracts and Commitments.

   (a) There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to the Company and its Subsidiaries (the "Company Material Contracts"), other than the Company Material Contracts identified on the exhibit indices of the Company SEC Reports filed prior to the date of this Agreement. Each Company Material Contract has not expired by its terms and is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults which, individually or in the aggregate, have not resulted in, and would not result in, a Company Material Adverse Effect.

   (b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete list of each contract or agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company).

   (c) The Company is not a party to any agreement under which a third party would be entitled to receive a license or any other right to intellectual property of the Buyer or any of the Buyer's affiliates (as such term is defined in Rule 405 promulgated under the Securities Act) following the Closing.

   3.11 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Company.

   3.12 Environmental Matters.

   (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and would not have a Company Material Adverse Effect:
(i) the Company and each of its Subsidiaries has complied with, and is not in violation of, any applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)); (iii) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances prior to or during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; (v) neither the Company nor any of its Subsidiaries have released any Hazardous Substance to the environment; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law.

   (b) For purposes of this Agreement, "Environmental Law" means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

   (c) For purposes of this Agreement, "Hazardous Substance" means any substance that is: (A) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

   (d) Section 3.12(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or one of its Subsidiaries or a third party, and whether done at the initiative of the Company or one of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

   3.13 Employee Benefit Plans.

   (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, any Subsidiary of the Company or any ERISA Affiliate (as defined below) (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

   (b) With respect to each Company Employee Plan, the Company has furnished to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan and (iv) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

   (c) Each Company Employee Plan has been administered in all material respects in accordance with its terms and each of the Company, the Company's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto. With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable law which, individually or in the aggregate, would have a Company Material Adverse Effect.

   (d) With respect to the Company Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company.

   (e) All the Company Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

   (f) Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

   (g) Each Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Company Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan.

   (h) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or
(C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

   3.14 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had, and would not have, a Company Material Adverse Effect.

   3.15 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the "Company Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not resulted in, and would not result in, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance, in all material respects, with the terms of the Company Permits.

   3.16 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which shares of Buyer Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by the Company for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider this Agreement and the Merger (the "Company Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform the Buyer.

   3.17 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

   3.18 Insurance. Each of the Company and its Subsidiaries maintains the insurance policies (the "Insurance Policies") set forth in Section 3.18 of the Company Disclosure Schedule. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

   3.19 Business Activity Restrictions. There is no non-competition or other similar agreement, commitment, judgment, injunction, order to create to which the Company or any Subsidiary of the Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Company in any material respect. The Company has not entered into any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

   3.20 Year 2000 Compliance.

   (a) The Company has conducted "year 2000" audits with respect to (i) all of the internal systems of the Company and each of its Subsidiaries used in the business or operations of the Company or any of its Subsidiaries, including, without limitation, computer hardware systems, software applications, firmware, equipment firmware and other embedded systems, and (ii) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by the Company or any of its Subsidiaries or licensed by the Company or any of its Subsidiaries to third parties. The Company has obtained "year 2000" certificates with respect to all material third-party systems used in connection with the business or operations of the Company and its Subsidiaries.

   (b) All of (i) the material internal systems of the Company and each of its Subsidiaries used in the business or operations of the Company or any of its Subsidiaries, as the case may be, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems (collectively, the "Company Systems"), and (ii) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by the Company or any of its Subsidiaries or licensed by the Company or any of its Subsidiaries to third parties (collectively, the "Company Products") are Year 2000 Compliant.

   (c) The Company has no knowledge of any failure to be Year 2000 Compliant of any material third-party system used in connection with the business or operations of the Company and its Subsidiaries.

   (d) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

     (i) accurately receives, records, stores, provides, recognizes and processes all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

     (ii) accurately performs all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

     (iii) does not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000 or from 2000 to 2001, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

   in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company or any of its Subsidiaries correctly exchange date data with or provide data to such system or item.

   (e) Neither the Company nor any of its Subsidiaries has provided any guarantee or warranty for any product sold or licensed, or service provided, by the Company or any Subsidiary to the effect that such product or service (i) complies with or accounts for the fact of the arrival of the year 2000, (ii) will not be adversely affected with respect to functionality, interoperability, performance or volume capacity (including, without limitation, the processing and reporting of data) by virtue of the arrival of the year 2000 or (iii) is otherwise Year 2000 Compliant.

   3.21 Assets. Each of the Company and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. All of such tangible assets which are owned, are owned free and clear of all mortgages, security interest, pledges, liens and encumbrances ("Liens") except for (i) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (ii) other Liens which, individually and in the aggregate, do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted and have not resulted in, and would not result in, a Company Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

   3.22 Customers. No customer of the Company or any of its Subsidiaries that represented 5% or more of the Company's consolidated revenues in the fiscal year ended December 31, 1998 or in the six-month period ended June 30, 1999 has indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, buying products or services from the Company or any of its Subsidiaries.

   3.23 No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Alternative Transaction (as defined in Section 6.1).

   3.24 Opinion of Financial Advisor. The financial advisor of the Company, Deutsche Banc Alex. Brown, has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to the Buyer.

   3.25 Section 203 of the DGCL Not Applicable. The Board of Directors of the Company has taken all actions necessary so that the restrictions contained in
Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement, the Company Stock Option Agreement, the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement, the Company Stock Option Agreement or the Stockholder Agreements.

   3.26 Tax Matters. To the Company's knowledge, after consulting with its independent auditors, neither the Company nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

   3.27 Transactions with Affiliates. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

   3.28 Brokers; Schedule of Fees and Expenses.

   (a) No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Deutsche Banc Alex. Brown, whose fees and expense will be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Deutsche Banc Alex. Brown is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

   (b) Section 3.28(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Deutsche Banc Alex. Brown and of the Company's legal counsel and accountants).

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
                           THE TRANSITORY SUBSIDIARY

   The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this
Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

   4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary and the Buyer's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Buyer and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, excluding any material adverse effect (a) demonstrably shown to have been proximately caused by the public announcement of, this Agreement, the Buyer Stock Option Agreement or any of the transactions contemplated thereby, or (b) arising or resulting from general industry, economic or stock market conditions that affect the Buyer (or the markets in which the Buyer competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which the Buyer competes.

   4.2 Capitalization. The authorized capital stock of the Buyer consists of 400,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (the "Buyer Preferred Stock"), of which (i) 250 shares are designated Series A Preferred Stock, (ii) 50,000 shares are designated Series B Preferred Stock, (iii) 375,000 shares have been designated as Series C Preferred Stock and (iv) 18,090.45 shares have been designated as Series D Preferred Stock. As of the close of business on

September 20, 1999, 116,177,788 shares of Buyer Common Stock were issued and outstanding, and (i) no shares of Series A Preferred Stock, (ii) 35,000 shares of Series B Preferred Stock (convertible into an aggregate of 1,384,538 shares of Buyer Common Stock), (iii) 375,000 shares of Series C Preferred Stock (convertible into an aggregate of 3,925,674 shares of Buyer Common Stock), and
(iv) 18,090.45 shares of Series D Preferred Stock (convertible into an aggregate of 1,809,045 shares of Buyer Common Stock) were issued and outstanding. All outstanding shares of Buyer Common Stock are, and all shares of Buyer Common Stock subject to issuance upon conversion of outstanding shares of Buyer Preferred Stock will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable. All of the shares of Buyer Common Stock issuable in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

   4.3 Authority; No Conflict; Required Filings and Consents.

   (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer as the sole stockholder of the Transitory Subsidiary). This Agreement and has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

   (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i), (ii), (iii), (iv), (v) and (vi) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

   (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iv) the filings of such reports or schedules under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (vi) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the Buyer Common Stock issuable in connection with the Merger.

   4.4 SEC Filings; Financial Statements.

   (a) The Buyer has filed and made available to the Company all forms, reports and other documents required to be filed by the Buyer with the SEC since January 1, 1998. All such required forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Buyer and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Buyer as of April 30, 1999 is referred to herein as the "Buyer Balance Sheet."

   4.5 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been any event, change or development in the business, properties, financial condition, results of operations or prospects of the Buyer and its Subsidiaries, taken as a whole, which has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

   4.6 Tax Matters. To the Buyer's knowledge, after consulting with its independent auditors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

   4.7 Litigation. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Buyer.

   4.8 Compliance with Laws. Each of the Buyer and the Transitory Subsidiary has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had, and would not have, a Buyer Material Adverse Effect.

   4.9 Registration Statement; Proxy Statement/Prospectus. The information in the Registration Statement (except for information supplied by the Company for inclusion in the Registration Statement, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Report for purposes of this Agreement) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Buyer or any of its Affiliates, officers or directors should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement, the Buyer shall promptly inform the Company.

   4.10 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

   5.1 Covenants of the Company. Except as expressly provided herein or in
Section 5.1 of the Company Disclosure Schedule, as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), and use all reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's business organization, assets and properties, and preserve its advantageous business relationships with customers, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

   (a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

   (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms) and granting of options to new employees in the ordinary course of business for an aggregate number of shares of Company Common Stock equal to 200,000 ("Permitted New Options");

   (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

   (d) acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and the Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

   (e) except in the ordinary course of business consistent with past practice, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

   (f) whether or not in the ordinary course of business or consistent with past practice, sell or dispose of any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiaries, but excluding the sale of products in the ordinary course of business consistent with past practice);

   (g) adopt or implement any stockholder rights plan;

   (h) except as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

   (i) (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of June 30, 1999 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another person,
(B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances (other than routine advances to employees of the company in the ordinary course of business consistent with post practice) or capital contributions to, or investment in, any other person;

   (j) make any capital expenditures or expenditures with respect to property, plant or equipment in excess of $2,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

   (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in generally accepted accounting principles or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

   (l) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred thereafter in the ordinary course of business consistent with past practice, or (B) waive any material benefits of any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

   (m) modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company of any of its Subsidiaries);

   (n) (A) except in the ordinary course of business consistent with past practice enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

   (o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee, (C) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related wards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), or (F) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan, except for the grant of Permitted New Options;

   (p) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

   (q) initiate, compromise or settle any material litigation or arbitration proceeding;

   (r) close any material facility or office;

   (s) invest funds in debt securities or other instruments maturing more than 90 days after the date of investment;

   (t) fail to pay accounts payable and other obligations in the ordinary course of business consistent with past practice; or

   (u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect in any material respect, or would materially impair or prevent the occurrence of any conditions Article VII hereof.

   5.2 Cooperation. Subject to compliance with applicable law, from and after the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company and each of its Subsidiaries shall make its officers available to confer on a regular and frequent basis with one or more representatives of the Buyer to report on the general status of ongoing operations and shall promptly provide the Buyer or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

   5.3 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a Mutual Confidentiality Agreement, dated as of September 21, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   6.1 No Solicitation.

   (a) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Alternative Transaction (as defined below), other than the transactions contemplated by this Agreement, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Alternative Transaction, or (iii) agree to or recommend any Alternative Transaction; provided, however, that, if the Company has not breached this
Section 6.1, nothing contained in this Agreement shall prevent the Company or its Board of Directors, from:

     (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal for an Alternative Transaction by such person or entity or recommending an unsolicited bona fide written Alternative Transaction to the stockholders of the Company, if and only to the extent that

       (1) the Board of Directors of the Company believes in good faith (after consultation with its financial advisor) that such Alternative Transaction is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the transaction contemplated by this Agreement (any such more favorable Alternative Transaction being referred to in this Agreement as a "Superior Proposal") and the Company's Board of Directors determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties to stockholders under applicable law,

       (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement, and

       (3) prior to recommending a Superior Proposal, the Company shall provide the Buyer with at least five business days' prior notice of its proposal to do so, during which time the Buyer may make, and in such event the Company shall consider, a counterproposal to such Superior Proposal, and the Company shall itself and shall cause its financial and legal advisors to negotiate in good faith on its behalf with the Buyer with respect to the terms and conditions of such counterproposal; or

     (B) complying with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction.

   As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than the Buyer or its affiliates (a "Third Party"), acquires more than 20% of the outstanding shares of the Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding shares of Company Common Stock or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 20% of the fair market value of all the assets of the Company immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   (b) The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in Section 6.1(a) and will use reasonable efforts to obtain the return of any confidential information furnished to any such parties.

   (c) The Company shall notify the Buyer immediately (but in any event, within 24 hours) after receipt by the Company (or its advisors) of any proposal for an Alternative Transaction or any request for nonpublic information in connection with an Alternative Transaction or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Alternative Transaction. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offer or and the terms and conditions of such proposal, inquiry or contact. The Company shall continue to keep the Buyer informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

   (d) Nothing in this Section 6.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Section 8.1 hereof), (ii) permit the Company to enter into any agreement with respect to an Alternative Transaction during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Transaction (other than a confidentiality agreement of the type referred to in Section 6.1(a) above)) or (iii) affect any other obligation of the Company under this Agreement.

   6.2 Proxy Statement/Prospectus; Registration Statement.

   (a) As promptly as practicable after the execution of this Agreement, the Buyer and the Company shall prepare and the Company shall file with the SEC the Proxy Statement, and the Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that the Buyer may delay the filing of the Registration Statement until approval of the Proxy Statement by the SEC. The Buyer and the Company shall use reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each of the Buyer and the Company will respond to any comments of the SEC and will use its respective reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and the Company will cause the Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

   (b) The Buyer and the Company shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

   6.3 Nasdaq Quotation. The Company agrees to continue the quotation of the Company Common Stock on the Nasdaq National Market during the term of this Agreement.

   6.4 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. Unless otherwise required by law, the Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

   6.5 Stockholders Meetings; Lock-Up Agreements.

   (a) The Company, acting through its Board of Directors, shall, subject to and according to applicable law and its Certificate of Incorporation and By-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective the Company Meeting for the purpose of voting to approve and adopt this Agreement and the Merger (the "Company Voting Proposal"). The Board of Directors of the Company shall (i) recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that in response to a proposal for an Alternative Transaction the Board of Directors of the Company may withdraw such recommendation if (but only if) (i) the Board of Directors of the Company has received a Superior Proposal, (ii) such Board of Directors upon advice of its outside legal counsel determines that failure to recommend such Superior Proposal to the stockholders of the Company would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, and (iii) the Company has complied with the provisions of
Section 6.1.

   (b) The Company shall call and hold the Company Meeting for the purpose of voting upon the approval of this Agreement and the Merger whether its Board of Directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the Company's stockholders reject it.

   (c) The stockholders of the Company listed on Section 6.5(c) of the Company Disclosure Schedule have each executed and delivered a Stockholder Agreement to the Buyer concurrently with the signing of this Agreement.

   (d) The Company shall use its reasonable best efforts to cause the employees of the Company designated on Section 6.5(d) of the Company Disclosure Schedule to execute and deliver to the Buyer (i) an Employee Lock-Up Agreement and (ii) a Non-Compete Agreement (in a form agreed upon by the Buyer and the Company). The stockholders of the Company designated on Section 6.5(d) of the Company Disclosure Schedule have each executed and delivered a Stockholder Lock-Up Agreement to the Buyer.

   6.6 Legal Conditions to the Merger.

   (a) Subject to the terms hereof, the Company and the Buyer shall each use its reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

   (b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section, neither the Buyer nor any of its Subsidiaries shall be required to (i) divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on the Buyer or on the Buyer combined with the Company after the Effective Time or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

   (c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

   6.7 Public Disclosure. The Buyer and the Company shall each use its reasonable efforts to consult with the other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts, except as may be required by law.

   6.8 Tax-Free Reorganization. The Buyer and the Company shall each use its reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

   6.9 Affiliate Agreements. Upon the execution of this Agreement, the Company will provide the Buyer with a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company, within the meaning of Rule 145 (each such person who is an "affiliate" of the Company within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide to the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list and shall notify the Buyer in writing regarding any change in the identity of its Affiliates prior to the Closing Date. The Company shall use its reasonable efforts to deliver or cause to be delivered to the Buyer by October 21, 1999 (and in any case prior to the mailing of the Proxy Statement) from each of its Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit D (the "Affiliate Agreement"). The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of the Buyer).

   6.10 Nasdaq National Market Listing. The Buyer shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the Buyer Common Stock issuable in connection with the Merger.

   6.11 Company Stock Plans and the Company Warrants.

   (a) At the Effective Time, each outstanding Company Stock Option under Company Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time, the same number of shares of Buyer Common Stock as the holder of the Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to the Company Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Buyer Common Stock deemed purchasable pursuant to the Company Stock Option in accordance with the foregoing.

(b) As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Company Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

(c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery under the Company Stock Plans assumed in accordance with this Section. As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d) The Board of Directors of the Company shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of Company Stock Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the Company Stock Options into options to acquire Buyer Common Stock in accordance with this Section, and that no consent of the holders of the Company Stock Options is required in connection with such conversion.

(e) The Company shall terminate its Employee Stock Purchase Plan in accordance with its terms as of or prior to the Effective Time.

   6.12 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its Board of Directors relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer's prior written consent, which will not be unreasonably withheld or delayed.

   6.13 Indemnification. From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

   6.14 Notification of Certain Matters. The Buyer will give prompt notice to the Company, and the Company will give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

   7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

   (a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of a majority of the shares of the Company Common Stock outstanding on the record date for the Company Meeting.

   (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

   (c) Governmental Approvals. Other than the filings provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred.

   (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

   (e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

   7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by the Buyer and the Transitory Subsidiary:

   (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and
(ii) as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failures to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

   (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

   (c) Tax Opinion. The Buyer shall have received a written opinion from Hale and Dorr LLP, counsel to the Buyer, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilson Sonsini Goodrich & Rosati, P.C. renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hale and Dorr LLP and Wilson Sonsini Goodrich & Rosati, P.C. as the case may be, to enable them to render such opinion).

     (d) Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties referred to in Section 3.3(b) of the Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

     (e) Resignations. The Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries.

     (f) Year 2000 Matters. (i) In the event that the Closing occurs on or prior to December 31, 1999, the Buyer shall have received a report from Whitman Hart to the effect that each of the Company Systems and Company Products is Year 2000 Compliant. (ii) In the event that the Closing occurs on or after January 1, 2000, each of the Company Systems and Company Products is Year 2000 Compliant.

     (g) Releases. The Buyer shall have received executed general releases in a form acceptable to the Buyer from each of Lawrence Braitman and Richard Thompson.

   7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failures to be true and correct (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

     (b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

     (c) Tax Opinion. The Company shall have received the opinion of Wilson Sonsini Goodrich & Rosati, P.C. counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; provided that if Wilson Sonsini Goodrich & Rosati, P.C. does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Wilson Sonsini Goodrich & Rosati, P.C. and Hale and Dorr LLP to enable them to render such opinion).

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

   8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f), by written notice by the terminating party to the other party), whether before or after approval of the Merger by the stockholders of the Company:

     (a) by mutual written consent of the Buyer and the Company; or

     (b) by either the Buyer or the Company if the Merger shall not have been consummated by April 30, 2000 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

     (d) by either the Buyer or the Company if at the Company Meeting (including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

     (e) by the Buyer, if: (i) the Board of Directors of the Company shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) the Board of Directors of the Company fails to reconfirm its recommendation of this Agreement or the Merger within five business days after the Buyer requests in writing that the Board of Directors of the Company do so; (iii) the Board of Directors of the Company shall have approved or recommended to the stockholders of the Company an Alternative Transaction (as defined in Section 6.1); or (iv) a tender offer or exchange offer for outstanding shares of the Company Common Stock is commenced (other than by the Buyer or an Affiliate of the Buyer) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; or (v) for any reason the Company fails to call and hold the Company Meeting by the date which is one business day prior to the Outside Date; or

     (f) by either the Buyer or the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(f) (in the case of termination by the Buyer) or Section 7.3(a) or 7.3(b) (in the case of termination by the Company) not to be satisfied, and (ii) shall not have been cured within 45 days following receipt by the breaching party of written notice of such breach from the other party.

   8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 3.29, 5.3, 8.3 and Article IX; provided that any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and the provisions of the Company Stock Option Agreement, Sections 3.29, 5.3, 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

   8.3 Fees and Expenses.

   (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than attorneys' fees, incurred with respect to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

   (b) The Company shall pay the Buyer up to $500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by the Buyer pursuant to
Section 8.1(b) as a result of the failure to satisfy the condition set forth in
Section 7.2(a) or Section 7.2(f).

   (c) The Company shall pay the Buyer a termination fee of $20,000,000 upon the earliest to occur of the following events:

     (i) the termination of this Agreement by the Buyer pursuant to Section 8.1(e); or

     (ii) the termination of this Agreement by the Buyer pursuant to Section 8.1(f) after a breach by the Company of this Agreement; or

     (iii) the termination of the Agreement by the Buyer or the Company pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of the Company Voting Proposal by the stockholders of the Company at the Company Meeting.

   (d) The Buyer shall pay the Company up to $500,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by the Company pursuant to Section 8.1(b) as a result of the failure to satisfy the condition set forth in Section 7.3(a).

   (e) The Buyer shall pay the Company a termination fee of $20,000,000 upon the termination of this Agreement by the Company pursuant to Section 8.1(f) after a breach by the Buyer of this Agreement.

   (f) The expenses and fees, if applicable, payable pursuant to Section 8.3(b), 8.3(c), 8.3(d) and 8.3(e) shall be paid within one business day after demand therefor following the first to occur of the events giving rise to the payment obligation described in Section 8.3(b), 8.3(c)(i), (ii) or (iii), 8.3(d) or 8.3(e). If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

   8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

   9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time.

   9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     (a) if to the Buyer or Transitory Subsidiary, to

      CMGI, Inc.
      100 Brickstone Square
      Andover, MA 01810
      Attn: General Counsel
      Telecopy: (978) 684-3814

   with a copy to:

      Hale and Dorr LLP
      60 State Street
      Boston, MA 02109
      Attn: Mark G. Borden, Esq.
      Telecopy: (617) 526-5000

     (b) if to the Company, to

      Flycast Communications Corporation
      181 Fremont Street
      San Francisco, CA 94105
      Attn: President
      Telecopy: (650) 561-9082

   with a copy to:

      Wilson Sonsini Goodrich & Rosati, P.C.
      650 Page Mill Road
      Palo Alto, CA 94306
      Attn: Larry W. Sonsini, Esq.
      Telecopy: (650) 461-5375

   Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

   9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

   9.4 No Third Party Beneficiaries. Except as provided in Section 6.13, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

   9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

   9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree hereto that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

   9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

   9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

   9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

   9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which they are entitled at law or in equity.

   9.11 Waiver of Jury Trial. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

                           [Signature Page to follow]

   IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                          CMGI, Inc.

                                                /s/ Andrew J. Hajducky III
                                          By___________________________________
                                              Executive Vice President, Chief
                                              Financial Officer and Treasurer


                                          Freemont Corporation

                                                /s/ Andrew J. Hajducky III
                                          By___________________________________
                                               Vice President and Treasurer


                                          Flycast Communications Corporation

                                                   /s/ George R. Garrick
                                          By___________________________________
                                                Chief Executive Officer and
                                                         President

                                                                       EXHIBIT A

                             STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of September 29, 1999 (the "Agreement"), between CMGI, Inc., a Delaware corporation (the "Grantee"), and Flycast Communications Corporation, a Delaware corporation (the "Grantor").

   WHEREAS, the Grantee, the Grantor and Freemont Corporation, a wholly owned subsidiary of the Grantee ("Newco"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Newco with and into the Grantor;

   WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase the shares of Common Stock of the Grantor (the "Common Stock") covered hereby, upon the terms and subject to the conditions hereof; and

   WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

   1. The Option; Exercise; Adjustments; Termination.

   (a) Contemporaneously herewith the Grantee, Newco and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 3,036,750 shares of Common Stock (the "Shares") at a cash purchase price equal to $47.53 per Share (the "Purchase Price"); provided, however, that the number of shares issuable to Buyer pursuant hereto shall not exceed 19.9% of the outstanding shares of Common Stock. The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, after the earlier of (i) termination of the Merger Agreement by Buyer under Section 8.1(e) or Section 8.1(f) of the Merger Agreement, or (ii) immediately prior to the occurrence of any event causing the termination fee to become payable to Buyer pursuant to Section 8.3(c)(iii) of the Merger Agreement, provided that, in the case of clause (ii), an Alternative Transaction involving the Company has been proposed or consummated prior to the Company Meeting.

   (b) In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to the Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder.

   (c) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Exercise Notice") specifying a date (subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) not later than 10 business days and not earlier than the next business day following the date such notice is given for the closing of such purchase.

   (d) The right to exercise the Option shall terminate at the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement pursuant to circumstances under which the Grantee is not entitled to receive the termination fee pursuant to Section 8.3 of the Merger Agreement, (iii) the date on which Grantee realizes a Total Profit equal to the Profit Limit (as such terms are defined in Section 8) and (iv) 90 days after the date (the "Merger Termination Date") on which the Merger Agreement is terminated (the date referred to in clause (iv) being hereinafter referred to as the "Option Expiration Date"); provided that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a) or Section 2(b) hereof have not yet been satisfied, the Option Expiration Date shall be extended until 30 days after such impediment to exercise has been removed.

   2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

   (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

   (b) Any applicable waiting periods under the HSR Act shall have expired or been terminated.

   3. The Closing.

   (a) Any closing hereunder shall take place on the date specified by the Grantee in its Exercise Notice at 9:00 A.M., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Grantor will deliver to the Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Grantee in its Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

   (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

   4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that: (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;
(c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of any lien, security interest or other adverse claim and free of any preemptive rights; (d) except as otherwise required by the HSR Act, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, require a consent or waiver under, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, stock market rule, judgment, ordinance, decree or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; and
(e) no "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation is or shall be applicable to the acquisition of Shares pursuant to this Agreement.

   5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that: (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and will constitute a valid and binding obligation of Grantee; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

   6. Listing of Shares; HSR Act Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the Nasdaq National Market, the Grantor shall (i) promptly file a notice to list the Shares on the Nasdaq National Market and (ii) make, as promptly as practicable, all necessary filings by the Grantor under the HSR Act and use its best efforts to obtain all necessary approvals thereunder as promptly as practicable; provided, however, that if the Grantor is unable to effect such listing on the Nasdaq National Market by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

   7. Registration Rights.

   (a) In the event that the Grantee shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

   (b) If the Common Stock is registered pursuant to the provisions of this
Section 7, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish to the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel and the underwriting fees and selling commissions applicable to the Shares sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates or its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934 against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

   8. Profit Limitation.

   (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $30 million (the "Profit Limit") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (ii) pay cash to the Grantor, (iii) receive a smaller termination fee under Section 8.3 of the Merger Agreement or
(iv) undertake any combination thereof, so that Grantee's Total Profit shall not exceed the Profit Limit after taking into account the foregoing actions.

   (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as defined below) of more than the Profit Limit and, if exercise of the Option otherwise would exceed the Profit Limit, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Limit; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

   (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 8.3(c) of the Merger Agreement, and (ii) (x) the cash amounts (net of customary brokerage commissions paid in connection with the transaction) received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

   (d) As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

   9. Put.

   (a) At any time during which the Option is exercisable under this Agreement (the "Repurchase Period"), upon demand by the Grantee, the Grantee shall have the right to sell to the Grantor (or any successor entity thereof) and Grantor (or such successor entity, shall be obligated to repurchase from the Grantee (the "Put"), all or any portion of the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below, and/or all or any portion of the Shares purchased by the Grantee pursuant thereto, at a price set forth in subparagraph (ii) below:

     (i) the difference between the "Market/Tender Offer Price" for shares of Common Stock as of the date (the "Notice Date") notice of exercise of the Put is given to the other party (defined as the greater of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Acquisition Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the average of the closing prices of shares of Common Stock on the Nasdaq National Market for the ten (10) trading days immediately preceding the Notice Date (the "Market Price")), and the Purchase Price multiplied by the number of Shares purchasable pursuant to the Option (or portion thereof with respect to which the Grantee is exercising its rights under this
  Section 9), but only if the Market/Tender Offer Price is greater than the Purchase Price;

     (ii) the Purchase Price paid by the Grantee for the Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and the Purchase Price, but only if the Market/Tender Offer Price is greater than the Purchase Price, multiplied by the number of Shares so purchased;

   (b) In the event Grantee exercises its rights under this Section 9, the Grantor shall, within ten business days of the Notice Date, pay the required amount (the "Repurchase Price") to the Grantee in immediately available funds and the Grantee shall surrender to the Grantor the Option or the certificates evidencing the Shares purchased by the Grantee pursuant thereto, and the Grantee shall represent and warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, other than any of the same created by the Grantor or its affiliates.

   (c) To the extent that the Grantor is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or Shares in full, the Grantor shall immediately so notify the Grantee and thereafter deliver or cause to be delivered, from time to time, to the Grantee the portion of the Repurchase Price that it is no longer prohibited from delivering within five business days after the date on which the Grantor is no longer so prohibited; provided that, if the Grantor at any time after delivery of a notice of exercise of the Put pursuant to Section 9(a) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Grantee the Repurchase Price in full (and the Grantor hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Grantee may revoke its notice of the exercise of the Put whether in whole or to the extent of the prohibition, whereupon, in the latter case, the Grantor shall promptly (1) deliver to the Grantee that portion of the Repurchase Price that the Grantor is not prohibited from delivering and (2) deliver to the Grantee as appropriate, (A) a new Agreement evidencing the right of the Grantee to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of exercise of the Put by a fraction, the numerator of which is the Repurchase Price less the portion of the Repurchase Price previously delivered to the Grantee and the denominator of which is the Repurchase Price, and/or (B), a certificate for the Shares the Grantor is then so prohibited from repurchasing.

   10. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

   11. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

   12. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

   If to the Grantor:

     Flycast Communications Corporation
     181 Fremont Street
     San Francisco, CA 94105
     Attn: President
     Telecopy: (650) 561-9082

   With a copy to:

     Wilson Sonsini Goodrich & Rosati, P.C.
     650 Page Mill Road
     Palo Alto, CA
     Attn: Larry W. Sonsini, Esq.
     Telecopy: (650) 461-5375

   If to the Grantee:

     CMGI, Inc.
     100 Brickstone Square
     Andover, MA 01810
     Attn: General Counsel
     Telecopy: (978) 684-3814

   With a copy to:

     Hale and Dorr LLP
     60 State Street
     Boston, MA 02109
     Attn: Mark G. Borden, Esq.
     Telecopy: (617) 526-5000

   13. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

   14. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. The terms of this Agreement may be amended, modified or waived only by an agreement in writing signed by the party against whom such amendment, modification or waiver is sought to be enforced.

   15. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of the Grantee (provided that such assignment shall not relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations).

   16. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

   17. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

   18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

   19. Survival. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

   20. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          Flycast Communications Corporation

                                          By___________________________________
                                                Chief Executive Officer and
                                                         President

                                          CMGI, Inc.

                                          By___________________________________
                                              Executive Vice President, Chief
                                              Financial Officer and Treasurer

                                                                       EXHIBIT B

                             STOCKHOLDER AGREEMENT

   STOCKHOLDER AGREEMENT, dated as of September 29, 1999 (this "Agreement"), by the stockholders listed on the signature page(s) hereto (collectively, "Stockholders" and each individually, a "Stockholder") to and for the benefit of CMGI, Inc., a Delaware corporation ("Acquiror"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

   WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially shares of capital stock of Flycast Communications Corporation, a Delaware corporation (the "Company"), as set forth on Schedule I hereto (such shares or any other voting or equity of securities of the Company, hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

   WHEREAS, concurrently with the execution of this Agreement, Acquiror and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"); and

   WHEREAS, as a condition to the willingness of the Company and Acquiror to enter into the Merger Agreement, Acquiror has requested that the Stockholders agree, and in order to induce Acquiror to enter into the Merger Agreement, the Stockholders are willing to agree to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

   Section 1. Voting of Shares. Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders, and (b) against any other Alternative Transaction. In addition, such Stockholder agrees that it will, upon request by Acquiror, furnish written confirmation, in form and substance reasonably acceptable to Acquiror, of such Stockholder's vote in favor of the Merger Agreement and the Merger. Each Stockholder covenants and agrees to deliver to Acquiror upon request prior to any vote contemplated by the first sentence of this Section 1, a proxy substantially in the form attached hereto as Annex A (a "Proxy"), which Proxy shall be irrevocable during the term of this Agreement to the extent permitted under Delaware law, and Acquiror agrees to vote the Shares subject to such Proxy in favor of the approval and adoption of the Merger Agreement and the Merger. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement. Each Stockholder acknowledges and agrees that this proxy, if and when given, shall be coupled with an interest, shall constitute, among other things, an inducement for Acquiror to enter into the Merger Agreement, shall be irrevocable and shall not be terminated by operation of law or otherwise upon the occurrence of any event and that no subsequent proxies with respect to such Shares shall be given (and if given shall not be effective); provided however that any such proxy shall terminate automatically and without further action on behalf of the Stockholders upon the termination of this Agreement. In the event that a Stockholder does not provide the Proxy upon request of Acquiror, such Stockholder hereby grants Buyer a power of attorney to execute and deliver such Proxy for and behalf of such Stockholder, which power of attorney is coupled with an interest and shall survive any death, disability, bankruptcy or any other such impediment of such Stockholder. Upon the execution of this Agreement by each Stockholder, such Stockholder hereby revokes any and all prior proxies or powers of attorney given by such Stockholder with respect to the Shares.

   Section 2. Transfer of Shares. Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly, (a) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares; provided, however, that a Stockholder may transfer Shares to an entity controlled by the Stockholder on the condition that such transferee enter into this agreement and agree unconditionally to bound by the terms hereof.

   Section 3. Representations and Warranties of the Stockholders. Each Stockholder on its own behalf hereby severally represents and warrants to Acquiror with respect to itself and its or her ownership of the Shares as follows:

   (a) Ownership of Shares. On the date hereof, the Shares are owned beneficially by Stockholder or its nominee. Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

   (b) Power, Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations, under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any material agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders' agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

   (c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or any of its properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not materially impair the ability of Stockholder to perform its obligations hereunder.

   Section 4. No Solicitation. Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company that (i) it will not, nor will it authorize or permit any of its employees, agents and representatives to, directly or indirectly, (a) initiate, solicit or encourage any inquiries or the making of any Acquisition Proposal (as defined in the Merger Agreement), (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, and (ii) it will notify Acquiror as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its affiliates in its individual capacity; provided, that, notwithstanding the foregoing, each Stockholder shall not be prohibited from taking any such actions to the extent that the Company or its Board of Directors is permitted to take such actions under the Merger Agreement.

   Section 5. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement) or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

   Section 6. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   Section 7. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

   Section 8. Miscellaneous.

   (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

   (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

   (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

   (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                           [Signature Page to follow]

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement w be signed individually or by its respective duly authorized officer as of the date first written above.


                                          CMGI, Inc.


                                          By: _________________________________

                                          Name: _______________________________
                                          Title: ______________________________


                                          STOCKHOLDER:


                                          By: _________________________________

                                          Name: _______________________________
                                          Title: ______________________________

                                                                        ANNEX A
                                                   To the Stockholder Agreement

                               IRREVOCABLE PROXY

   The undersigned stockholder of Flycast Communications Corporation, a Delaware corporation ("Company"), hereby irrevocably (to the fullest extent permitted by the Delaware General Corporation Law) appoints the members of the Board of Directors of CMGI, Inc., a Delaware corporation ("Buyer"), and each of them, or any other designee of Buyer, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

   This Irrevocable Proxy is irrevocable (to the extent provided in the Delaware General Corporation Law), is coupled with an interest, including, but not limited to, that certain Company Affiliate Agreement dated as of even date herewith by and among Buyer, and the undersigned, and is granted in consideration of Buyer entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement") by and among Buyer and Freemont Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), and Company which Merger Agreement provides for the merger of Merger Sub with and into Company (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

   The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting:

   in favor of approval and adoption of the Merger Agreement and of the transaction contemplated thereby.

   The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

   All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

   This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.


                                         ______________________________________
                                         Signature

                                         ______________________________________
                                         Print Name

                                         Shares beneficially owned:

                                                shares of Company Common Stock

                                                                     EXHIBIT C-1

                           EMPLOYEE LOCK-UP AGREEMENT

   CMGI, Inc.

   Ladies and Gentlemen:

   Pursuant to the terms of an Agreement and Plan of Merger dated as of September 29, 1999 (the "Agreement") between CMGI, Inc., a Delaware corporation ("Acquiror"), a subsidiary of Acquiror and Flycast Communications Corporation, a Delaware corporation (the "Company"), I will receive shares of common stock, $.01 par value per share, of Acquiror (the "Shares"), in exchange for shares of common stock of the Company owned by me.

   In order to induce Acquiror to enter into the Agreement, I hereby agree as follows:

     1. I will not sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, "Transfer"), any of the Shares, except as follows:

       commencing on the day that is one day after the date of the Closing (as defined in the Agreement) and on each monthly anniversary date thereafter, I may Transfer one-sixth (1/6) of the Shares, so that all of the Shares may be Transferred from and after the date that is five months after the date of the Closing.

     2. I acknowledge that the Acquiror may impose stock transfer restrictions on the Shares to enforce the provisions of this Agreement.

                                          Very truly yours,

                                          _____________________________________
                                                        Signature

                                          Print Name: _________________________

                                          Date: _______________________________

   AGREED TO:

   CMGI, Inc.

By: _________________________________

                                                                     EXHIBIT C-2

                         STOCKHOLDER LOCK-UP AGREEMENT

   CMGI, Inc.
   100 Brickstone Square
   Andover, MA 01810
   Attn: General Counsel

   Ladies and Gentlemen:

   Pursuant to the terms of an Agreement and Plan of Merger dated as of September , 1999 (the "Agreement") between CMGI, Inc., a Delaware corporation ("Acquiror"), a subsidiary of Acquiror and Flycast Communications Corporation, a Delaware corporation (the "Company"), the undersigned will receive shares of common stock, $.01 par value per share, of Acquiror (the "Shares"), in exchange for shares of common stock of the Company owned by the undersigned.

   In order to induce Acquiror to enter into the Agreement, the undersigned hereby agrees as follows:

     1. Until the date that is five (5) months after the Closing (as defined in the Agreement), the undersigned will not sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, "transfer") more than one-tenth (1/10) of the Shares in any one day. Notwithstanding the foregoing, however, if the undersigned is a corporation, partnership or limited liability company, the undersigned shall not be restricted from distributing any or all of the Shares to its shareholders, partners or members and the subsequent Transfers of Shares by such shareholders, partners or members.

     2. The undersigned acknowledges that the Acquiror may impose stock transfer restrictions on the Shares to enforce the provisions of this Agreement.

                                          Very truly yours,

                                          _____________________________________
                                                   Name of Stockholder

                                          By: _________________________________
                                                        Signature

                                          Date: _______________________________

   AGREED TO:

   CMGI, Inc.

By: _________________________________

                                                                       EXHIBIT D

                        FORM OF COMPANY AFFILIATE LETTER

   CMGI, Inc.

   Ladies and Gentlemen:

   I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Flycast Communications Corporation, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 29, 1999 (the "Agreement"), between CMGI, Inc., a Delaware corporation ("Acquiror"), Freemont Corporation, a Delaware corporation, and a subsidiary of Acquiror ("Sub") and the Company, Sub will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation.

   As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of Acquiror (the "Acquiror Common Stock") in exchange for shares owned by me of common stock of the Company ("Company Common Stock").

   1. Compliance with the Act. I represent, warrant and covenant to Acquiror that in the event I receive any Acquiror Common Stock as a result of the
Merger:

     (a) I shall not make any sale, transfer or other disposition of the Acquiror Common Stock in violation of the Act or the Rules and Regulations.

     (b) I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Acquiror Common Stock to the extent I felt necessary, with my counsel or counsel for the Company.

     (c) I have been advised that the issuance of Acquiror Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger is submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Acquiror Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Acquiror Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition as been registered under the Act,
  (ii) such sale, transfer or disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Acquiror, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     (d) I understand that Acquiror is under no obligation to register the sale, transfer or disposition of the Acquiror Common Stock by me or on my behalf under the Act.

     (e) I also understand that stop transfer instructions will be given to the Acquiror's transfer agent with respect to the Acquiror Common Stock and that there will be placed on the Certificates for the Acquiror Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT, DATED SEPTEMBER 29, 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND CMGI, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CMGI, INC."

     (f) I also understand that unless the transfer by me of my Acquiror Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Acquiror reserves the right to put the following legend on the certificates issued to my transferee:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

   It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement.

   It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Acquiror Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired Acquiror Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Acquiror has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Acquiror, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

   2. Certain Tax Matters. The undersigned does not intend to take a position on any federal or state income tax return that is inconsistent with the treatment of the Merger as a tax-free reorganization for federal or state income tax purposes.

                                          Very truly yours,

                                          _____________________________________
                                                        Signature

                                          _____________________________________
                                                       Print Name

   Accepted this   day of
          , 1999 by

   CMGI, Inc.

By: _________________________________

Name: _______________________________

Title: ______________________________

                                                                         ANNEX B

                                          September 29, 1999

Board of Directors
Flycast Communications Corporation
181 Fremont Street
San Francisco, California 94105

Gentlemen:

   Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Flycast Communications Corporation ("Flycast") in connection with the proposed merger of a newly formed, wholly owned subsidiary ("Sub") of CMGI, Inc. ("CMGI"), and Flycast pursuant to the Agreement and Plan of Merger, dated as of September 27, 1999, among Flycast, CMGI and Sub (the "Merger Agreement"), which provides, among other things, for the merger of the Sub with and into Flycast (the "Transaction"), as a result of which Flycast will become a wholly owned subsidiary of CMGI. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $.001 per share, of Flycast ("Flycast Common Stock") not owned directly or indirectly by Flycast or CMGI will be converted into the right to receive 0.4738 shares (the "Exchange Ratio") of Common Stock, par value $.01 per share, of CMGI ("CMGI Common Stock"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

   You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Flycast Common Stock.

   In connection with Deutsche Bank's role as financial advisor to Flycast, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Flycast and CMGI and certain internal analyses and other information furnished to it by Flycast and CMGI. Deutsche Bank has also held discussions with members of the senior managements of Flycast and CMGI regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Flycast Common Stock and CMGI Common Stock, (ii) reviewed recent public research analyst reports concerning CMGI, (iii) compared certain financial and stock market information for Flycast and CMGI with similar information for certain companies whose securities are publicly traded, (iv) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (v) reviewed the terms of a draft of the Merger Agreement dated September 27, 1999 and drafts of certain related documents dated September 27, 1999, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate.

   Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Flycast or CMGI, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information, and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Flycast or CMGI. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Flycast as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank was not provided with, and did not rely on, any forecasts or projections concerning CMGI. Deutsche Bank has assumed with your consent for purposes of its analysis that the value of the CMGI Common Stock to be received by stockholders of Flycast in the proposed Transaction is equal to the closing trading price of the CMGI Common Stock as of September 28, 1999, and Deutsche Bank expresses no opinion or view on the value of the CMGI Common Stock.

Deutsche Bank does not express any opinion as to the price at which the shares of CMGI Common Stock that are to be issued pursuant to the proposed Transaction will be traded in the future. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. Although subsequent developments may affect this opinion, Deutsche Bank assumes no obligation to update, revise or reaffirm this opinion.

   For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Flycast, CMGI and Sub contained in the Merger Agreement are true and correct, Flycast, CMGI and Sub each will perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Flycast, CMGI and Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Flycast or CMGI is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Flycast or CMGI or materially reduce the contemplated benefits of the Transaction to Flycast. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of Flycast and CMGI and their respective stockholders and that the Transaction will be accounted for as a purchase.

   This opinion is addressed to, and for the use and benefit of, the Board of Directors of Flycast and is not a recommendation to the stockholders of Flycast to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to Flycast of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Flycast to engage in the Transaction.

   Deutsche Bank will be paid a fee for its services as financial advisor to Flycast in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to Flycast or its affiliates for which such member has received compensation, including the initial public offering of Flycast. In the ordinary course of business, members of the DB Group publish research reports regarding the internet industry and the business and services of publicly owned companies in the internet industry. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Flycast and CMGI for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

   This opinion may not be published or otherwise used or referred to, nor shall any public reference to Deutsche Bank be made, without the prior written consent of Deutsche Bank. Deutsche Bank hereby consents, however, to the inclusion of this opinion in its entirety as an exhibit to any proxy or registration statement distributed to the shareholders of Flycast in connection with the approval of the proposed Transaction and to any description of, or reference to, this opinion therein in form and substance acceptable to Deutsche Bank and its legal counsel.

   Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Exchange Ratio is fair, from a financial point of view, to the holders of Flycast Common Stock.

                                          Very truly yours,
                                          /s/ Deutsche Bank Securities Inc.
                                          DEUTSCHE BANK SECURITIES INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court. Article NINTH of the Registrant's Restated Certificate of Incorporation and Article VII of the Registrant's Restated By-laws provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving at the written request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided for in each of Article NINTH and
Article VII is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of such persons. Article VII also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, trustee, partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

   Pursuant to Section 102(b)(7) of the Delaware General Corporation Laws, Article EIGHTH of the Registrant's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, self-dealing, or the unlawful payment of dividends or repurchase of stock.

   The Registrant maintains an insurance policy on behalf of itself and certain of its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of the directors and officers.

   The Registrant has entered into agreements with all of its directors affirming the Registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits

  2.1(1) Agreement and Plan of Merger, dated as of September 29, 1999, by and among the Registrant, Freemont Corporation and Flycast Communications
         Corporation.
  3.1(2) Restated Certificate of Incorporation of the Registrant.
  3.2(3) Certificate of Designations, Preferences and Rights of Series D
         Preferred Stock of the Registrant.
  3.3    Restated By-laws of the Registrant, as amended.
  4.1(4) Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant.
  4.2(5) Stock Option Agreement, dated as of September 29, 1999, between the
         Registrant and Flycast Communications Corporation.
  4.3(5) Stockholder Agreement, dated as of September 29, 1999, by and among the Registrant and each of the Stockholders of Flycast Communications
         Corporation listed on Schedule I thereto.
  5.1    Opinion of Hale and Dorr LLP.
  8.1    Opinion of Hale and Dorr LLP as to tax matters.
  8.2    Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to tax matters.
 21.1    Subsidiaries of the Registrant.
 23.1    Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 23.2    Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit
         8.2).
 23.3    Consent of KPMG LLP.
 23.4    Independent Auditors' Consent of Deloitte & Touche LLP.
 23.5    Consent of Deutsche Bank Securities Inc.
 23.6    Consent of PricewaterhouseCoopers LLP.
 23.7    Consent of Singer Lewak Greenbaum & Goldstein LLP.
 24.1    Power of Attorney (included in the signature page of this Registration
         Statement).
 99.1(6) Opinion of Deutsche Bank Securities Inc.
 99.2    Form of Proxy Card of Flycast Communications Corporation.

--------
(1) Attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.
(2) Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-85047) filed on August 12, 1999.
(3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed on September 2, 1999.
(4) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1999.
(5) Attached as an Exhibit to the Agreement and Plan of Merger attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.
(6) Attached as Annex B to the Proxy Statement/Prospectus, which is part of this Registration Statement.

   (b) Financial Statement Schedules

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 22. Undertakings.

   A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. The Registrant hereby undertakes as follows:

     (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   E. The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This included information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

   F. The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts on the 3rd day of December, 1999.

                                          CMGI, INC.

                                                 /s/ Andrew J. Hajducky III
                                          By: _________________________________
                                                   Andrew J. Hajducky III
                                                Chief Financial Officer and
                                                         Treasurer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints David S. Wetherell and Andrew J. Hajducky III, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ David S. Wetherell         Chairman of the Board,      December 3, 1999
______________________________________  President, Chief
          David S. Wetherell            Executive Officer and
                                        Director (Principal
                                        Executive Officer)

      /s/ Andrew J. Hajducky III       Chief Financial Officer     December 3, 1999
______________________________________  and Treasurer (Principal
        Andrew J. Hajducky III          Financial and Accounting
                                        Officer)

        /s/ William H. Berkman         Director                    December 3, 1999
______________________________________
          William H. Berkman

         /s/ Craig D. Goldman          Director                    December 3, 1999
______________________________________
           Craig D. Goldman

                                       Director
______________________________________
             Avram Miller

        /s/ Robert J. Ranalli          Director                    December 3, 1999
______________________________________
          Robert J. Ranalli

       /s/ William D. Strecker         Director                    December 3, 1999
______________________________________
         William D. Strecker

                                 EXHIBIT INDEX

  2.1(1) Agreement and Plan of Merger, dated as of September 29, 1999, by and among the Registrant, Freemont Corporation and Flycast Communications
         Corporation.
  3.1(2) Restated Certificate of Incorporation of the Registrant.
  3.2(3) Certificate of Designations, Preferences and Rights of Series D
         Preferred Stock of the Registrant.
  3.3    Restated By-laws of the Registrant, as amended.
  4.1(4) Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant.
  4.2(5) Stock Option Agreement, dated as of September 29, 1999, between the
         Registrant and Flycast Communications Corporation.
  4.3(5) Stockholder Agreement, dated as of September 29, 1999, by and among the Registrant and each of the Stockholders of Flycast Communications
         Corporation listed on Schedule I thereto.
  5.1    Opinion of Hale and Dorr LLP.
  8.1    Opinion of Hale and Dorr LLP as to tax matters.
  8.2    Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to tax matters.
 21.1    Subsidiaries of the Registrant.
 23.1    Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 23.2    Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit
         8.2).
 23.3    Consent of KPMG LLP.
 23.4    Independent Auditors' Consent of Deloitte & Touche LLP.
 23.5    Consent of Deutsche Bank Securities Inc.
 23.6    Consent of PricewaterhouseCoopers LLP.
 23.7    Consent of Singer Lewak Greenbaum & Goldstein LLP.
 24.1    Power of Attorney (included in the signature page of this Registration
         Statement).
 99.1(6) Opinion of Deutsche Bank Securities Inc.
 99.2    Form of Proxy Card of Flycast Communications Corporation.

--------
(1) Attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.
(2) Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-85047) filed on August 12, 1999.
(3) Incorporated by reference from the Registrant's Current Report on Form 8-K filed on September 2, 1999.
(4) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1999.
(5) Attached as an Exhibit to the Agreement and Plan of Mereger attached as Annex A to the Proxy Statement/Prospectus, which is a part of this Registration Statement.
(6) Attached as Annex B to the Proxy Statement/Prospectus, which is part of this Registration Statement.